As Filed with the Securities and Exchange Commission on July 11, 2025

Registration No. [●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KBAT Group Inc.

康贝特集团

(Exact name of registrant as specified in its charter)

Cayman Islands	3565	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 5999, Mizhoudonglu

Zhucheng, Weifang City, Shandong Province, China, 261000

86-536-6083899

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Arila Er Zhou, Esq. Joy Zhuoyao Hui, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th floor New York, NY 10017 Tel: (212) 451-2908	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 260 Vienna, VA 22182 703-919-7285

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANTORY NOTE

On July 4, 2025, we issued an aggregate of 9,500,000 Ordinary Shares (as defined below) at par value $0.0001 per share, consisting of 2,731,250 Class A Ordinary Shares (as defined below) and 6,768,750 Class B Ordinary Shares (as defined below), to the current shareholders of the Company (the “Adjustment Issuance”) in proportion to their respective holding of the Ordinary Shares immediately prior to the Adjustment Issuance. The number of the Ordinary Shares issued under the Adjustment Issuance is determined to achieve the equivalent result that a forward split, being a share subdivision under Cayman laws, at a ratio of 2.1875-for-1 would effect on the issued and outstanding Ordinary Shares. As a result, immediately prior to the completion of this offering, we will have 17,500,000 Ordinary Shares issued and outstanding, consisting of 5,031,250 Class A Ordinary Shares and 12,468,750 Class B Ordinary Shares, and immediately after the closing of this offering, we will have 21,250,000 Ordinary Shares, consisting of 8,781,250 Class A Ordinary Shares and 12,468,750 Class B Ordinary Shares issued and outstanding, assuming the underwriters do not exercise the over-allotment option.

All share numbers, option numbers, derivative securities numbers and exercise price appearing in this registration statement have been adjusted to give effect to the Adjustment Issuance on a retroactive basis as if the share issuance had been in existence from the earliest period presented, unless otherwise indicated or unless the context suggests otherwise.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Preliminary Prospectus	SUBJECT TO COMPLETION, DATED [*]

3,750,000 Class A Ordinary Shares

KBAT Group Inc.

康贝特集团

This is an initial public offering of 3,750,000 Class A Ordinary Shares of KBAT Group Inc. 康贝特集团 (the “Company” or “KBAT,” and when referring to the consolidated company including the Company’s subsidiaries, “we” or “us”), par value $0.0001 per share (each, a “Class A Ordinary Share,” collectively, “Class A Ordinary Shares”). The estimated initial public offering price for the Class A Ordinary Shares in the offering is expected to be between $4.00 and $5.00 per Class A Ordinary Share.

Prior to this offering, there has been no public market for KBAT’s Class A Ordinary Shares. KBAT has reserved the symbol “KBAT” for the purpose of listing its Class A Ordinary Shares on the Nasdaq Capital Market, or the Nasdaq. This offering is contingent upon the final approval from the Nasdaq for the listing of KBAT’s Class A Ordinary Shares on the Nasdaq Capital Market. KBAT will not proceed to consummate this offering if Nasdaq denies its listing application. However, there can be no guarantee or assurance that the offering will be closed and KBAT’s Class A Ordinary Shares will be approved for trading on the Nasdaq.

Investing in KBAT’s Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 20 of this prospectus to read about factors you should consider before buying KBAT’s Class A Ordinary Shares.

KBAT is an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. See “Risk Factors” and “Prospectus Summary — Implications of Being an “Emerging Growth Company” on page 14, respectively.

Immediately prior to the completion of this offering, our issued and outstanding share capital consists of 5,031,250 Class A Ordinary Shares and 12,468,750 Class B ordinary shares, par value $0.0001 per share (each, a “Class B Ordinary Share”, collectively, “Class B Ordinary Shares,” together with Class A Ordinary Shares, the “Ordinary Shares”). Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights and restrictions on transfer of shares. Holders of Class A Ordinary Shares shall be entitled to one vote per share on all matters subject to the vote at general meetings of our Company, and holders of Class B Ordinary Shares shall be entitled to 10 votes per share on all matters subject to the vote at general meetings of our Company. Holders of our Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Each Class B Ordinary Share will be convertible into one Class A Ordinary Share either (i) at the option of the holder of Class B Ordinary Shares at any time after issue and without the payment of any additional sum, or (ii) automatically when the holder of Class B Ordinary Shares transfers to a third party not an affiliated with such holder. Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity that is not an affiliate of such holder, such Class B Ordinary Shares validly transferred to the new holder shall be automatically and immediately converted into an equal number of Class A Ordinary Shares, subject to adjustments in accordance with our second amended and restated articles of association. Class A Ordinary Shares will not be convertible into Class B Ordinary Shares under any circumstances.

Upon the completion of this offering, KBAT will have 8,781,250 Class A Ordinary Shares issued and outstanding, assuming the underwriters do not exercise their over-allotment option, or 9,343,750 Class A Ordinary Shares issued and outstanding, assuming the underwriters fully exercise their over-allotment option. KBAT’s Chairman and Chief Executive Officer, Mr. Jinliang Wang, will not beneficially own any Class A Ordinary Shares but will own 12,468,750 Class B Ordinary Shares, representing 93.42% of the total voting power of KBAT’s issued and outstanding share capital immediately following the completion of this offering, assuming the underwriters do not exercise their over-allotment option, or 93.03% of the total voting power of KBAT’s then issued and outstanding share capital, assuming the underwriters exercise their over-allotment option in full. See “Principal Shareholder” for details. As such, Mr. Wang will control matters subject to a vote by KBAT’s shareholders, and KBAT will be a “controlled company” as defined under the Nasdaq Stock Market Rules. As a “controlled company,” KBAT is permitted to elect not to comply with certain corporate governance requirements. Although KBAT currently does not intend to rely on the “controlled company” exemption for at least one year after the initial public offering, it may elect to rely on this exemption in the future. If KBAT relies on these exemptions in the future, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See “Prospectus Summary — Implications of Being a Controlled Company” on page 15 for additional information.

KBAT is a holding company incorporated as an exempted company on January 19, 2024 in the Cayman Islands. As a holding company with no material operations, KBAT’s operations are primarily conducted by its subsidiaries in the People’s Republic of China (the “PRC”). We indirectly hold equity interests in our PRC operating subsidiaries through our BVI subsidiary, Kangxin International Ltd., which we refer to as “KBAT BVI” or “BVI subsidiary.” KBAT BVI holds 100% of the shares of our Hong Kong subsidiary, KBT (China) Holdings Group Limited, which we refer to as “KBT HK.” KBT HK holds 100% of Shandong Kangmeite Food Machinery Co., Ltd (山东康美特食品机械有限公司), which we refer to as “KBAT WFOE.” KBAT WFOE holds 100% of the shares of Shandong Kangbeite Food Packaging Machinery Co., Ltd (山东康贝特食品包装机械有限公司), which we refer to as “KBAT Shandong”. KBAT Shandong holds 100% of the shares of Beijing Yuanze Datong Technology Co., Ltd (北京远泽达通科技有限公司), which we refer to as “Beijing Yuanze”, together with KBAT Shandong, the “PRC operating subsidiaries.” We refer to KBAT WFOE and the PRC operating subsidiaries collectively as “PRC subsidiaries.”

This is an offering of the Class A Ordinary Shares of the offshore Cayman Islands holding company, KBAT Group Inc. 康贝特集团, which wholly owns the PRC operating subsidiaries. Investors in the Class A Ordinary Shares are not purchasing equity securities of our PRC operating subsidiaries that have substantive business operations, but instead are purchasing equity securities of a Cayman Islands holding company.

Recent statements by the PRC governmental authorities have indicated an intent to strengthen the supervision of offerings that are conducted overseas and/or foreign investments in China-based issuers. The PRC governmental authorities recently announced to step up supervision of Chinese companies listed offshore, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. Pursuant to the Cybersecurity Law of the PRC, which was promulgated by the SCNPC on November 7, 2016 and took effect on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cybersecurity review by the CAC. On December 28, 2021, the Cyberspace Administration of China (the “CAC”), and 12 other relevant PRC government authorities published the Cybersecurity Review Measures (2021), which came into effect on February 15, 2022. The amended Cybersecurity Review Measures provides that a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review. Further, a critical information infrastructure operator shall apply for a cybersecurity review if national security will be affected or may be affected when it procures a network product or service. In July 2022, the CAC promulgated the Measures for Security Assessment of Data Cross-border Transfer, which took effect on September 1, 2022. These measures outline the requirements and procedures for security assessments on export of Important Data or personal information collected or generated within the territory of mainland China. Furthermore, these measures provide that the security assessment shall combine pre-assessment and continuous supervision, and risk self-assessment and security assessment to prevent data export security risks. Specifically, security assessment is required before any cross-border data can be transferred out of mainland China if: (i) any data processor transfers Important Data to overseas; (ii) any critical information infrastructure operator or data processor who processes personal information of over 1 million people provides personal information to overseas; (iii) any data processor who provides personal information to overseas and has already provided personal information of more than 100,000 people or sensitive personal information of more than 10,000 people to overseas since January 1st of the previous year and ; and (iv) other circumstances under which the data cross-border transfer security assessment is required as prescribed by the CAC. In addition, On September 30, 2024, the State Council released the Regulations on the Management of Network Data Security (the “Regulations on MNDS”), which has come into force on January 1, 2025. The Regulations on MNDS is not only the first at the administrative regulation level specifically for network data security, but it also serves as a comprehensive implementing regulation for the compliance requirements set out by the Cybersecurity Law of PRC, PRC Data Security Law, and Personal Information Protection Law. The Regulations on MNDS introduces several key obligations, including requiring network data handlers to specify the purpose and method of personal information processing, as well as the types of personal information involved, before any personal information is handled. It also establishes broader contractual requirements for data sharing between data handlers. We currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future. Besides, we are not in possession of or otherwise holding any Important Data. Further, none of the PRC operating subsidiaries’ business operations has received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator. We therefore believe we are not subject to the cybersecurity review for this offering. On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”) and five supporting guidelines, which came into force since March 31, 2023. According to the Trial Administrative Measures, among other things, a domestic company in the PRC that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC. Where a domestic company seeks to directly offer and list securities in overseas markets, the issuer shall file with the CSRC. Where a domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. Initial public offerings or listings in overseas markets shall be filed with the CSRC within 3 working days after the relevant application is submitted overseas. Upon occurrence of any material event, such as change of control, investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities, change of listing status or transfer of listing segment, or voluntary or mandatory delisting, after an issuer has offered and listed securities in an overseas market, the issuer shall submit a report thereof to CSRC within 3 working days after the occurrence and public disclosure of such event. Further, an overseas securities company that serves as a sponsor or lead underwriter for overseas securities offering and listing by domestic companies shall file with the CSRC within 10 working days after signing its first engagement agreement for such business, and submit to the CSRC, no later than January 31 each year, an annual report on its business activities in the previous year associated with overseas securities offering and listing by domestic companies. Since the Trial Administrative Measures are newly promulgated, and our filing materials are subject to the review and comment by the CSRC, we cannot assure that we will be able to complete the relevant filings in a timely manner or fulfil all the regulatory requirements thereunder. On February 24, 2023, the CSRC promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality and Archives Administration Provisions”), which also became effective on March 31, 2023. The Confidentiality and Archives Administration Provisions set out rules, requirements and procedures relating to provision of documents, materials and accounting archives for securities companies, securities service providers, overseas regulators and other entities and individuals in connection with overseas offering and listing, including without limitation to, domestic companies that carry out overseas offering and listing (either in direct or indirect means) and the securities companies and securities service providers (either incorporated domestically or overseas) that undertake relevant businesses shall not leak any state secret and working secret of government agencies, or harm national security and public interest, and a domestic company shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level, if it plans to, either directly or through its overseas listed entity, publicly disclose or provide any documents and materials that contain state secrets or working secrets of government agencies. Working papers produced in the Chinese mainland by securities companies and securities service providers in the process of undertaking businesses related to overseas offering and listing by domestic companies shall be retained in the Chinese mainland. Where such documents need to be transferred or transmitted to outside the Chinese mainland, relevant approval procedures stipulated by regulations shall be followed. We believe we do not involve leaking any state secret and working secret of government agencies, or harming national security and public interest in connection with provision of documents, materials and accounting archives. However, we may be required to perform additional procedures in connection with the provision of accounting archives by relevant regulatory authorities in the future if they think fit for the sake of national security or as required by future implementing rules. Any failure of us to fully comply with new regulatory requirements may limit or hinder our ability to offer or continue to offer our Class A Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our Class A Ordinary Shares to significantly decline in value or become worthless. In addition, since 2021, the PRC government has strengthened its anti-monopoly supervision, including, among others, (i) establishing the National Anti-Monopoly Bureau; (ii) revising and promulgating anti-monopoly laws and regulations, including the Anti-Monopoly Law (revised in 2022), the anti-monopoly guidelines for various industries, the detailed Rules for the Implementation of the Fair Competition Review System, and the Regulations on Fair Competition Reviews; and (iii) expanding the anti-monopoly law enforcement targeting Internet companies and large enterprises. As of the date of this prospectus, the PRC government’s recent statements and regulatory actions related to anti-monopoly concerns have not materially impacted our ability to conduct business, accept foreign investments, or list on a U.S. or other foreign exchange because we operate in a highly decentralized market and we currently do not have a dominant position in the market, we believe neither the Company or our PRC subsidiaries carried out monopolistic behaviors during our business operation that are subject to these statements or regulatory actions. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our Class A Ordinary Shares to significantly decline in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — Because all of our operations are in China, our business is subject to the evolving laws and regulations there. The PRC regulatory authorities may strengthen the supervision of securities offering, listing and business operation of U.S. listed Chinese companies, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.” from page 30 to 32, “PRC laws and regulations governing our current business operations are evolving from time to time and any changes in such laws and regulations may affect our ability to operate profitable” on page 33 , and “Changes in China’s economic or social conditions or government policies could have a material effect on our business and operations” on page 46 of this prospectus.

Neither KBAT nor its subsidiaries have maintained cash management policies which dictate the purpose, amount, and procedure of cash transfers between the entities. Each entity needs to comply with applicable laws or regulations with respect to transfer of funds, dividends, and distributions with other entities. As a holding company, KBAT may rely on transfer of funds, dividends and other distributions on equity paid by its subsidiaries for our cash and financing requirements. If any of its subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends and KBAT’s cash and financing requirement may not be fully satisfied.

As of the date of this prospectus, there has been no cash flows, including dividends, transfers and distributions, between KBAT and its subsidiaries. Funds were only transferred among our PRC operating entities, including KBAT Shandong and Beijing Yuanze, as intercompany loans, and used for working capital purposes and amounted to approximately $129,251 (RMB 937,934) and approximately $139,500 (RMB 999,810) during the fiscal years ended March 31, 2025 and 2024, respectively. In the future, cash proceeds from overseas financing activities, including this offering, will be transferred by KBAT to its subsidiaries via capital contribution or shareholder loans, as the case may be.

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to KBAT, and no dividends or distributions have been made to any investors by KBAT or any of its subsidiaries.   We intend to keep any future earnings to re-invest in and finance the expansion of the business of our PRC operating subsidiaries, and we do not anticipate that any cash dividends will be paid in the foreseeable future to the U.S. investors immediately following the consummation of this offering. Under Cayman Islands law, in no circumstances may a distribution or dividend may be paid, if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business. In order for us to pay dividends to our shareholders, we may rely on the distribution of profits of the PRC operating entities to KBAT WFOE, which will transfer the distributions to our Hong Kong subsidiary and then to our BVI subsidiary before the dividends reach KBAT. PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with the relevant accounting standards and PRC regulations. To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong without completion of relevant foreign exchange formalities. The PRC regulatory authorities have taken a series of measures to regulate the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. Furthermore, if our PRC subsidiaries in mainland China incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by companies in mainland China to enterprises outside of mainland China unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the enterprises outside of mainland China are tax resident. Based on our understanding of the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. Notwithstanding the foregoing, we cannot assure that there will not be any changes in the future in the relevant capital transfer regulatory regime in Hong Kong. Based on our understanding of the BVI laws and regulations, as of the date of this prospectus, there is no restriction on the transfer of capital within, into and out of BVI. See “Prospectus Summary — Dividend Distributions or Assets Transfer among the Holding Company and Its Subsidiaries” on page 10 of this prospectus, and “Risk Factors — Risks Related to Doing Business in China — The transfer of funds, dividends and other distributions between us and our subsidiaries is regulated by relevant laws and regulations” on page 44 of this prospectus and “Risk Factors — Risks Related to Doing Business in China — The dividends paid by our PRC subsidiaries are subject to withholding tax liabilities, which may not qualify to enjoy certain treaty benefits” on page 41 of this prospectus. “Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic or social conditions or government policies could have a material effect on our business and operations” on page 46 of this prospectus; and “Risk Factors – Risks Related to Doing Business in China — We must remit the offering proceeds to our PRC operating subsidiaries before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner” on page 44 of this prospectus; “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could affect our liquidity and our ability to fund and expand our business” on page 42 of this prospectus; “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” on page 40 of this prospectus; and “Risk Factors — Risks Related to Doing Business in China — Governmental management of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment” on page 44 of this prospectus.

Our Class A Ordinary Shares may be prohibited from trading on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditor for three consecutive years beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCAA and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 (“Determination Report”) which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, a Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong (the “Statement of Protocol”). The PCAOB was required to assess whether it is able to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong by the end of 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. At the same time, the PCAOB also made it clear that it does not have to wait another year to reassess its determinations. Should the PCAOB deem that the PRC authorities obstruct or otherwise fail to facilitate its access in any way and at any point in the future, the PCAOB has the right to act immediately to consider the need to issue a new determination and vacate its determination issued on December 15, 2022. Should that happen, we could be named as a “Covered Issuer” and if the PCAOB determines that our auditor has not been subject to PCAOB inspections for two consecutive years already, it could require the SEC to prohibit our securities from trading on any U.S. stock exchanges. Once the December 15, 2022 determination is vacated, this two consecutive year period will be calculated beginning from the first time the PCAOB was blocked completed access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and will not restart at December 15, 2022. Our auditor, Golden Eagle CPAs LLC (“GEC”), is headquartered in New Jersey, and is subject to the PCAOB inspection on a regular basis. Our auditor is not headquartered in mainland China or Hong Kong and was not identified in the Determination Report as a firm subject to the PCAOB’s determination Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in mainland China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act. See “Risk Factors — Risks Related to Doing Business in China – Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 49 of this prospectus for more information.

We are a Cayman Islands company and conduct all of our operations in China and substantially all of our assets are located in China. Except for our director nominee, Foon Chan, all of our directors and officers are nationals or residents of countries other than the United States. In addition, a substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. See “Risk Factors — Risks Related to Doing Business in China — You may experience additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus” on page 47 of this prospectus.

This prospectus does not constitute, and there will not be, an offering of securities to the public in the Cayman Islands.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price(1)	$4.500	$16,875,000
Underwriter discounts(2)	$0.315	$1,181,250
Proceeds, before expenses, to us(3)	$4.185	$15,693,750

(1)	Initial public offering price per Ordinary Share is assumed as $4.50 per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus. The table above assumes that the underwriters do not exercise the over-allotment option. For more information, see “Underwriting” in this prospectus.

(2)	We have agreed to pay the underwriters a discount equal to seven percent (7%) of the gross proceeds of this offering. See the section titled “Underwriting” beginning on page 143 of this prospectus for additional disclosure regarding underwriter compensation and offering expenses.

(3)	The total estimated expenses related to this offering are set forth in the section entitled “Underwriting” beginning on page 143 of this prospectus.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the Class A Ordinary Shares if any such Class A Ordinary Shares are taken. Assuming an offering price of $4.50 per Class A Ordinary Share, which is the midpoint of the range set forth on the cover page of this prospectus, the total gross proceeds to KBAT, before underwriting discounts and expenses, will be $16,875,000, assuming the underwriters do not exercise the over-allotment option.

We have granted the underwriters an option, exercisable for 45 days following the closing of this offering, to purchase up to an additional 15% of the Class A Ordinary Shares offered in this offering on the same terms to cover over-allotments, if any.

The underwriters expect to deliver the Class A Ordinary Shares to purchasers in the offering on or about [●], 2025.

KBAT may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Prospectus dated [●], 2025

KBAT and the underwriters have not authorized any person to give you any supplemental information or to make any representations for KBAT. You should not assume that the information contained in this prospectus or any prospectus supplement are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. This prospectus is an offer to sell only the Class A Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. KBAT is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information in this registration statement is not complete and is subject to change. No person should rely on the information contained in this document for any purpose other than participating in KBAT’s proposed offering, and only prospectus dated hereof, is authorized by KBAT to be used in connection with our proposed offering. The preliminary prospectus will only be distributed by KBAT and no other person has been authorized by KBAT to use this document to offer or sell any of KBAT’s securities.

Until [●], 2025 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“China” or the “PRC” refers to the People’s Republic of China. When used in the case of laws, regulations and rules, “China” or “the PRC” refers to only such laws, regulations and rules of mainland China. When used in the case of government, governmental authorities, regulatory agencies, courts, jurisdictions, tax, entities, enterprises, individuals and residents of “China” or “the PRC” or “Chinese”, it refers to only such government, governmental authorities, regulatory agencies, courts, jurisdictions, tax, entities, enterprises, individuals and residents of mainland China;

●	“we”, or “us” in this prospectus are to KBAT Group Inc. 康贝特集团 or “KBAT,” an exempted company incorporated in the Cayman Islands with limited liability and its subsidiaries, KBAT BVI, KBT HK, KBAT WFOE, KBAT Shandong and KBAT Beijing, companies incorporated under the laws of BVI, Hong Kong and PRC, unless the context otherwise indicates;

●	“AHFCAA” refers to the Accelerating Holding Foreign Companies Accountable Act;

●	“Beijing Yuanze” refers to Beijing Yuanze Datong Technology Co., Ltd (北京远泽达通科技有限公司), a company incorporated in the PRC and wholly owned by KBAT Shandong;

●	“BVI” refers to the “British Virgin Islands”;

●	“KBAT BVI” refers to Kangxin International Ltd., a company incorporated in British Virgin Islands and wholly owned by KBAT;

●	“KBT HK” refers to KBT (China) Holdings Group Limited, a company incorporated in Hong Kong and wholly owned by KBAT BVI;

●	“KBAT Shandong” refers to Shandong Kangbeite Food Packaging Machinery Co., Ltd (山东康贝特食品包装机械有限公司), a company incorporated in the PRC and wholly owned by KBAT WFOE;

●	“KBAT WFOE” refers to Shandong Kangmeite Food Machinery Co., Ltd (山东康美特食品机械有限公司), a company incorporated in the PRC and wholly owned by KBT HK;

●	“CAC” refers to the Cyberspace Administration of China;

●	“Class A Ordinary Shares” are to the Class A Ordinary Shares of KBAT, par value $0.0001 per share;

●	“Class B Ordinary Shares” are to the Class B Ordinary Shares of KBAT, par value $0.0001 per share;

●	“CSRC” refers to the China Securities Regulatory Commission;

●	the “Companies Act” are to the Companies Act (Revised) of the Cayman Islands;

●	the “Company” or “KBAT” are to KBAT Group Inc. 康贝特集团, a Cayman Islands exempted company;

ii

●	“HFCA Act” refers to the Holding Foreign Companies Accountable Act;

●	“MOFCOM” refers to the Ministry of Commerce of China;

●	“NDRC” refers to the National Development and Reform Commission of China;

●	“RMB” refers to the legal currency of China;

●	“SAFE” refers to the State Administration of Foreign Exchange of China;

●	“SAMR” refers to the former State of Administration of Industry and Commerce of China, which has been merged into the State Administration for Market Regulation;

●	“SCNPC” refers to the Standing Committee of the National People’s Congress of China;

●	“$,” “dollars,” “US$” or “U.S. dollars” are to the legal currency of the United States; and

●	“U.S. GAAP” are to generally accepted accounting principles in the United States.

On July 4, 2025, we issued an aggregate of 9,500,000 Ordinary Shares at par value $0.0001 per share, consisting of 2,731,250 Class A Ordinary Shares and 6,768,750 Class B Ordinary Shares, to the current shareholders of the Company (the “Adjustment Issuance”) in proportion to their respective holding of the Ordinary Shares immediately prior to the Adjustment Issuance. The number of the Ordinary Shares issued under the Adjustment Issuance is determined to achieve the equivalent result that a forward split, being a share subdivision under Cayman laws, at a ratio of 2.1875-for-1 would effect on the issued and outstanding Ordinary Shares. As a result, immediately prior to the completion of this offering, we will have 17,500,000 Ordinary Shares issued and outstanding, consisting of 5,031,250 Class A Ordinary Shares and 12,468,750 Class B Ordinary Shares, and immediately after the closing of this offering, we will have 21,250,000 Ordinary Shares, consisting of 8,781,250 Class A Ordinary Shares and 12,468,750 Class B Ordinary Shares issued and outstanding, assuming the underwriters do not exercise the over-allotment option.

All share numbers, option numbers, derivative securities numbers and exercise price appearing in this registration statement have been adjusted to give effect to the Adjustment Issuance on a retroactive basis as if the share issuance had been in existence from the earliest period presented, unless otherwise indicated or unless the context suggests otherwise.

KBAT does not have any material operations of its own and is a holding company with operations conducted in the PRC through its PRC operating subsidiaries using RMB as its functional currency, the currency of PRC. KBAT’s reporting currency is USD. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise noted, all translations from RMB to USD are made at the RMB 7.2567 to USD1.00, representing the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 31, 2025. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate. We are exposed to foreign exchange risk. See “Risk Factors – Risks Related to Doing Business in China – Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of the Class A Ordinary Shares” on page 47 of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying the Class A Ordinary Shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could,” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements. Unless otherwise stated, all references to “KBAT,” and the “Company” refer to KBAT Group Inc. 康贝特集团, an exempted company incorporated with limited liability under the laws of the Cayman Islands, and all references to “us,” “our,” “we,” and similar designations refer to KBAT and its consolidated subsidiaries.

Business Overview

Located in Shandong Province, China, we specialize in design, manufacturing and sales of customized food packaging machines that are sold to both domestic and international customers through our established sales and distribution channels, according to Frost & Sullivan.

We are a market pioneer in China with respect to the manufacturing of thermoforming vacuum packaging machines, vacuum modified atmosphere machines and skin packaging machines, according to Frost & Sullivan. As a significant amount of our customer orders are for customized products, we are highly committed to investing in and improving our research and development capabilities in customizing machines we manufacture and developing new machinery to meet changing customer demands. We are a leading manufacturer of food packaging machines in China in the terms of the achieved level of remaining oxygen, which reaches 0.2-0.5% while the industry standard in China is 1%, according to Frost & Sullivan.

Over the years, we have produced a wide array of food packaging machines, primarily consisting of three categories: (i) thermoforming vacuum packaging machines, (ii) vacuum packaging machines, and (iii) modified atmosphere packaging machines and skin packaging machines. We also sell vacuum machine parts and replacement components. Our food packaging machines can be used for packaging, among others, all kinds of cooked and uncooked food, pickles, aquatic product, meat product, bean products, snacks, pharmaceutical products, hardware components, and medical devices.

Although the sales to the overseas market only account for a small portion of our total revenue in 2024 and 2025, since we commenced operations, our packaging machines have been exported, directly and indirectly, to various countries, including, among others, United States, Canada, Australia, Mongolia, Kazakhstan, Saudi Arabia, United Arab Emirates, Armenia, Israel, Indonesia, Vietnam, Thailand, South Korea, Bulgaria, Spain, Switzerland, Romania, Greece, Ecuador, Mexico, Cote d’Ivoire, South Africa, Qatar, Hungary, Venezuela, Malaysia and Japan.

We have also passed the GB/T19001-2016/ISO9001:2015 quality management system certification and the GB/T24001-20016ISO14001:2015 environment management system certification. Our products have passed the CE certification. The purpose of the GB/T19001-2016/ISO9001:2015 certificate is to signify that an organization has implemented a quality management system that meets the requirement of the Chinese national standard GB/T 19001-2016 which is essentially identical to the international standards ISO9001:2014. The purpose of the GB/T24001-20016ISO14001:2015 certification is to signify that an organization has established and implemented effective environmental management system. The purpose of the CE is to verify that a product meets the European Union’s (EU) safety, health, and environmental protection requirement. Obtaining these certifications is not required but our voluntary action to demonstrate our internal requirements with respect to our quality management system, environmental management system, environment management system and quality control.

Our Competitive Advantages

We believe that our competitive strengths include the following:

●	Diversified quality product portfolio catering to various customer demands

●	Global sales network

●	Strong commitment to improving our R&D capabilities in developing innovative products

●	Cost efficiency

●	Solid quality control

●	Experienced management

Our Growth Strategies

We intend to pursue the following growth strategies:

●	Increase market share and enhance market positioning supported by strong R&D capabilities

Expand the product portfolio to be responsive to market conditions

●	Expand the production capacity

●	Provide high-quality products and customer service

●	Focus on key customer relationships

Corporate History and Holding Company Structure

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands on January 19, 2024 with operations conducted through our PRC operating subsidiaries.

The Company has no substantive operations other than holding all of the outstanding share capital of KBAT BVI, a limited liability company incorporated under the laws of BVI on February 5, 2024. KBAT BVI is also a holding company holding all of the outstanding equity of KBT HK, a limited liability company formed under the laws of Hong Kong on March 4, 2024. KBAT WFOE was formed on June 20, 2024, as a wholly foreign-owned enterprise, in accordance with PRC laws.

KBAT Shandong was incorporated on March 15, 2011 in accordance with PRC laws and is engaged in research and development and manufacturing and sales of food packaging machinery. KBAT Shandong owns 100% of the equity of Beijing Yuanze which was incorporated on October 10, 2023.

Our reorganization was completed on September 27, 2024. The reorganization involved the incorporation of KBAT Cayman, KBAT BVI, KBT HK and KBAT WFOE, and the transfer on September 27, 2024 of the 100% equity interest of KBAT Shandong and Beijing Yuanze to KBAT WFOE. Consequently, KBAT Cayman, through its subsidiaries, KBAT BVI, KBT HK, and KBAT WFOE, directly controls KBAT Shandong and Beijing Yuanze, the PRC operating subsidiaries, and became the ultimate holding company.

The following diagram illustrates our corporate legal structure as of the date of this prospectus. For more detail on our corporate history please refer to “Corporate History and Structure” on page 65 of this prospectus.

Certain Risks and Limitations Related to Doing Business in China

Investing in the Class A Ordinary Shares involves significant risks. Investors in the Class A Ordinary Shares are not purchasing equity securities of our subsidiaries that have substantive business operations, but instead are purchasing equity securities of a Cayman Islands holding company.

Because all our operations are in mainland China, our business is subject to the complex and continuous evolving laws and regulations. The PRC legal system and regulatory framework are different from those of the United States in various aspects. See “Risk Factors — Risks Related to Doing Business in China — Because all of our operations are in China, our business is subject to the evolving laws and regulations there. The PRC regulatory authorities may strengthen the supervision of securities offering, listing and business operation of U.S. listed Chinese companies, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.” from page 30 to 32, “PRC laws and regulations governing our current business operations are evolving from time to time and any changes in such laws and regulations may affect our ability to operate profitable” on page 33 , and “Changes in China’s economic or social conditions or government policies could have a material effect on our business and operations” on page 46 of this prospectus.

There are significant enforcement risks related to our Class A Ordinary Shares. It may be difficult for you to effect service of process or the U.S. courts judgments obtained in U.S. courts upon us or our directors and officers, except for our director nominees Mr. Foon Chan, all of our directors and officers are nationals or residents of countries other than the United States, and all or a substantial portion of their assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC, respectively, would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands or PRC courts would entertain original actions brought in the courts of the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state. See “Risk Factors — Risks Related to Doing Business in China — You may experience additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus” on page 47 of this prospectus.

There are significant liquidity risks related to our Class A Ordinary Shares and certain limitations on our ability to transfer cash between us or our subsidiaries. In order for us to pay dividends to our shareholders, we may rely on the distribution of profits of our PRC subsidiaries to our Hong Kong subsidiary, then to our BVI subsidiary, and then to KBAT. PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations. To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong without completion of relevant foreign exchange formalities. See “Risk Factors — Risks Related to Doing Business in China — To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong” on page 49 of this prospectus. Furthermore, if our PRC subsidiaries incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. In addition, the PRC Enterprise Income Tax Law (“EIT Law”) and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by companies in mainland China to enterprises outside of mainland China unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the enterprises outside of mainland China are tax resident. See “Prospectus Summary — Dividend Distributions or Assets Transfer among the Holding Company and Its Subsidiaries” on page 10 of this prospectus, “Risk Factors – Risks Related to Doing Business in China — The transfer of funds, dividends and other distributions between us and our subsidiaries is regulated by relevant laws and regulations” on page 44 of this prospectus, and “Risk Factors — Risks Related to Doing Business in China — We must remit the offering proceeds to our PRC operating subsidiaries before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner” on page 44 of this prospectus. In addition, any transfer of funds by us to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by our PRC subsidiaries is required to be registered with China’s State Administration of Foreign Exchange (“SAFE”) in its local branches and satisfy relevant requirements, and our PRC subsidiaries may not procure loans which exceed the difference between its respective total project investment amount and registered capital or two times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net worth of our PRC subsidiaries. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC subsidiaries are subject to the registration with State Administration for Market Regulation (“SAMR”) in its local branches, report submission to the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE. Based on our understanding of the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China, except transfer of funds involving money laundering and criminal activities). Notwithstanding the foregoing, we cannot assure that there will not be any changes in the future in the relevant capital transfer regulatory regime in Hong Kong.

Summary of Risk Factors

Investing in KBAT’s Class A Ordinary Shares involves significant risks. Investors in the Class A Ordinary Shares not purchasing equity securities of our PRC operating subsidiaries that have substantive business operations, but instead are purchasing equity securities of a Cayman Islands holding company.

Since KBAT is a Cayman Islands holding company that conducts its business operations its subsidiaries in China, investing in our Ordinary Shares involves significant risks. All of our revenues were generated by our PRC operating subsidiary. You should carefully consider all of the information in this prospectus before making an investment in KBAT’s Class A Ordinary Shares. Below please find a summary of the risks we face, organized under relevant headings. These risks are discussed in more detail in the section titled “Risk Factors” beginning on page 20 of this prospectus.

Risks Related to Our Business and Industry

●	We have a limited operating history in a competitive and rapidly evolving industry; it may be difficult to evaluate our prospects, and we may not be able to effectively manage our growth. See a more detailed discussion of this risk factor with the same title on page 20 of this prospectus.

●	If we are not able to continue to innovate and customize our products based upon customer demand or if we fail to adapt to changes in our industry, our business, financial condition and results of operations would be materially and adversely affected. See a more detailed discussion of this risk factor with the same title on page 20 of this prospectus.

●	Failure to meet the product specification and volume requirements of our customers may result in a loss of business or contractual penalties. See a more detailed discussion of this risk factor with the same title on page 21 of this prospectus.

●	We may require additional funding in the future. There is no assurance that additional financing will be available to us. See a more detailed discussion of this risk factor with the same title on page 21 of this prospectus.

●	If we are not able to continue to innovate and customize our products based upon customer demand or if we fail to adapt to changes in our industry, our business, financial condition and results of operations would be materially and adversely affected. See a more detailed discussion of this risk factor with the same title on page 20 of this prospectus.

●	We are subject to inventory management risks: insufficient inventory may result in increased costs, lost sales and lost customers, while excess inventory may increase our costs. See a more detailed discussion of this risk factor with the same title on page 21 of this prospectus.

●	We are dependent on our production facilities to produce our products, which subjects us to risks associated with disruptions and changing technology and manufacturing techniques that could place us at a competitive disadvantage. See a more detailed discussion of this risk factor with the same title on page 22 of this prospectus.

●	Significant increases in prices for raw materials, energy, transportation or other necessary supplies or services, without corresponding increases in our selling prices, could adversely affect our financial results. See a more detailed discussion of this risk factor with the same title on page 22 of this prospectus

●	Product defects resulting in a large-scale product recall or product liability claims against us could materially and adversely affect our business, results of operations and reputation. See a more detailed discussion of this risk factor with the same title on page 22 of this prospectus.

●	Intense competition for sales of our products, changes in consumer purchasing patterns and the inability to innovate or market our products effectively could have an adverse effect on our financial results. See a more detailed discussion of this risk factor with the same title on page 23 of this prospectus.

●	We cannot assure you that our growth strategy will be successful, which may exert influence on our growth, financial condition, results of operations and cash flow. See a more detailed discussion of this risk factor with the same title on page 23 of this prospectus.

●	Our business depends on the continued efforts of our senior management. If one or more of our key executives is/are unable or unwilling to continue in his/her/their present positions, our business may be severely disrupted. See a more detailed discussion of this risk factor with the same title on page 23 of this prospectus.

●	Our directors, management and shareholders may from time to time be subject to negative publicity or claims, controversies, lawsuits, other legal and administrative proceedings and fines, which could have a material adverse effect on our business, results of operations, financial condition and reputation. See a more detailed discussion of this risk factor with the same title on page 24 of this prospectus.

●	If we fail to recruit and retain a significant number of qualified technical personnel and highly skilled employees, we may not be able to develop, enhance and introduce our products on a timely basis, and our business will be harmed. See a more detailed discussion of this risk factor with the same title on page 24 of this prospectus.

●	If we fail to protect our intellectual property rights, it could harm our business and competitive position. See a more detailed discussion of this risk factor with the same title on page 24 of this prospectus.

●	We could be negatively impacted by stakeholder and market focus on Environmental, Social and Governance (“ESG”) matters. See a more detailed discussion of this risk factor with the same title on page 24 of this prospectus.

●	Our business may be materially and adversely affected by compliance obligations and liabilities under environmental laws and regulations. See a more detailed discussion of this risk factor with the same title on page 25 of this prospectus.

●	We may be subject to complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings from time to time. If the outcome of these complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings is adverse to us, it could have a material adverse effect on our business, results of operations, financial condition, liquidity, cash flows and reputation. See a more detailed discussion of this risk factor with the same title on page 25 of this prospectus.

●	From time to time, we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results. See a more detailed discussion of this risk factor with the same title on page 26 of this prospectus.

●	A lack of insurance could expose us to significant costs and business disruption. See a more detailed discussion of this risk factor with the same title on page 27 of this prospectus.

●	As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt us from certain corporate governance requirements that could have an adverse effect on our public shareholders. See a more detailed discussion of this risk factor with the same title on page 27 of this prospectus.

●	Our financial and operating performance may decline in value by epidemics, natural disasters and other catastrophes. See a more detailed discussion of this risk factor with the same title on page 27 of this prospectus.

Risks Related to Our Corporate Structure

●	Our Chairman and Chief Executive Officer is currently beneficially interested in a significant percentage of the total voting power of our outstanding ordinary shares, and he is able to decide matters that require votes of shareholders. See a more detailed discussion of this risk factor with the same title on page 28 of this prospectus.

●	Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial. See a more detailed discussion of this risk factor with the same title on page 28 of this prospectus.

●	Our dual-class voting structure may render our Class A Ordinary Shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of our Class A Ordinary Shares. See a more detailed discussion of this risk factor with the same title on page 28 of this prospectus.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law. See a more detailed discussion of this risk factor with the same title on page 29 of this prospectus.

●	You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders. See a more detailed discussion of this risk factor with the same title on page 29 of this prospectus.

Risks Related to Doing Business in China

●	Because all of our operations are in China, our business is subject to the evolving laws and regulations there. The PRC regulatory authorities may strengthen the supervision of securities offering, listing and business operation of U.S. listed Chinese companies, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. See a more detailed discussion of this risk factor with the same title on page 30 of this prospectus.

●	PRC laws and regulations governing our current business operations are evolving from time to time and any changes in such laws and regulations may affect our ability to operate profitable. See a more detailed discussion of this risk factor with the same title on page 33 of this prospectus.

●	Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business. See a more detailed discussion of this risk factor with the same title on page 33 of this prospectus.

●	We may be subject to penalties and regulatory actions under certain PRC laws and regulations relating to labor, social insurance and housing provident fund. See a more detailed discussion of this risk factor with the same title on page 34 of this prospectus.

●	Failure to obtain or renew relevant requisite licenses, permits, authorization, approvals or certificates from the relevant government authorities related to our business operation could have a material adverse effect on our ability to conduct our business and our financial conditions. See a more detailed discussion of this risk factor with the same title on page 34 of this prospectus.

●	Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions. See a more detailed discussion of this risk factor with the same title on page 35 of this prospectus.

●	U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China. See a more detailed discussion of this risk factor with the same title on page 35 of this prospectus. See a more detailed discussion of this risk factor with the same title on page 35 of this prospectus.

●	If we fail to comply with environmental protection, fire protection, safety and construction laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our operation. See a more detailed discussion of this risk factor with the same title on page 36 of this prospectus.

●	As our patents may expire and may not be extended, our patent applications may not be granted, and our patent rights may be contested, circumvented, invalidated, or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could materially and adversely affect our business, financial condition, and results of operations. See a more detailed discussion of this risk factor with the same title on page 37 of this prospectus.

●	We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position. See a more detailed discussion of this risk factor with the same title on page 37 of this prospectus.

●	We are subject to risks relating to the leased properties of our PRC Subsidiaries. See a more detailed discussion of this risk factor with the same title on page 37 of this prospectus.

●	We are subject to a variety of laws and obligations regarding data security, cybersecurity, privacy and personal information protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition, results of operations, our listing and the offering. See a more detailed discussion of this risk factor with the same title on page 38 of this prospectus. See a more detailed discussion of this risk factor with the same title on page 38 of this prospectus.

●	The M&A Rules and certain other PRC regulations establish a series of procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China. See a more detailed discussion of this risk factor with the same title on page 39 of this prospectus.

●	Under the rules for cross-border provision and examination of auditing records and other materials in connection with overseas securities issuance and listing in the PRC, any failure to comply with the applicable provisions could have a material adverse effect on our business, financial condition and results of operations, and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. See a more detailed discussion of this risk factor with the same title on page 39 of this prospectus. See a more detailed discussion of this risk factor with the same title on page 39 of this prospectus.

●	We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. See a more detailed discussion of this risk factor with the same title on page 40 of this prospectus. See a more detailed discussion of this risk factor with the same title on page 40 of this prospectus.

●	The dividends paid by our PRC subsidiaries are subject to withholding tax liabilities, which may not qualify to enjoy certain treaty benefits. See a more detailed discussion of this risk factor with the same title on page 41 of this prospectus.

●	If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders. See a more detailed discussion of this risk factor with the same title on page 41 of this prospectus.

●	We may bear obligations under PRC tax laws with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. See a more detailed discussion of this risk factor with the same title on page 42 of this prospectus.

●	PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could affect our liquidity and our ability to fund and expand our business. See a more detailed discussion of this risk factor with the same title on page 42 of this prospectus.

●	We must remit the offering proceeds to our PRC operating subsidiaries before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner. See a more detailed discussion of this risk factor with the same title on page 44 of this prospectus.

●	The transfer of funds, dividends and other distributions between us and our subsidiaries is regulated by relevant laws and regulations. See a more detailed discussion of this risk factor with the same title on page 44 of this prospectus.

●	Governmental management of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment. See a more detailed discussion of this risk factor with the same title on page 44 of this prospectus.

●	We are required to go through the filing procedures with the CSRC for our offering and listing on overseas stock exchanges and may not be able to complete the filing because the filing materials are incomplete or do not meet the requirements of the CSRC. See a more detailed discussion of this risk factor with the same title on page 45 of this prospectus.

●	The approval of the CSRC or other PRC governmental authorities may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval. See a more detailed discussion of this risk factor with the same title on page 46 of this prospectus.

●	With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, any increasing oversight over overseas public offerings conducted by China-based issuers, which could limit or hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. See a more detailed discussion of this risk factor with the same title on page 46 of this prospectus.

●	If the relevant PRC regulatory authorities were to impose new requirements for approval from the PRC authorities to issue our Class A Ordinary Shares to foreign investors or list on a foreign exchange, such action could limit or hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See a more detailed discussion of this risk factor with the same title on page 46 of this prospectus.

●	Changes in China’s economic or social conditions or government policies could have a material effect on our business and operations. See a more detailed discussion of this risk factor with the same title on page 46 of this prospectus.

●	You may experience additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus. See a more detailed discussion of this risk factor with the same title on page 47 of this prospectus.

●	Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of the Class A Ordinary Shares. See a more detailed discussion of this risk factor with the same title on page 47 of this prospectus.

●	There are legal and other requirements for obtaining information needed for shareholder investigations or litigations outside China or otherwise with respect to foreign entities. See a more detailed discussion of this risk factor with the same title on page 48 of this prospectus.

●	To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong. See a more detailed discussion of this risk factor with the same title on page 49 of this prospectus.

●	Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering. See a more detailed discussion of this risk factor with the same title on page 49 of this prospectus.

Risks Related to This Offering and the Class A Ordinary Shares

●	There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell the Class A Ordinary Shares at or above the price you paid, or at all. See a more detailed discussion of this risk factor with the same title on page 51 of this prospectus.

●	The market price for the Class A Ordinary Shares may be volatile. See a more detailed discussion of this risk factor with the same title on page 51 of this prospectus.

●	If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the Class A Ordinary Shares, the market price for the Class A Ordinary Shares and trading volume could decline. See a more detailed discussion of this risk factor with the same title on page 52 of this prospectus.

●	Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution. See a more detailed discussion of this risk factor with the same title on page 52 of this prospectus.

●	Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the Class A Ordinary Shares for return on your investment. See a more detailed discussion of this risk factor with the same title on page 53 of this prospectus.

●	Substantial future sales or perceived potential sales of Class A Ordinary Shares in the public market could cause the price of the Class A Ordinary Shares to decline. See a more detailed discussion of this risk factor with the same title on page 53 of this prospectus.

●	We may need additional capital and may sell additional Class A Ordinary Shares or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations. See a more detailed discussion of this risk factor with the same title on page 54 of this prospectus.

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements. See a more detailed discussion of this risk factor with the same title on page 54 of this prospectus.

●	We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects. See a more detailed discussion of this risk factor with the same title on page 54 of this prospectus.

●	We will incur significantly increased costs as a result of being a public company, and our management has no prior experience in managing and operating a public company and required to devote substantial time to compliance initiatives and reporting requirements associated therewith. See a more detailed discussion of this risk factor with the same title on page 54 of this prospectus.

●	We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weakness in the future or otherwise we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected.

●	If we are listed on the Nasdaq Capital Market and our financial condition deteriorates, we may not meet continued listing standards on the Nasdaq Capital Market.

●	We have not finally determined the use of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

●	We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our Class A Ordinary Shares.

●	We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares. See a more detailed discussion of this risk factor with the same title on page 57 of this prospectus.

We also face other challenges, risks and uncertainties that may materially adversely affect the operating subsidiaries’ business, and our financial condition, results of operations and prospects. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our ordinary shares.

We could face various risks arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws. Certain rules and regulations in China sometimes, in certain circumstances, might change quickly with little advance notice, which could result in a material change in your operations and/or the value of the securities you are registering for sale.

The Chinese governments may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. We acknowledge any risks that any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Relating to Doing Business in the PRC —PRC laws and regulations governing our current business operations are evolving from time to time and any changes in such laws and regulations may affect our ability to operate profitable” on page 33 of this prospectus.

KBAT’s Corporate Information

KBAT’s principal executive office is No. 5999, Mizhoudonglu Zhucheng, Weifang City, Shandong Province, China, China and its telephone number is +86-5366083899. KBAT’s registered office in the Cayman Islands is Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. KBAT maintains a website at www.kangbeite.com. The information contained in, or accessible from, KBAT’s website or any other website does not constitute a part of this prospectus.

Dividend Distributions or Assets Transfer among the Holding Company and Its Subsidiaries

We are a holding company with no material operations of our own and do not generate any revenue. We currently conduct all of our operations through our PRC operating subsidiaries. We are permitted under PRC laws and regulations to provide funding to PRC operating subsidiaries through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay us from using the proceeds of this Offering to make loans or additional capital contributions to our PRC subsidiaries, which could affect our liquidity and our ability to fund and expand our business” on page 42 of this prospectus.

Neither KBAT nor its subsidiaries have cash management policies dictating how funds are transferred, and each entity needs to comply with applicable law or regulations with respect to transfer of funds, dividends and distributions with other entities.

Our subsidiaries in the PRC generate and retain cash generated from operating activities and re-invest it in our business. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. As of the date of this prospectus, there has been no cash flows, including dividends, transfers and distributions, between KBAT and its subsidiaries. Funds were only transferred among our PRC operating entities, as intercompany loans, and used for working capital purposes and amounted to approximately $129,251 (RMB 937,934) and $139,500 (RMB 999,810) during the fiscal years ended March 31, 2025 and 2024, respectively. As of the date hereof, there has been no dividend or distributions made between U.S. investors, other investors and the Company’s entities. See “Summary Consolidated Financial and Operating Data” on page 19 of this prospectus.

Cash proceeds raised from overseas financing activities, including the cash proceeds from this offering, may be transferred by KBAT to KBAT BVI, and then transferred to KBT HK, and then transferred to KBAT WFOE, and then the PRC operating subsidiaries as capital contribution and/or shareholder loans subject to applicable regulatory approvals, as the case may be.

We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, unless we receive proceeds from future offerings, we will be dependent on receipt of dividends from KBAT BVI, which will be dependent on receipt of dividends from KBT HK, which will be dependent on receipt of dividends from KBAT WFOE, which will be dependent on receipt of payments from our PRC operating subsidiaries, in accordance with the laws and regulations of the PRC and Hong Kong.

Our PRC operating subsidiaries’ ability to distribute dividends is based upon its distributable earnings. Currently PRC regulations permit our PRC operating subsidiaries to pay dividends to KBAT WFOE only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC operating subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Upon contribution to the statutory reserves using its after-tax profits, each of such entity in China may also make further contribution to the discretionary reserve funds using its after-tax profits in accordance with a resolution of the shareholders meeting. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. As of the date of this prospectus, PRC subsidiaries have not paid any dividends to the offshore companies.

The PRC regulatory authorities have also taken a series of measures to regulate conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may need to complete the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. To the extent the funds or assets in the business is in the PRC or a PRC subsidiary, the funds or assets may not be available to fund operations or for other use outside of the PRC, without completion of relevant foreign exchange formalities, which may limit our ability to transfer funds, pay dividends or make distribution to KBAT. Based on the Hong Kong laws and regulations, as at the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities. Please see “Risk Factor — Changes in China’s economic or social conditions or government policies, could have a material effect on our business and operations” on page 46 of this prospectus; “Risk Factor — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay us from using the proceeds of this Offering to make loans or additional capital contributions to our PRC subsidiaries, which could affect our liquidity and our ability to fund and expand our business” on page 42 of this prospectus; and “Risk Factor — Governmental management of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment” on page 44 of this prospectus.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from our PRC operating subsidiaries and the distribution of such payments to KBAT WFOE as dividends from our PRC operating subsidiaries. Certain payments from our PRC operating subsidiaries to KBAT WFOE are subject to PRC taxes, including business taxes and VAT (value-added tax).

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC company during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiaries to their immediate holding company, KBT HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. KBT HK intends to apply for the tax resident certificate when our PRC subsidiaries plan to declare and pay dividends to KBT HK. See “Risk Factors — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders” on page 41 of this prospectus.

Permission Required from the PRC Authorities for Our Operations and Offering

We conduct our business primarily through our PRC subsidiaries. Our operations in China are governed by PRC laws and regulations. As of the date of this prospectus, each of our PRC subsidiaries is required to have, and each has, a business license issued by the PRC State Administration for Market Regulation and its local counterparts and KBAT Shandong is required to have a water abstraction permit and complete stationary pollution source discharge registration. As of the date of this prospectus, we have not received any notice of warning or been subject to penalties or other disciplinary action from any PRC authorities regarding conducting our business without requisite approvals or permits. However, we cannot assure you that we will not be subject to any penalty in the future due to lack of such approvals or permits.

Pursuant to the Cybersecurity Law of the PRC, which was promulgated by the SCNPC on November 7, 2016 and took effect on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cybersecurity review by the CAC. The amended Cybersecurity Review Measures published by the CAC, and 12 other relevant PRC government authorities provide that a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review. Further, a critical information infrastructure operator shall apply for a cybersecurity review if national security will be affected or may be affected when it procures a network product or service. The Measures for Security Assessment of Data Cross-border Transfer, which took effect on September 1, outline the requirements and procedures for security assessments on export of Important Data or personal information collected or generated within the territory of mainland China and provide that the security assessment shall combine pre-assessment and continuous supervision, and risk self-assessment and security assessment to prevent data export security risks. We currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future. Besides, we are not in possession of or otherwise holding any Important Data. Further, none of the PRC operating subsidiaries’ business operations has received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator. We therefore believe we are not subject to the cybersecurity review for this offering.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and several ancillary interpretive guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, Chinese domestic companies that seek to offer and list shares, depository receipts, convertible corporate bonds, or other equity-like securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. Pursuant to the Trial Measures, we are required to complete the filing procedures with the CSRC in connection with this offering. We have already submitted the CSRC filing documents and have not received feedback from the CSRC. We cannot assure you that we will be able to complete such filing in a timely manner, to conduct this offering, or to maintain the listing status of our ADSs and/or other securities, or to conduct any overseas securities offerings in the future. For more detailed information, see “Risk Factors—Risks Relating to Doing Business in China— The approval of the CSRC or other PRC governmental authorities may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval” on page 46 of this prospectus.

If (i) we and our subsidiaries do not receive or maintain any permission or approval required of us or our subsidiaries, (ii) we and our subsidiaries inadvertently concluded that certain permissions or approvals have been acquired or are not required, or (iii) applicable laws, regulations, or interpretations thereof change, and we and our subsidiaries, become subject to the requirement of additional permissions or approvals in the future, we may have to expend significant time and costs to procure them. If we are unable to do so, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines, penalties, and proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest in mainland China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted, our business, reputation, financial condition, and results of operations may be materially and adversely affected, and the value of our Class A Ordinary Shares could significantly decline or become worthless. For more detailed information, see “Risk Factors—Risks Relating to Doing Business in China — Failure to obtain or renew relevant requisite licenses, permits, authorization, approvals or certificates from the relevant government authorities related to our business operation could have a material adverse effect on our ability to conduct our business and our financial conditions on page 34 of this prospectus.

Implications of the Holding Foreign Companies Accountable Act

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. If our auditor cannot be inspected by the PCAOB, for three consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, the Statement of Protocol was signed by the PCAOB, the CSRC and the Ministry of Finance (the “MOF”) of the PRC governing inspections and investigations of audit firms based in mainland China and Hong Kong. The PCAOB was required to assess whether it is able to inspect and investigate completely registered public accounting firms headquartered in mainland China and Hong Kong by the end of 2022. On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report. At the same time, the PCAOB also made it clear that it does not have to wait another year to reassess its determinations. Should the PCAOB deem that the PRC authorities obstruct or otherwise fail to facilitate its access in any way and at any point in the future, the PCAOB has the right to act immediately to consider the need to issue a new determination and vacate its determination issued on December 15, 2022. Should that happen, we could be named as a “Covered Issuer” and if the PCAOB determines that our auditor has not been subject to PCAOB inspections for two consecutive years already, it could require the SEC to prohibit our securities from trading on any U.S. stock exchanges. Once the December 15, 2022 determination is vacated, this two consecutive year period will be calculated beginning from the first time the PCAOB was blocked completed access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and will not restart at December 15, 2022.

On December 29, 2022, the Consolidated Appropriations Act, 2023 (the “Consolidated Appropriations Act”) was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. Our auditor, Golden Eagle CPAs LLC, is headquartered in New Jersey, and is subject to PCAOB inspection on a regular basis. Our auditor is not headquartered in mainland China or Hong Kong and was not identified in the Determination Report as a firm subject to the PCAOB’s determinations. Our auditor is headquartered in New Jersey and will be subject to the PCAOB inspection on a regular basis to assess our auditor’s compliance with the applicable professional standards. Notwithstanding the foregoing, in the event that, in the future, the PCAOB determines that it is not able to fully conduct inspections of our auditor for three consecutive years beginning in 2022, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol in the future, trading of its securities on a national securities exchange or in the over-the counter market may be prohibited under the HFCA Act and our access to the U.S. capital markets may be limited or restricted. See “Risk Factors — Risks Related to Doing Business in China – Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 49 of this prospectus.

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, KBAT qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, KBAT:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	is not required to provide a detailed narrative disclosure discussing KBAT’s compensation principles, objectives and elements and analyzing how those elements fit with KBAT’s principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	is not required to obtain an attestation and report from KBAT’s independent registered accounting firm on its management’s assessment of KBAT’s internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	is not required to obtain a non-binding advisory vote from KBAT’s shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	is exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and Chief Executive Officer pay ratio disclosure;

●	is eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting for two years.

KBAT intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. KBAT’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, KBAT may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after KBAT’s initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, herein referred to as the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company.

KBAT will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which its annual gross revenue exceeds $1.235 billion; (ii) the last day of the fiscal year during which the fifth anniversary of the date of this offering occurs; (iii) the date that KBAT becomes a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, herein referred to as the Exchange Act, which would occur if the market value of KBAT’s Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of KBAT’s most recently completed second fiscal quarter; or (iv) the date on which KBAT has issued more than $1.00 billion in non-convertible debt securities during any three-year period.

Upon completion of this offering, KBAT will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after KBAT no longer qualifies as an emerging growth company, as long as KBAT qualifies as a foreign private issuer under the Exchange Act it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if KBAT no longer qualifies as an emerging growth company, but remain a foreign private issuer, KBAT will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

Implications of Being a Controlled Company

After the completion of this Offering, and as long as KBAT’s officers and directors, either individually or in the aggregate, own at least 50% of the voting power of our Company, we are a “controlled company” as defined under Nasdaq Marketplace Rules. Currently, our Chairman and Chief Executive Officer, Mr. Jinliang Wang, owns an aggregate of 12,468,750 Class B Ordinary Shares, representing approximately 96.12% of the total voting power of our Company. Mr. Jinliang Wang will own an aggregate of 93.42% of the total voting power of our Company immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option.

For so as KBAT is a controlled company under that definition, KBAT is permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of KBAT’s board of directors must be independent directors;

●	an exemption from the rule that the compensation of KBAT chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that KBAT’s director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although KBAT does not intend to rely on the “controlled company” exemption under the Nasdaq listing rules for at least one year after this offering, KBAT may elect to rely on this exemption in the future. If KBAT elects to rely on the “controlled company” exemption, a majority of the members of its board of directors might not be independent directors and its nominating and corporate governance and compensation committees might not consist entirely of independent directors. See “Risk Factor — As a “controlled company” under the rules of the Nasdaq Capital Market, KBAT may choose to exempt it from certain corporate governance requirements that could have an adverse effect on its public shareholders” on page 27 of this prospectus.

Implications of Being a Foreign Private Issuer

KBAT is incorporated in the Cayman Islands and more than 50% of its outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, KBAT is a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, KBAT is not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, KBAT will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example:

●	KBAT is not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, KBAT is permitted to comply solely with KBAT’s home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	KBAT is not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	KBAT is exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	KBAT is not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	KBAT is not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

THE OFFERING

Class A Ordinary Shares offered by KBAT	3,750,000 Class A Ordinary Shares (or 4,312,500 Class A Ordinary Shares if the underwriters exercise the over-allotment option to purchase additional Class A Ordinary Shares in full)

Price per Ordinary Share	Between $4.00 and $5.00 per Class A Ordinary Share

Ordinary Shares outstanding prior to this offering	5,031,250 Class A Ordinary Shares and 12,468,750 Class B Ordinary Shares.

Ordinary Shares outstanding immediately after this offering

8,781,250 Class A Ordinary Shares (or 9,343,750 Class A Ordinary Shares if the underwriters exercise the over-allotment option to purchase additional Class A Ordinary Shares in full) and 12,468,750 Class B Ordinary Shares

Over-allotment Option	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the Class A Ordinary Shares sold in the offering, solely to cover over-allotments, if any, at the initial public offering price, less the underwriting discounts.

Representative’s Warrants	We have agreed to grant to the representative of the underwriter’s warrants to purchase Ordinary Shares equal to 10% of the total number of Ordinary Shares sold in the offering. The underwriters’ warrants will not be exercisable for six (6) months after the date of the offering. The underwriters’ warrants will be exercisable at a price of 125% of the public offering price of the Ordinary Shares offered in this offering.

Transfer Agent	[●], with its offices located at [●].

Listing	We have applied to have our Class A Ordinary Shares listed on the Nasdaq Capital Market. This offering is contingent upon the final approval from Nasdaq for the listing of KBAT’s Class A Ordinary Shares on the Nasdaq Capital Market. KBAT will not proceed to consummate this offering if Nasdaq denies its listing application.

Nasdaq Capital Market symbol	KBAT

Voting Rights	We have adopted a dual-class share structure. Holders of our Class A Ordinary Shares and holders of our Class B Ordinary Shares will have the same rights, except for voting and conversion rights and transfer restrictions. In respect of matters requiring a shareholders’ vote, holders of Class A Ordinary Shares shall be entitled to one vote per share on all matters subject to the vote at general meetings of the Company, and holders of Class B Ordinary Shares shall be entitled to 10 votes per share on all matters subject to the vote at general meetings of the Company. Holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Each Class B Ordinary Share will be convertible into one Class A Ordinary Share either (i) at the option of the holder of Class B Ordinary Shares at any time, or (ii) when the holder of Class B Ordinary Shares transfers to a third party not affiliated with such holder. However, Class A Ordinary Shares will not be convertible into Class B Ordinary Shares at any time, under any circumstances. Upon any sale, transfer, assignment or disposition of ownership in Class B Ordinary Shares by a holder thereof to any person or entity that is not an affiliate of such holder, such Class B Ordinary Shares will be automatically and immediately converted into an equal number of Class A Ordinary Shares without any actions on the part of the transferor or the transferee, subject to adjustments in accordance with our articles of association. For further information, see “Description of Share Capital” starting from page 124 of this prospectus.

Use of proceeds

We estimate that we will receive net proceeds of approximately $14,295,954 from this offering (or $16,624,704 if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and assuming an initial public offering price of $4.50 per Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus).

We plan to use the net proceeds we receive from this offering for (i) equipment technology transformation and intelligence upgrade, (ii) strategic acquisition, (iii) South America sales network development, (iv) research and development center setup, (v) loan repayment, and (vi) working capital. See “Use of Proceeds” beginning on page 61 of this prospectus for additional information.

Lock-up	KBAT and all of its directors and officers as of the effective date of this prospectus have agreed with the underwriters, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of KBAT’s Ordinary Shares or securities exercisable for or convertible into for KBAT’s Ordinary Shares for a period of 180 days after the effective date of this registration statement. See “Shares Eligible for Future Sale” on page 134 and “Underwriting” beginning on page 143 of this prospectus for more information.

Risk factors	Class A Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors” beginning on page 20 of this prospectus for a discussion of factors to consider before deciding to invest in KBAT’s Class A Ordinary Shares.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. The following summary consolidated financial data for the years ended March 31, 2025 and 2024 are derived from our audited consolidated financial statements, included elsewhere in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

The following table presents our summary combined and consolidated statements of operations for the periods presented.

	For the years ended March 31,
	2025	2024
Revenues	$12,135,651	$7,319,618
Gross profit	$5,388,038	$3,334,006
Operating expenses	$3,082,577	$1,787,688
Income from operations	$2,305,461	$1,546,318
Other expenses	$(116,271)	$(110,894)
Income tax expenses	$257,974	$176,629
Net income	$1,931,216	$1,258,795
Comprehensive Income	$1,900,220	$1,181,084
Earnings per share, basic and diluted	$0.11	$0.07
Weighted average ordinary shares outstanding, basic and diluted	17,500,000	17,500,000

The following table presents our combined and consolidated balance sheets data as of the dates presented.

	As of March 31,
	2025	2024
Current assets	$10,275,748	$7,197,125
Non-current assets	$1,611,225	$1,237,796
Total assets	$11,886,973	$8,434,921
Total liabilities	$5,934,048	$4,437,533
Total shareholders’ equity	$5,952,925	$3,997,388

The following table sets forth a summary of our combined and consolidated cash flows for the periods presented.

	For the years ended March 31,
	2025	2024
Net cash provided by (used in) operating activities	$5,372,417	$(1,451,485)
Net cash used in investing activities	$(643,891)	$(60,167)
Net cash provided by financing activities	$1,350,995	$3,019,394

RISK FACTORS

An investment in Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be affected, which could cause the trading price of KBAT’s Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in KBAT’s Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

We have a limited operating history in a competitive and rapidly evolving industry; it may be difficult to evaluate our prospects, and we may not be able to effectively manage our growth.

We are operating in a competitive and rapidly evolving market with limited operating history. We may have limited insight into trends that may develop and affect our business, and we may make errors in predicting and reacting to industry trends and evolving needs of our customers.

Our historical results and growth may not be indicative of our future performance, and we may fail to continue our growth or maintain our historical growth rates. If our production, product offerings and sales and marketing do not develop as we expect, if we fail to maintain and grow our supplier base, or if we fail to continue to address the needs of our customers, and maintain and grow our customer base, our business and financial conditions may be affected.

In addition, we may not be able to effectively manage our growth. Our business expansion may increase the complexity of our operations and place a strain on our managerial, operational, financial and human resources. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are not able to manage our growth effectively, our business and prospects may be affected.

If we are not able to continue to innovate and customize our products based upon customer demand or if we fail to adapt to changes in our industry, our business, financial condition and results of operations would be affected.

The increasing development of food packaging machines industry echoes the ever-changing consumer demands. A significant amount of our products are customized products tailored to specific customer requirements. Similarly, our competitors are also constantly innovating to enhance customer experience. Our business success hinges on our ability to continue customizing and broadening our array of products to meet the evolving demands of our customers. Failure to do so could exert influence on our business.

We continue to invest significant resources in developing and enhancing our existing products as well as to introduce new customized products that will attract new consumers of our brand and products. The changes and developments taking place in our industry may also require us to re-evaluate our business model and adopt significant changes to our long-term strategies and business plan.

Our operational model requires continuous investment in technology and product development to stay competitive and meet our customers’ needs. This often entails significant commitments, such as hiring additional personnel and driving research and development activities. If we are unable to secure the necessary resources to support this growth and innovation, it could harm our business reputation, financial stability, and operational results.

Our customer base comprises corporate customers, whose requirements are becoming more detailed and varied. As customer expectations rise, we face mounting competitive pressure in the markets we serve. If we are unable to adapt to these changing customer needs, it could strain our resources, detrimentally affect our customer relationships, and impact our business performance.

Our ability to innovate and expand our products in response to evolving customer demands is crucial to our business. If we are unable to manage these risks effectively, they could exert influence on our business, financial condition, and results of operations.

Failure to meet the product specification and volume requirements of our customers may result in a loss of business or contractual penalties.

Our long-term competitive position will depend to a significant extent on our manufacturing capacity. A significant amount of our products were customized to meet customers’ requirements on product specifications. The failure to have sufficient capacity, to fully utilize capacity when needed or to successfully integrate and manage additional capacity in the future could adversely affect our relationships with customers and cause customers to buy similar products from our competitors if we are unable to meet their needs. Also, our failure to produce required amounts of products under some of our contracts will result in price reductions on future sales under such contracts or penalties under which we would be required to reimburse the customer for the full cost of any product not delivered in a timely manner, either of which would reduce our gross margins.

We may require additional funding in the future. There is no assurance that additional financing will be available to us.

We cannot assure you that we will have sufficient capital in the future to meet our capital requirements to maintain operations and improve financial performance. If we were unable to meet our future funding requirements for working capital and for general business purposes, we could experience operating losses and limit our marketing efforts as well as decrease or eliminate capital expenditures. If so, our operating results, our business results and our financial position would be adversely affected. If adequate additional financing is not available on reasonable terms, we may not be able to undertake our expansion plan or purchase additional equipment for our operations, and we would have to modify our business plans accordingly.

Our business is dependent on our collaboration with our major suppliers. Changes or difficulties in our relationships with our suppliers may harm our business and financial results.

For the year ended March 31, 2025, the procurement from Zhucheng Xian Tong Electrical Appliance Ltd (诸城贤通电器有限公司) and Weifang Bao Di Jin Shang Aluminum Co, Ltd. （潍坊宝迪金尚铝业有限公司） accounted for more than 17.5% and 11.4% of our total purchases, respectively. For the year ended March 31, 2024, the procurement from Zhucheng Xian Tong Electrical Appliance Ltd (诸城贤通电器有限公司) and Weifang Bao Di Jin Shang Aluminum Co, Ltd. （潍坊宝迪金尚铝业有限公司）accounted for more than 16.5% and 12.2% of our total purchases of raw materials, components and other purchases, or “total purchases,” respectively.

Our suppliers may fail to meet their contractual obligations, which may adversely affect our business. We do not enter into long-term supply agreement with any of our suppliers. Accordingly, there is no assurance that our operating subsidiaries can maintain stable and long-term business relationships with any supplier. Failure to maintain existing relationships with the suppliers or to establish new relationships in the future could exert influence on the Company’s ability to deliver products to customers in a price advantageous and timely manner. If the Company is unable to obtain ample supply of goods from existing suppliers or alternative sources of supply, the Company may be unable to satisfy the orders from its customers or delivery products in a timely manner, which could exert influence on our business, results of operations and financial condition.

We are subject to inventory management risks: insufficient inventory may result in increased costs, lost sales and lost customers, while excess inventory may increase our costs.

The key raw materials of our business are steel, aluminum, vacuum pumps, and electrical components. Our inventories consist of raw materials, finished goods and goods in transit. We balance the need to maintain inventory levels that are sufficient to maintain customer fulfillment levels against the risk and financial costs of carrying excess inventory levels. To successfully manage our inventories, we must estimate demand from our customers at the product level and timely produce products in quantities that substantially correspond to that demand. If we overestimate demand and produce too much of a particular product, or customers cancel or reduce orders, we could have excess inventory handling costs, distribution center capacity constraints and inventory that we cannot sell profitably. In addition, we may have to write down such inventory if we are unable to sell it for its recorded value. By contrast, if we underestimate demand and produce insufficient quantities of a product, and/or do not maintain enough inventory of a product we may not be able to fulfill customer orders on a timely basis which could result in fines, the loss of sales and ultimately loss of customers for those products as they turn to our competitors. Our business, financial condition and results of operations could suffer a adverse effect if either or both of these situations occur frequently or in large volumes.

We are dependent on our production facilities to produce our products, which subjects us to risks associated with disruptions and changing technology and manufacturing techniques that could place us at a competitive disadvantage.

Our facilities are located in our headquarters in Shandong province. Our production facilities are well-equipped with advanced manufacturing equipment, such as various computer numerical controlled (CNC) machine tools with high precision, CNC laser cutter machines, Swiss Bystronic seamless bending machines, production lines, and in-house R&D team. If our production facilities become unavailable either temporarily or permanently or our productions are disrupted due to weather, earthquakes or other natural disasters related to global climate change, or geopolitical developments or logistical complications arising from acts of war, cyber-attacks, public health crises or labor disruptions, we may be unable to shift production to other facilities or to make up for lost production. If we plan to contract new facilities in the future, any new facility will need to comply with the necessary regulatory requirements, satisfy our specialized manufacturing requirements and require specialized equipment. We currently do not carry any business interruption insurance policies, and even if we carry business interruption insurance policies in the future, any business interruption losses could exceed the coverage available or be excluded from our insurance policies. Any disruption of our ability to operate our business could result in a decrease in our revenues or additional costs to replace, repair or insure our assets, which could exert influence on our financial condition and results of operations.

In addition, we believe that our customers rigorously evaluate their suppliers on the basis of price competitiveness, product quality, reliability and timeliness of delivery, technical expertise and development capability, new product innovation, product design capability, manufacturing expertise, operational flexibility, customer service and overall management. Our success depends on our ability to continue to meet our customers’ changing expectations with respect to these criteria. We may be unable to install and maintain equipment needed to produce products or upgrade or transition our manufacturing facilities without impacting production rates or requiring other operational efficiency measures at our facilities. We anticipate that we will remain committed to product research and development, advanced manufacturing techniques to remain competitive, which entails significant costs; however, we may be unable to address technological advances, implement new and more cost-effective manufacturing techniques, or introduce new or improved products, whether in existing or new markets, so as to maintain our businesses’ competitive positions or to grow our businesses as desired.

Significant increases in prices for raw materials, energy, transportation or other necessary supplies or services, without corresponding increases in our selling prices, could adversely affect our financial results.

Increases in the cost and availability of raw materials, including without limitation, steel, aluminum, vacuum pumps and electrical components, electricity cost, and freight costs, and other necessary services, supplier constraints, supplier consolidation which could limit our sources of supply for these items, an inability to maintain favorable supplier arrangements and relations or an inability to avoid disruptions in production output, could have an adverse effect on our financial results.

Our manufacturing operations utilize electricity as principal energy source. Our energy costs are also affected by various market factors including the availability of supplies of particular forms of energy, energy prices and local and national regulatory decisions and geopolitical factors. There can be no assurance that we will be fully protected against substantial changes in the price or availability of energy sources.

There can be no assurance that our efforts to minimize the impact of increased costs, including increasing selling prices, in response to the increased costs will be successful.

Product defects resulting in a large-scale product recall or product liability claims against us could exert influence on our business, results of operations and reputation.

Our products are manufactured in accordance with our quality standards and specifications. If any product defects are identified by our customers, our reputation, customer relationships and future business may be negatively. Product defects, if any, may also result in product returns and large-scale product recalls or product liability claims against us for damages. Such claims, irrespective of the outcomes or the merits, would likely be time-consuming and costly to defend and could divert significant resources and management attention. Furthermore, even if we are able to defend any such claim successfully, we cannot assure you that our customers will not lose confidence in our products or that our future relationships with our customers will not be damaged. As a result, our business, results of operations, reputation and brand image could be affected by any product defects.

Intense competition for sales of our products, changes in consumer purchasing patterns and the inability to innovate or market our products effectively could have an adverse effect on our financial results.

We operate in highly competitive domestic market against well-known, branded products and low-cost or private label products. Inherent risks in our competitive strategy include uncertainties concerning technology innovation, food packaging machine industry, and customers’ and competitors’ actions. Our competitors include global, regional and local manufacturers. Some of these competitors may have better access to financial resources and greater market penetration, which enable them to offer a wider variety of products at more competitive prices. Alternatively, some of these competitors may have significantly lower product development and manufacturing costs, particularly with respect to private label products, allowing them to offer products at a lower price. The actions of these competitors could adversely affect our financial results. In order to stay competitive, it may be necessary for us to lower prices on our products and increase spending on advertising and promotions, which could adversely affect our financial results.

Further, product upgrade and innovation, supported by effective marketing and sales capabilities are also critical to our business continuity and growth. Our ability to develop new products is affected by whether we can successfully anticipate consumer needs and preferences, develop and fund technological innovations, and receive and maintain necessary patent and trademark protection. In addition, we incur development and marketing costs in introducing new and improved products and technologies. The introduction of a new consumer product (whether improved or newly developed) usually requires expenditures for advertising and marketing to gain recognition in the marketplace. If a product gains consumer acceptance, it normally requires continued advertising and promotional support to maintain its relative market position. Some of our competitors may spend more aggressively on advertising and promotional activities, introduce competing products more quickly and respond more effectively to changing business and economic conditions. We may not be successful in developing new or improved products and technologies necessary to compete successfully in the industry, and we may not be successful in advertising, marketing, timely launching and selling our products. Also, if we fail to perfect or successfully assert our intellectual property rights, we may be less competitive, which could adversely affect our business, financial results and financial condition.

We cannot assure you that our growth strategy will be successful, which may exert influence on our growth, financial condition, results of operations and cash flow.

Our growth strategies may encounter many obstacles, including, but not limited to, increased competition from similar businesses, existing and future competitors, unexpected costs, and costs associated with marketing efforts and government regulation. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this internal growth strategy successfully may exert influence on our growth, future financial condition, results of operations or cash flows.

Our business depends on the continued efforts of our senior management. If one or more of our key executives is/are unable or unwilling to continue in his/her/their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. We cannot assure you that we can continue to retain our management’s services. If one or more of our key executives is/are unable or unwilling to continue in his/her/their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be affected, and we may incur additional expenses to recruit, train and retain qualified personnel.

Our directors, management and shareholders may from time to time be subject to negative publicity or claims, controversies, lawsuits, other legal and administrative proceedings and fines, which could exert influence on our business, results of operations, financial condition and reputation.

Our directors, management and shareholders may from time to time be subject to litigation, regulatory investigations, proceedings and/or negative publicity or otherwise face potential liability and expense in relation to commercial, securities or other matters.

Moreover, we cannot guarantee that additional enforcement measures relating to or arising out of lawsuits would not be threatened or brought against us, other shareholders, directors and officers in the future. We do not have control or have limited control over the actions of these parties, and any misbehavior or misconduct by these parties could bring us negative publicity, which would harm our brand and reputation. In addition, the claims and lawsuits may require us to incur additional resources, which could in turn harm our business.

If we fail to recruit and retain a significant number of qualified technical personnel and highly skilled employees, we may not be able to develop, enhance and introduce our products on a timely basis, and our business will be harmed.

We require the services of a number of qualified technical personnel. The market for skilled technical personnel is characterized by intense competition and aggressive recruiting, as well as a high-level of employee mobility. These characteristics make it particularly difficult for us to attract and retain the qualified technical personnel we require. If we are unable to recruit and retain a sufficient number of qualified technical employees, we may not be able to complete the development of, or enhance, our products in a timely manner. As a result, our business may be harmed, and our operating results may suffer.

In addition to our dependence on our technical personnel, our success also depends on our continuing ability to attract and retain other highly skilled employees. Competition for similar personnel in our industry where we operate is intense. If we do not succeed in attracting or retaining the necessary personnel, our business could be adversely affected.

If we fail to protect our intellectual property rights, it could harm our business and competitive position.

We rely on a combination of patent, copyright, trademark and domain name laws and non-disclosure agreements and other methods to protect our intellectual property rights. As of the date hereof, through our operating subsidiaries, we have obtained 13 patents in the PRC and one trademark. All the patents and trademark have been properly registered with the China National Intellectual Property Administration. This intellectual property has allowed our products to earn market share in the industry.

The process of seeking patent protection can be lengthy and expensive, and our existing and future patents may be insufficient to provide us with meaningful protection or commercial advantage. Our patents and patent applications may also be challenged, invalidated or circumvented.

Policing unauthorized use of our proprietary technology and protection of our intellectual rights against infringement is difficult and expensive, and we may need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation and an adverse determination in any such litigation, if any, could result in costs and diversion of resources and management attention, which could harm our business and competitive position.

We could be negatively impacted by stakeholder and market focus on Environmental, Social and Governance (“ESG”) matters.

There has been an increasing focus on corporate ESG practices (such as health and safety, environmental matters, diversity, equity and inclusion, talent development, and innovation for sustainable products) and disclosures over the past few years, and expectations in this area are rapidly evolving. The criteria used to evaluate ESG practices may continue to evolve, which could result in greater expectations and may cause us to undertake costly initiatives to satisfy new criteria. The increasing attention to sustainability could also result in reduced demand for certain of our products and/or reduced profits. If we are unable to respond effectively, investors may conclude that our ESG policies and/or actions are inadequate. If we are perceived to have failed to achieve our ESG initiatives or accurately disclose our progress on such matters, our reputation, business, financial condition and results of operations could be adversely impacted.

Our business may be affected by compliance obligations and liabilities under environmental laws and regulations.

We are subject to increasingly stringent environmental laws and regulations, including those relating to air emissions, wastewater discharges and chemical and hazardous waste management and disposal. A number of governments or governmental bodies have introduced or are contemplating introducing regulatory changes in response to climate change, including regulating greenhouse gas emissions. For instance, applicable PRC laws and regulations, among other things, require manufacturers to ensure that the production plants and facilities meet the requirements of the relevant production safety laws, regulations and standards, conduct an environmental impact assessment before engaging in new construction projects, receive approval and pass environmental acceptance check before the commencement of production, pay fees in connection with activities that discharge waste materials, properly manage and dispose of hazardous substances, and impose fines and other penalties on activities that threaten or contaminate the environment. Some of these laws hold owners or operators of land or businesses liable for their own and for previous owners’ or operators’ releases of hazardous or toxic substances or wastes. Other environmental laws and regulations require obtaining and complying with environmental permits. To date, costs of complying with environmental, health and safety requirements have not been material. However, the nature of our operations and our long history of industrial activities at certain of our current or former facilities, as well as those acquired, could potentially result in material liabilities.

In the event of any changes in PRC laws and/or regulations and/or government policies on environmental protection and more stringent requirements are imposed, we may have to incur extra costs and expenses to comply with such requirements and our business and results of operations may be adversely affected. Failure to comply with the existing and future environmental laws and regulations could subject us to monetary damages and fines, disruption to production plans, suspension of our operations and obligation to take corrective measures. In addition, any violation which is criminal in nature may result in criminal sanction. Moreover, violations of environmental policies, laws, rules and regulations or other related incidents may result in liabilities to third parties. Consequently, any non-compliance incidents could exert influence on our business, financial condition and results of operations.

In addition, future events, including those relating to climate change or greenhouse gas regulation, could further require us to incur expenses related to fund energy efficiency activities, fees or restrictions on certain activities, the modification or curtailment of operations, installation of pollution control equipment or investigation and cleanup of contaminated sites. Further, there can be no assurance that any local government will not change existing laws or adopt more stringent practice as to the enforcement of environmental regulations. Any adopted future regulations could also exert influence on our ability to compete with companies situated in areas not subject to such limitations, and we may not be able to recover the cost of compliance with new or more stringent laws and regulations, which could adversely impact our results of operations, cash flow or financial condition. Due to the uncertainty of regulatory developments and interpretation of laws and regulations, and the amount of related expenditures we may need to incur beyond those currently anticipated, we also cannot assure you that we will be in full compliance with the environmental regulations at all times. If such costs become prohibitively expensive, we may be forced to adjust, limit or cease certain aspects of our business operations.

We may be subject to complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings from time to time. If the outcome of these complaints, claims, controversies, regulatory actions, arbitrations and legal proceedings is adverse to us, it could exert influence on our business, results of operations, financial condition, liquidity, cash flows and reputation.

We may be subject to or involved in various complaints, claims, controversies, regulatory actions, arbitration, and legal proceedings. Such allegations, claims and proceedings may be asserted against us by third parties, including consumers, suppliers, employees, business partners, governmental or regulatory bodies, competitors or other third parties, in administrative, civil or criminal investigations and proceedings. Complaints, claims, arbitration, lawsuits, and litigations are subject to inherent uncertainties, and we are uncertain whether the foregoing claims would develop into lawsuits or regulatory penalties and other disciplinary actions.

There may also be negative publicity associated with litigation that could decrease consumers’ acceptance of our products, regardless of whether the allegations are valid or whether we are ultimately found liable. Lawsuits, litigations, arbitration and regulatory actions may cause us to incur costs or fines, freezing of our assets, utilize a significant portion of our resources and divert management’s attention from our day-to-day operations, or materially modify or suspend our business operations, any of which could exert influence on our financial condition, results of operations and business prospects.

After we become a publicly listed company, we may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from our business and result in costs to investigate and defend, regardless of the merits of the claims. In some instances, we may elect or be forced to pay damages if we are unsuccessful in our efforts to defend against these claims, which could harm our business, financial condition and results of operations.

From time to time, we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our products and better serve our clients. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our products;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with clients, employees and suppliers of the acquired business;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

●	potential disruptions to our ongoing businesses.

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced products or that any new or enhanced products, if developed, will achieve market acceptance or prove to be profitable.

A lack of insurance could expose us to significant costs and business disruption.

None of the holding company or our subsidiaries maintains any insurance to cover assets, property and potential liability of our business. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. If we suffer any losses, damages or liabilities in the course of our business operations, we may not have adequate insurance coverage to provide sufficient funds to cover any such losses, damages or product claim liabilities. Therefore, there may be instances when we will sustain losses, damages and liabilities because of our lack of insurance coverage, which may in turn exert influence on our financial condition and results of operations.

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt us from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Following this offering, assuming the underwriters do not exercise the over-allotment option, our Chairman and Chief Executive Officer, Jinliang Wang, will beneficially own 93.42% voting power of the Company, which will allow Mr. Wang to determine all matters requiring approval by shareholders. Under the Nasdaq listing rules, a company of which more than 50% of the voting power for the election of its directors, is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not currently intend to rely on the “controlled company” exemptions under the Nasdaq listing rules for at least one year after the initial public offering even if we are deemed a “controlled company,” we may elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of its board of directors might not be independent directors and its nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Our financial and operating performance may decline in value by epidemics, natural disasters and other catastrophes.

Our business and financial and operating performance could be affected by the outbreak of epidemics including but not limited to the novel coronavirus (COVID-19), swine influenza, avian influenza, middle east respiratory syndrome (MERS-CoV) and severe acute respiratory syndrome (SARS-CoV).  Our business could be affected in the event that the slowdown or suspension in business operations due to any outbreaks carries for a long period of time.

Similarly, natural disasters, wars (including the potential of war), terrorist activity (including threats of terrorist activity), social unrest and heightened travel security measures instituted in response, and travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect overall economic environment and may in turn exert influence on our business and results of operations. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result, our operational continuity may be affected, which in turn may harm our reputation.

Risks Related to Our Corporate Structure

Our Chairman and Chief Executive Officer is currently beneficially interested in a significant percentage of the total voting power of our outstanding ordinary shares, and they collectively are able to decide matters that require votes of shareholders.

Currently, our Chairman and Chief Executive Officer, Mr. Jinliang Wang owns an aggregate of 12,468,750 Class B Ordinary Shares, representing 96.12% of the total voting power of our Company. Mr. Jinliang Wang will collectively own an aggregate of 93.42% of the total voting power of our Company immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option. He could have significant influence on determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. He will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. The interests of Mr. Jinliang Wang may differ from the interests of our other shareholders. The concentration in the ownership of our Class A Ordinary Shares and Class B Ordinary Shares may exert influence on the value of our Class A Ordinary Shares. For more information regarding our beneficial owners and their affiliated entities, see “Principal Shareholders” on page 120 of this prospectus.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

Our authorized and issued ordinary shares have been divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares shall be entitled to one vote per share on all matters subject to the vote at general meetings of our Company, while holders of Class B Ordinary Shares shall be entitled to 10 votes per share on all matters subject to the vote at general meetings of our Company. We will issue Class A Ordinary Shares in this offering. Each Class B Ordinary Share is convertible into one Class A Ordinary Share either (i) at any time by the holder thereof, or (ii) automatically when the holder of Class B Ordinary Shares transfers to a third party not affiliated with such holder. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Any conversions of Class B Ordinary Shares into Class A Ordinary Shares may dilute the percentage ownership of the holders of Class A Ordinary Shares within their class of ordinary shares.

Mr. Jinliang Wang, our Chairman and Chief Executive Officer, will continue to beneficially own all of our Class B Ordinary Shares. These Class B Ordinary Shares will constitute approximately 58.68% of our total issued and outstanding share capital immediately after the completion of this offering and 93.42% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering due to the disparate voting powers associated with our dual-class share structure, assuming the underwriters do not exercise the over-allotment option. After this offering, Mr. Jinliang Wang as the holder of Class B Ordinary Shares will have the ability to control matters requiring shareholders’ approval, including any amendment of our memorandum and articles of association and approval over any change of control transactions. As a result of the dual-class share structure and the concentration of ownership, holders of Class B Ordinary Shares will have considerable influence over matters such as decisions regarding mergers and consolidations, appointment of directors and other significant corporate actions. He may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our Company and may reduce the price of our Class A Ordinary Shares. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A Ordinary Shares may view as beneficial.

Our dual-class voting structure may render our Class A Ordinary Shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of our Class A Ordinary Shares.

Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of our Class A Ordinary Shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A Ordinary Shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A Ordinary Shares.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our second amended and restated memorandum and articles of association, the Companies Act and the common law of the Cayman Islands.  The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; (e) was not obtained by fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than the memorandum and articles of association, the register of mortgages and charges and any special resolutions passed by shareholders). Our directors have discretion under our second amended and restated articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law” on page 127 of this prospectus.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to convene a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our second amended and restated articles of association allow our one or more of shareholders who together hold not less than 10 percent of the rights to vote at such general meeting requisite in writing, to convene a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least five clear days is required for the convening of our general meetings. If the Company has more than one shareholder, a quorum required for a meeting of shareholders consists of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

Risks Related to Doing Business in China

Because all of our operations are in China, our business is subject to the evolving laws and regulations there. The PRC regulatory authorities may strengthen the supervision of securities offering, listing and business operation of U.S. listed Chinese companies, which could result in a material change in our operations and/or the value of our Class A Ordinary Shares.

As a business operating in the PRC, we are subject to the laws and regulations of the PRC, which evolve from time to time. The PRC regulatory authorities have the power to exercise oversight over the conduct of our business, and the regulations to which we are subject may change from time to time. As a result, new laws, regulations, and other government directives in the PRC may also be costly for us to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	Delay or impede our development,

●	Result in negative publicity or increase our operating costs,

●	Require significant management time and attention, and

●	Subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that may restrict or otherwise unfavorably impact the ability or manner in which we conduct our business and could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected as well as decrease the value of our Class A Ordinary Shares.

Furthermore, if the PRC regulatory authorities determine that our corporate structure does not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, our Class A Ordinary Shares may decline significantly in value or become worthless if the determinations, changes or interpretations result in impermissibility of our corporate structure and our inability to assert control over the assets of our PRC subsidiaries that accordingly conduct all or substantially all of our operations.

Our ability to operate in China may decline in value by changes in its laws and regulations, including those relating to customer rights, taxation, employment, property and other matters. The central or local regulatory authorities of China may impose new regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, regulatory actions in the future, including regional or local variations in the implementation of economic policies, could have effect on economic conditions in China or particular regions thereof.

If Chinese government specifically exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result not only in a material change in our operations, but also the value of the securities we are registering for sale. Any risks that any actions by the Chinese government to exert more oversight and control, specifically, over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law (the “Opinions”), which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. Such future administrative measures or actions may exert influence on the offering of our securities to investors, our proposed listing in the U.S. or our business operation. For example, in the event that it is required that we should obtain permission or approval from relevant PRC governmental authorities to offer our securities to investors or list on U.S. exchanges, it is unpredictable whether such permission can be obtained by us, as the case may be, or, if permission is obtained, whether it could be denied or rescinded later. If we, including our subsidiaries, do not receive or maintain such permissions or approvals, or inadvertently conclude that such permissions or approvals are not required, it could limit or hinder our ability to offer or continue to offer our securities to investors, list in the U.S. and cause the value of our securities to significantly decline or become worthless. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

On June 10, 2021, the SCNPC, promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.

In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. In July 2021, the Chinese cybersecurity regulator launched the investigation on three internet platforms.

On November 14, 2021, the CAC released the Regulations on the Network Data Security Management (Draft for Comments) (the “Data Security Management Regulations Draft”) to solicit public opinion and comments. Pursuant to the Data Security Management Regulations Draft, data processor holding more than one million users’ individual information shall be subject to cybersecurity review before listing abroad. Data processing activities refer to activities such as the collection, retention, use, processing, transmission, provision, disclosure, and deletion of data. According to the latest amended Cybersecurity Review Measures, which was promulgated on December 28, 2021 and became effective on February 15, 2022, and replaced the Cybersecurity Review Measures promulgated on April 13, 2020, online platform operator holding more than one million users’ individual information shall be subject to cybersecurity review before listing abroad. On July 7, 2022, the Measures for the Security Assessment of Outbound Data Transfers (the “Measures”) was published and became effective on September 1, 2022, which requires security assessment of outbound data transfers in cases, among others, outbound transfer of personal information by a critical information infrastructure operator or a personal information processor who has processed the personal information of more than one million people. We currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future. Further, none of the PRC operating entities’ business operations has been identified as a critical information infrastructure operator. As of the date of this prospectus, we have not been informed by any PRC governmental authority of any requirement that we file for approval for this offering.

On July 30, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure (the “Regulations”), which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC (the “Personal Information Protection Law”), which took effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court.

On February 17, 2023, the CSRC issued the Trial Administrative Measures, which came into effect on March 31, 2023. According to the Trial Administrative Measures, among other things, a domestic company in the PRC that seeks to offer and list securities directly or indirectly in overseas markets shall fulfill the filing procedure with the CSRC as per requirement thereof. Initial public offerings or listings in overseas markets shall be filed with the CSRC within 3 working days after the relevant application is submitted overseas. If an issuer offers securities in the same overseas market where it has previously offered and listed securities subsequently, filings shall be made with the CSRC within 3 working days after the offering is completed. Upon occurrence of any material event, such as change of control, investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities, change of listing status or transfer of listing segment, or voluntary or mandatory delisting, after an issuer has offered and listed securities in an overseas market, the issuer shall submit a report thereof to CSRC within 3 working days after the occurrence and public disclosure of such event. Further, an overseas securities company that serves as a sponsor or lead underwriter for overseas securities offering and listing by domestic companies shall file with the CSRC within 10 working days after signing its first engagement agreement for such business, and submit to the CSRC, no later than January 31 each year, an annual report on its business activities in the previous year associated with overseas securities offering and listing by domestic companies.

On February 24, 2023, the CSRC promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality and Archives Administration Provisions”), which also became effective on March 31, 2023. The Confidentiality and Archives Administration Provisions set out rules, requirements and procedures relating to provision of documents, materials and accounting archives for securities companies, securities service providers, overseas regulators and other entities and individuals in connection with overseas offering and listing, including without limitation to, domestic companies that carry out overseas offering and listing (either in direct or indirect means) and the securities companies and securities service providers (either incorporated domestically or overseas) that undertake relevant businesses shall not leak any state secret and working secret of government agencies, or harm national security and public interest, and a domestic company shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level, if it plans to, either directly or through its overseas listed entity, publicly disclose or provide any documents and materials that contain state secrets or working secrets of government agencies. Working papers produced in the Chinese mainland by securities companies and securities service providers in the process of undertaking businesses related to overseas offering and listing by domestic companies shall be retained in the Chinese mainland. Where such documents need to be transferred or transmitted to outside the Chinese mainland, relevant approval procedures stipulated by regulations shall be followed.

However, since these regulatory actions are new, we have still been observing what potential impact such modified or new laws and regulations will have on our daily business operations and the ability to accept foreign investments and list our securities on a U.S. or other foreign exchange. See “Risk Factors — Risks Related to Doing Business in China — With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, any increasing oversight over overseas public offerings conducted by China-based issuers, which could limit or hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless” on page 46 of this prospectus.

The filing with the China Securities Regulatory Commission (“CSRC”) is required in connection with this offering under New Overseas Listing Rules, and, if required, we cannot assure you that we will be able to timely make such filing, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to timely file with the CSRC for this offering.

On February 17, 2023, the CSRC released the Trial Administrative Measures with five interpretive guidelines, which took effect on March 31, 2023, collectively the “New Overseas Listing Rules”. The New Overseas Listing Rules require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as: a) an issuer making an application for initial public offering and listing in an overseas market; b) an issuer making an overseas securities offering after having been listed on an overseas market; c) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. Pursuant to the New Overseas Listing Rules, domestic companies that seek initial public offering or listing securities overseas, both directly and indirectly, shall file with the CSRC within three working days after the submission of overseas offering/listing application. Furthermore, upon the occurrence of any of the material events specified below after an issuer has completed its offering and listed its securities on an overseas stock exchange, the issuer shall submit a report thereof to the CSRC within three working days after the occurrence and public disclosure of the event: (i) change of control; (ii) investigations or sanctions imposed by overseas securities regulatory agencies or other competent authorities; (iii) change of listing status or transfer of listing segment; or (iv) voluntary or mandatory delisting. The New Overseas Listing Rules stipulate the legal consequences to the companies for breaches, including failure to fulfil filing obligations or filing documents having false statement or misleading information or material omissions, which may result in a fine ranging from RMB 1 million to RMB 10 million, and in cases of severe violations, the relevant responsible persons may also be barred from entering the securities market. We are subject to the relevant filing procedures of the CSRC in connection with our overseas offerings under the New Overseas Listing Rules, including the public offering pursuant to this registration statement. Given the current PRC regulatory environment, it is uncertain when and whether we and our PRC subsidiaries will receive any comments from CSRC on its filing or may be required to obtain other permissions or approvals from the PRC government to list on U.S. exchanges in the future, and even if and when such permissions or approvals are obtained, whether they will be denied or rescinded. We have already submitted the CSRC filing documents and have not received feedback from the CSRC. If we or any of our PRC subsidiaries do not receive or maintain such permissions or approvals, inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and we or our subsidiaries are required to obtain such permissions or approvals in the future, it could limit or hinder our ability to offer or continue to offer our securities to investors and cause the value of our securities to significantly decline or become worthless.

PRC laws and regulations governing our current business operations are evolving from time to time and any changes in such laws and regulations may affect our ability to operate profitable.

The interpretation and application of PRC laws and regulations which include, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with clients in certain circumstances, may be subject to future changes. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations that are subsequently adopted or interpreted in a manner different from our current understanding of these laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is based on written statutes. Prior court decisions are encouraged to be used for reference but it is of limited value. We conduct our business through our subsidiaries established in China.

Our PRC subsidiaries are generally subject to laws and regulations applicable to foreign investment in China. However, since these laws and regulations are relatively new and the PRC legal system continues to evolve from time to time, the enforcement of these laws, regulations and rules may be subject to change. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and our ability to operate our business in China. Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law” (the “Opinions”), which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements, etc. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future. In addition, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms according to laws, we cannot predict the outcome of administrative and court proceedings. These uncertainties may impede our ability to enforce the contracts we have entered into with our clients and suppliers. As a result, such unpredictability towards our contractual, property, and procedural rights could adversely affect our business and impede our ability to continue our operations. We cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. You should properly anticipate the legal protections available to us and other foreign investors, including you. In addition, any litigation may be protracted and result in costs and diversion of our resources and management attention.

Furthermore, if Chinese regulatory authorities adopt more stringent standards with respect to certain areas such as corporate social responsibilities, we may incur increased compliance costs or become subject to additional supervision in our operations. We cannot predict the effects of future developments in the PRC legal system on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. You should properly anticipate the legal protections available to us and our investors, including you.

Regulations relating to offshore investment activities by PRC residents may limit our ability to acquire PRC companies and could adversely affect our business.

In July 2014, the SAFE promulgated the Circular of the SAFE on Foreign Exchange Administration of Overseas Investments and Financing and Round-Trip Investments by Domestic Residents via Special Purpose Vehicles (the “SAFE Circular 37”), which replaced Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles (the “SAFE Circular 75”). The SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, referred to in the SAFE Circular 37 as a “special purpose vehicle” for the purpose of holding domestic or offshore assets or interests. The SAFE Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. Under these regulations, the failure of PRC residents to comply with specified registration procedures may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on capital inflows from the offshore entity to the PRC entity, including restrictions on its ability to contribute additional capital to its PRC subsidiaries. Further, failure to comply with the SAFE registration requirements could result in penalties under PRC laws for evasion of foreign exchange regulations. In February 2015, SAFE promulgated the Circular on Further Simplifying and Improving Policies for Foreign Exchange Administration for Direct Investment, effective in June 2015, which allows qualified banks to examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under the supervision of SAFE.

All of our current beneficial owners who are PRC residents have completed the registration with qualified banks, as required by the regulations of the SAFE Circular 37. However, we cannot assure you that such shareholders who are PRC residents will in the future provide sufficient supporting documents required by the SAFE, if any, or complete the required registration, such as amendment registrations, with the qualified banks in a timely manner, or at all. Any failure by any of our shareholders who is a PRC resident, or is controlled by a PRC resident, to comply with relevant requirements under these regulations or failure to renew or obtain, could subject us to fines or sanctions imposed by the PRC government, including restrictions on our overseas or cross-border investment activities, restrictions on our KBAT WFOE’s ability to pay dividends or make distributions to us and on our ability to increase our investment in our KBAT WFOE.

Failure to obtain or renew relevant requisite licenses, permits, authorization, approvals or certificates from the relevant government authorities related to our business operation could exert influence on our ability to conduct our business and our financial conditions.

Our business operation in the PRC is subject to various licenses, permits, authorization, approvals or certificates from or completion of relevant filings, registration with, or reports to the relevant governmental authorities, including, but not limited to, the business license, water abstraction permits and stationary pollution source discharge registration.

We cannot assure you that we will be able to renew our existing approvals, permits, licenses, registrations or certificates when they expire, or that we will be able to successfully obtain, retain or renew future permits, licenses, registrations or certificates in a timely manner, or at all. We cannot assure you that we will be able to adapt to any change in the regulatory and licensing regime. In addition, we cannot assure you that such permits, licenses, registrations or certificates will not be revoked by the relevant authorities in the future. Failure to obtain or renew such permits, licenses, registrations and certificates as planned or any inability to adopt to regulatory changes may result in our inability to provide relevant services and thereby exerting influence on our business, results of operations and financial condition.

In addition, if (i) we and our subsidiaries do not receive or maintain any permission or approval required of us or our subsidiaries, (ii) we and our subsidiaries inadvertently concluded that certain permissions or approvals have been acquired or are not required, or (iii) applicable laws, regulations, or interpretations thereof change, and we and our subsidiaries, become subject to the requirement of additional permissions or approvals in the future, we may have to expend significant time and costs to procure them. If we are unable to do so, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines, penalties, and proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest in mainland China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted, our business, reputation, financial condition, and results of operations may be materially and adversely affected, and the value of our Class A Ordinary Shares could significantly decline or become worthless.

We may be subject to penalties and regulatory actions under certain PRC laws and regulations relating to labor, social insurance and housing provident fund.

Under the Social Insurance Law of the PRC and the Administrative Measures on Housing Provident Fund, companies operating in the PRC are required to participate in various government-sponsored employee benefit plans, including certain social insurance, housing provident funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of their employees up to a maximum amount specified by the local government according to the laws from time to time at locations where the businesses are operated.

Moreover, the employers must timely make all social insurance contributions. Except for mandatory exceptions such as force majeure, social insurance premiums shall not be paid late, reduced or be exempted. Where an employer fails to make social insurance contributions in full and on time, the social insurance contribution collection agencies shall order it to make all or outstanding contributions within a specified period and impose a late payment fee at the rate of 0.05% per day from the date on which the contribution becomes due. If such employer fails to make the overdue contributions within such time limit, the relevant administrative department may impose a fine equivalent to one to three times the overdue amount. The requirement of social insurance has not been implemented consistently by the local governments in China given the different levels of economic development in different locations.

However, we did not fully comply with the relevant requirements and have not paid social insurance premiums and the housing provident fund in full for our employees in the history. As the date of this prospectus, we did not receive any notification from the competent PRC government for penalties in connection with such noncompliance. According to the Regulations on the Administration of Housing Provident Fund, due to the failure to pay the housing provident fund for all employees, we may be ordered with a deadline for payment from the Housing Provident Fund Management Center. In addition, if we do not make the housing provident fund deposit registration or does not establish the housing provident fund account for the employees, the Housing Provident Fund Management Center would order a deadline for payment, and if we fail to pay the housing provident fund within the deadline, we will be imposed a fine of not less than RMB 10,000 and not more than RMB 50,000. Although the Urgent Notice of the General Office of the Ministry of Human Resources and Social Security on Implementing the Spirit of the Executive Meeting of the State Council in Stabilizing the Collection of Social Security Contributions promulgated on September 21, 2018, requires that all the local authorities responsible for the collection of social insurance are strictly forbidden to conduct self-collection of historical unpaid social insurance contributions from enterprises, we cannot assure you that our employees will not complain to the relevant authorities regarding the basis of how we had made the contribution for them, which may in turn result in the relevant authorities ordering us to make supplemental contribution and/or imposing late fees or fines on us, among other things. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Further, Pursuant to the PRC Labor Law, or the Labor Law (issued by the SCNPC on July 5, 1994, came into effect on January 1, 1995 and revised on August 27, 2009 and December 29, 2018), the PRC Labor Contract Law, or the Labor Contract Law (effective in January 2008 and was last amended in December 2012). the relevant implementing rules, as well as other relevant labor laws and regulations, our PRC subsidiaries are subject to stricter requirements in terms of, among others, signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. If our PRC subsidiaries are unable to comply with labor-related laws and regulations in China, it may be subject to compensations, liabilities, penalties, labor disputes or government investigations. If our PRC subsidiaries are deemed to have violated relevant labor laws and regulations, they could be required to provide additional compensation to the employees and subject to fines or any penalties, and our business, financial condition and results of operations could be affected.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Although the Company does not currently maintain any incentive plans, in case that we provide such incentive plans in the future, pursuant to the SAFE Circular 37, PRC citizens and non-PRC citizens who reside in China for a continuous period of no less than one year who participate in any stock incentive plan of an overseas publicly listed company offered to the director, supervisor, senior management and other employees of, and any individual who has labor relationship with its domestic affiliated entities are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of no less than one year and who have been granted stock options will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations for our employee incentive plans after our listing may subject them to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us.

In addition, the State Administration of Taxation (the “SAT”) has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, our employees working in China who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee stock options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options or are granted with restricted shares. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited. See also “Risk Factors — There are legal and other requirements for obtaining information needed for shareholder investigations or litigations outside China or otherwise with respect to foreign entities” on page 48 of this prospectus.

If we fail to comply with environmental protection, fire protection, safety and construction laws and regulations, we could become subject to fines or penalties or incur costs that could exert influence on our operation.

We are subject to PRC environmental protection, fire protection, safety and construction laws and regulations. According to the Environmental Protection Law of the PRC, and relevant laws and regulations, construction entities shall prepare relevant environmental impact assessment reports, statements or forms and submit them to the relevant environmental administration authorities for approval or registration for construction projects that may have impact on environment. The construction project can only be put into production or use after the corresponding environmental protection facilities have passed the acceptance. The competent environmental administration authorities may conduct spot check and supervision on the implementation of environmental protection facilities. Besides, business operators shall conduct relevant pollution discharge registration or obtain pollution discharge permits, prevent and reduce environmental pollution and ecological disruption, and assume liabilities for damage caused by them. Business operators who fail to comply with the environmental impact assessment, environmental protection acceptance requirements or illegally discharge pollutants and/or exceed the pollutant discharge standards may be fined, restricted in production, suspended for rectification, ordered to suspend business, depending on the severity of the non-compliance.

According to the Fire Prevention Law of the PRC and relevant regulations, constructions are required to comply with various fire safety requirements, including completing fire protection as-built acceptance check or filing, passing random inspections in relation to fire safety in daily operations. If we fail to obtain relevant approvals, pass relevant inspections, or complete other applicable fire protection procedures on a timely basis or at all, we may be fined, ordered to rectify the non-compliance, discontinue the operation, and/or use of the affected business site.

According to the Construction Law of the PRC and relevant regulations, a construction entity shall obtain various permits, authorizations, registrations, filings or reports at the different stages of construction. The construction activities shall comply with relevant construction regulatory requirements, among others, ensuring the quality and safety of construction projects and ensuring that they are in conformity with the state safety standards for construction projects. A construction project handed over for completion acceptance checks must conform to the prescribed construction project quality standards, have complete project technical and economic information and signed project warranty, and have qualified other conditions for completion prescribed by the state. A construction project may only be handed over for use upon passing the acceptance checks; no construction project shall be handed over for use without going through the acceptance checks or passing the acceptance checks. In addition, we may be required to obtain additional permits or make additional filings or registrations for the construction works we made on certain of owned or leased properties, depending on the amount of investment and area of the properties, including but not limited to obtaining construction permit, filing for as-built inspection of projects and the relevant fire protection inspection and filing procedures.

As the date of this prospectus, we have not received any notification of penalty or investigation in relation to environmental protection, fire protection, safety and construction compliance. We are committed to be compliant with such laws and regulations in all material aspects in the future. In addition, as we continue to expand our manufacturing facilities and capabilities, we cannot assure you that there will not be violations or suspected violations in our facilities that result in us becoming subject to governmental investigations or penalties, which may include cessation of operation, fines, and confiscation of illegal gains. Any potential failure to comply with environmental, fire protection, safety and construction laws and regulations and/or failure to adequately protect the health of our employees could exert influence on our business operations and financial performance.

Further, there can be no assurance that any local government will not change existing laws or adopt more stringent practice as to the enforcement of health, safety and environmental regulations. Due to the uncertainty of regulatory developments and interpretation of laws and regulations, and the amount of related expenditures we may need to incur beyond those currently anticipated, we also cannot assure you that we will be in full compliance with the health, safety and environmental regulations at all times. If such costs become prohibitively expensive, we may be forced to adjust, limit or cease certain aspects of our business operations.

As our patents may expire and may not be extended, our patent applications may not be granted, and our patent rights may be contested, circumvented, invalidated, or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could exert influence on our business, financial condition, and results of operations.

As of the date of this prospectus, through our PRC operating subsidiaries, we have obtained 13 patents and one registered trademark. We cannot assure you that all our pending patent applications will result in issued patents. Even if our patent applications succeed and we are issued patents accordingly, it is still uncertain whether these patents will be contested, circumvented, or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with comprehensive protection or competitive advantages. The claims under any patents may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. It is also possible that the intellectual property rights of others could bar us from licensing and exploiting our patents. Numerous patents and pending patent applications owned by others exist in the fields where we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing patents or pending patent applications may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, patents, domain names, trade secrets, proprietary technologies, and similar intellectual property as critical to our success. We rely on trademark, patent and copyright law to protect our proprietary rights. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot assure you that the steps we have taken or will take will prevent misappropriation of our intellectual property. Failure to maintain or protect these rights could harm our business. In addition, any unauthorized use of our intellectual property by third parties may adversely affect our current and future revenues and our reputation.

We are subject to risks relating to the leased properties of our PRC Subsidiaries.

Our PRC Subsidiaries lease real properties for our offices and factories in China, and as of the date of this prospectus, the lease agreements of these leased properties have not been registered with the PRC governmental authorities as required by PRC law. Although the failure to do so does not in itself invalidate the leases, our PRC Subsidiaries may be ordered by the PRC government authorities to rectify such noncompliance and, if such noncompliance is not rectified within a given period of time, our PRC Subsidiaries may be subject to fines imposed by PRC government authorities ranging from RMB1,000 (approximately $155) and RMB10,000 (approximately $1,553) for each lease agreement that has not been registered with the relevant PRC governmental authorities.

The ownership certificates or other similar proof of the leased properties have not been provided to our PRC Subsidiaries by the relevant lessors. Therefore, we cannot assure you that such lessors are entitled to lease the relevant real properties to our PRC Subsidiaries. If the lessors are not entitled to lease the real properties to our PRC Subsidiaries and the owners of such real properties decline to ratify the lease agreements between our PRC Subsidiaries and the respective lessors, our PRC Subsidiaries may not be able to enforce their rights to lease such properties under the respective lease agreements against the owners. As of the date of this Prospectus, we and our PRC Subsidiaries are not aware of any claim or challenge brought by any third parties concerning the use of the leased properties without obtaining proper ownership proof. If the lease agreements are claimed as null and void by third parties who are the real owners of such leased real properties, our PRC Subsidiaries could be required to vacate the properties, in the event of which our PRC Subsidiaries could only initiate the claim against the lessors under relevant lease agreements for indemnities for their breach of the relevant leasing agreements. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if our PRC Subsidiaries are unable to relocate our offices in a timely manner, our operations may be interrupted.

We are subject to a variety of laws and obligations regarding data security, cybersecurity, privacy and personal information protection, and any failure to comply with applicable laws and obligations could exert influence on our business, financial condition, results of operations, our listing and the offering.

Our operations are located and conducted in China. As such we are subject to PRC laws relating to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. These PRC laws apply not only to third-party transactions, but also to transfers of information between us, PRC Subsidiaries, and other parties with which we have commercial relations. These laws continue to develop, and the relevant PRC regulatory authorities may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other legal liabilities.

Pursuant to the Cybersecurity Law of the PRC, which was promulgated by the SCNPC on November 7, 2016 and took effect on June 1, 2017, personal information and Important Data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cybersecurity review by the CAC. Pursuant to the Cybersecurity Review Measures (the “Cybersecurity Review Measures (2021)”), which was promulgated by the CAC and other relevant PRC governmental authorities on December 28, 2021 and took effect on February 15, 2022, replacing the original Cybersecurity Review Measures promulgated on April 13, 2020, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to the cybersecurity review. In addition, a network platform operator holding more than one million users’ personal information must go through the cybersecurity review if it seeks to list abroad.

Pursuant to the PRC Data Security Law, which was promulgated by the SCNPC on June 10, 2021 and took effect on September 1, 2021, data collection shall be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security, which puts data into different groups according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations in case the data is falsified, damaged, disclosed, illegally obtained or illegally used. If our data processing activities were found to be not in compliance with this law, we could be ordered to make corrections, and under certain serious circumstances, such as severe data divulgence, we could be subject to penalties, including the revocation of our business licenses or other permits.

On August 20, 2021, the SCNPC approved the Personal Information Protection Law, which became effective on November 1, 2021. The Personal Information Protection Law regulates the processing of personal information, including the collection, storage, use, processing, transmission, provision, disclosure, deletion, etc. Companies in violation of the Personal Information Protection Law may be subject to warnings and admonishments, forced corrections, confiscation of corresponding income, suspension of related services, and fines. We had not collected identifiable or sensitive personal information of individual end-users, such as ID card numbers and real names. However, in the event we inadvertently access or become exposed to customers’ personal identifiable or sensitive information, then we may face heightened exposure to the Personal Information Protection Law.

On February 24, 2023, the CSRC, the MOF, National Administration of State Secrets Protection and National Archives Administration of China jointly revised the Confidentiality and Archives Administration Provisions, which came into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require that, overseas listed PRC domestic enterprises, as well as those to be listed, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals.

Although we have taken measures to comply with all applicable laws and regulations on privacy, data security, cybersecurity and data protection, we cannot guarantee the effectiveness of the measures undertaken by us and our business partners. Any failure to comply with these applicable laws and regulations could result in proceedings against us by government authorities or others, including notification for rectification, confiscation of illegal earnings, fines, or other penalties and legal liabilities, which could exert influence on our business, financial condition, results of operations and the value of our Class A Ordinary Shares.

The M&A Rules and certain other PRC regulations establish a series of procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and detailed. For example, the M&A Rules require that the Ministry of Commerce of the PRC (the “MOFCOM”) be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if certain criteria are met. Moreover, pursuant to the M&A Rules, the approval from the MOFCOM shall be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. In addition, pursuant to the Anti-Monopoly Law which became effective on August 1, 2008, and was lately amended on June 24, 2022 and came into effect on August 1, 2022, and relevant regulations, the SAMR should be notified in advance of any concentration of undertaking if certain thresholds are triggered. Moreover, the Rules of the Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated in August 25, 2011 specifies that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over PRC domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and prohibit any attempt to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. Furthermore, according to the Measures for the Security Review of Foreign Investment promulgated by NDRC and the MOFCOM in December 2020 and came into force on January 18, 2021, foreign investment in certain key areas which results in acquiring the actual control of the assets is required to obtain approval from designated governmental authorities in advance.

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Under the rules for cross-border provision and examination of auditing records and other materials in connection with overseas securities issuance and listing in the PRC, any failure to comply with the applicable provisions could exert influence on our business, financial condition and results of operations, and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

On February 24, 2023, the CSRC promulgated the Confidentiality and Archives Administration Provisions, which became effective on March 31, 2023. The Confidentiality and Archives Administration Provisions require that, before providing or publicly disclosing documents and materials involving state secrets or government work secrets to securities companies, securities service institutions, or overseas regulators, the domestic enterprises shall seek approval from the relevant government regulators, and make filings with the secret protection administration at the same level.

The Confidentiality and Archives Administration Provisions expand the scope of the regulations from “state secrets” to “state secrets and work secrets of government agencies.” However, the provisions do not define the scope of such secrets, but merely provide that in case where it is unclear or disputed as to whether state secrets are involved, the relevant state secret protection regulator shall make final the determination; in case where it is unclear or disputed as to whether government work secrets are involved, the relevant government regulator shall make final the determination.

The Confidentiality and Archives Administration Provisions mandates that domestic enterprises needs to follow due procedures in compliance with applicable national regulations before furnishing “accounting records or copies of accounting records to relevant securities companies, securities service institutions, and overseas regulators.

Working papers produced in the Chinese mainland by securities companies and securities service providers in the process of undertaking businesses related to overseas offering and listing by domestic companies shall be retained in the Chinese mainland. Where such documents need to be transferred or transmitted to outside the Chinese mainland, relevant approval procedures stipulated by regulations shall be followed.

Since the Confidentiality and Archives Administration Provisions are newly promulgated, and the interpretation and implementation thereof may be subject to change, we cannot assure you that whether we will be required to undergo any approval, filing or other procedures in relation to the provision of auditing records and other materials in connection with this offering or our list on the Nasdaq or we will be able to receive clearance of such regulatory requirements in a timely manner, or at all, in the future. If the CSRC, the state secret protection regulator or any other relevant government regulator requires that we obtain approval or complete relevant procedure prior to the completion of this offering, the offering will be delayed until we have obtained such approval or completed such procedure. There is also possibility that we may not be able to obtain or maintain such approval, complete such procedure or that we inadvertently conclude that such approval or procedure is not required. If prior approval or procedure is required while we inadvertently conclude that such approval or procedure is not required or if applicable laws and regulations or the interpretation of such are modified to require us to obtain such approval or procedure in the future, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities. These authorities may impose fines and penalties upon our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could exert influence on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Class A Ordinary Shares. The CSRC or other PRC regulatory agencies may also require us, or make it advisable for us, to terminate this offering prior to closing. Any failure of us to fully comply with new regulatory requirements may limit or hinder our ability to offer or continue to offer the Class A Ordinary Shares, cause disruption to our business operations, severely damage our reputation, exert influence on our financial condition and results of operations, and cause the Class A Ordinary Shares to significantly decline in value or become worthless.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could exert influence on our ability to conduct our business.

We are a holding company and conduct all of our business through our PRC subsidiaries, which are limited liability companies established in China. We may rely on dividends to be paid by our PRC subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Neither any of our subsidiaries has made any dividends or other distributions to our holding company or any U.S. investors as of the date of this prospectus.

Under PRC laws and regulations, our PRC subsidiaries may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a PRC limited liability company is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital.

Our operating transactions and assets and liabilities are mainly denominated in RMB. As a result, regulatory measures on currency exchange under PRC Laws may affect the ability of our PRC subsidiaries to use their RMB revenues to pay dividends to us. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other kinds of payments to us could limit our ability to grow, make investments or acquisitions beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the EIT Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See also “Risk Factors – Risks Related to Doing Business in China – If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders” on page 41 of this prospectus.

The dividends paid by our PRC subsidiaries are subject to withholding tax liabilities, which may not qualify to enjoy certain treaty benefits.

Under the EIT Law and its implementation rules, the profits of a foreign invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and the PRC, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. Our current PRC subsidiaries are wholly-owned, directly or indirectly, by our Hong Kong subsidiary. Moreover, under the Notice of the SAT on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the taxpayer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (i) the taxpayer must be the beneficial owner of the relevant dividends, and (ii) the corporate shareholder to receive dividends from the PRC subsidiaries must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the SAT promulgated the Notice on Issues Concerning the “Beneficial Owner” in Tax Treaties on February 3, 2018, coming into force on April 1, 2018, which limits the “Beneficial Owner” to a person who owns or controls income or the rights or property based on which the income is generated, and sets forth certain detailed factors in determining the “beneficial owner” status. In current practice, a Hong Kong enterprise must obtain a tax resident certificate from the relevant Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority.

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the EIT law, which is lastly revised on December 29, 2018 and its implementation rules, which is revised on April 23, 2019, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%.

On April 22, 2009, the SAT issued the Notice on Issues about the Determination of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises on the Basis of Criteria of de facto Management Bodies, known as SAT Circular 82, partially abolished on December 29, 2017, further interpreting the application of the EIT Law and its implementation to offshore entities controlled by a PRC enterprise or group. Although SAT Circular 82 applies only to offshore enterprises controlled by PRC enterprises or groups, not those controlled by PRC individuals or foreigners, the criteria set forth in SAT Circular 82 may reflect the general position of the SAT on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. Pursuant to SAT Circular 82, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books and records, company seals, board and shareholder minutes are kept in China; and (iv) no less than half of its directors or senior management with voting rights reside in the PRC. However, SAT Circular 82 does not explicitly provide whether it is applicable to an offshore enterprise controlled by a Chinese natural person. Although our board of directors and management are mainly located in PRC, it is unclear if the PRC tax authorities would determine that we should be classified as a PRC “resident enterprise.”

If the PRC tax authorities determine that we are the PRC “resident enterprise” for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, dividends, if any, paid to our shareholders may be decreased as a result of the decrease in distributable profits. In addition, if we were considered a PRC “resident enterprise”, any dividends we pay to our non-PRC investors, and the gains realized from the transfer of our Class A Ordinary Shares may be considered income derived from sources within the PRC and be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty). It is unclear whether holders of our Class A Ordinary Shares would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC “resident enterprise.” This could reduce the returns on your investment in our Class A Ordinary Shares.

We may bear obligations under PRC tax laws with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises (the “SAT Circular 7”), which was amended in 2017. The SAT Circular 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, The SAT Circular 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. The SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises (the “SAT Circular 37”), which came into effect on December 1, 2017. The SAT Circular 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable asset indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

Under PRC tax laws, we may bear relevant obligations or liabilities in relation to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the Class A Ordinary Shares in our offshore subsidiaries and investments. Our Company may be subject to filing obligations or may be taxed if our Company is a transferor in such transactions, and may be subject to withholding obligations if our Company is a transferee in such transactions, under the SAT Circular 7 and/or the SAT Circular 37. For transfers of Class A Ordinary Shares of our Company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under the SAT Circular 7 and/or the SAT Circular 37. As a result, we may be required to expend valuable resources to comply with the SAT Circular 7 and/or the SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may exert influence on our financial condition and results of operations.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities and governmental guidance of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries. We may make loans to our PRC subsidiaries subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our foreign-controlled subsidiaries in China. Furthermore, loans by us to our PRC subsidiaries to finance its activities cannot exceed the difference between their respective total project investment amount and registered capital or twice times of their net worth, and capital contributions to our PRC subsidiaries are subject to the requirement of making necessary registration with relevant governmental authorities in China. With respect to the proceeds we expect to receive from this offering, they will be a capital contribution or a loan to our subsidiaries in China. If it is a capital contribution, the PRC subsidiaries would, within 30 days from the occurrence of the change in registered capital and total investment amount, fill in and submit online a “Filing Declaration Form for Change of Foreign Investment Enterprise” and related documents, and complete filing formalities for the change through the integrated management system. In addition, we will finance the activities of our operating subsidiaries with the proceeds from this offering in RMB.

On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises (“SAFE Circular 142”), regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE approval, and such RMB capital may not, in any case, be used to repay RMB loans if the proceeds of such loans have not been used. Such requirements are also known as the “payment-based foreign currency settlement system” established under the SAFE Circular 142. Violations of SAFE Circular 142 could result in severe monetary or other penalties. Furthermore, SAFE promulgated a circular on November 19, 2010, or Circular No. 59 and another supplemental circular on July 18, 2011, known as Circular No. 88, which tightens the examination on the authenticity of settlement of net proceeds from an offering and requires that the settlement of net proceeds shall be in accordance with the description in its prospectus.

On February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment (“the SAFE Notice 13”), which became effective on June 1, 2015. Pursuant to SAFE Notice 13, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals will be required to apply for such foreign exchange registrations, or Foreign Direct Investment (“FDI”) registration, from qualified banks. The qualified banks, under the supervision of SAFE, will directly examine applications and manage registrations. For any entity that fails to comply with the FDI registration requirements of the SAFE Notice 13, the SAFE would conduct business guidance over the capital account information system of such entity, and banks would not carry out foreign exchange businesses under the capital account for such entity. After the non-compliant entity submitting the satisfied information and reasons to the SAFE as required, the SAFE would cancel business control. But the entity violating foreign exchange regulations would be subject to administrative punishment according to the SAFE Notice 13

Any loans to our foreign-invested subsidiaries in PRC are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our foreign-controlled subsidiaries in China to finance their activities cannot exceed statutory limits, i.e. the difference between its total amount of investment and its registered capital, or certain amount calculated based on elements including capital or net assets and the cross-border financing leverage ratio or the Macro-prudential Management Mode, under relevant PRC laws and the loans must be registered with the local counterpart of the SAFE, or filed with SAFE in its information system. According to the Circular of the PBOC and the SAFE on Adjusting the Macro-prudent Adjustment Parameter for Cross-border Financing issued on January 7, 2021, the limit for the total amount of foreign debt under the macro-prudential Management Mode is decreased to two times from 2.5 times of their respective net assets. Moreover, any medium or long-term loan to be provided by us to our domestic PRC entities must also be registered with the NDRC.

We may also decide to finance our foreign-controlled subsidiaries in China by means of capital contributions. These capital contributions shall go through record-filing procedures from competent administration for market regulation. SAFE issued the Circular of the State Administration of Foreign Exchange Concerning Reform of the Administrative Approaches to Settlement of Foreign Exchange Capital of Foreign-invested Enterprises (“SAFE Circular 19”), which took effect on June 1, 2015. SAFE Circular 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in the PRC provided that such usage shall fall into the scope of business of the foreign-invested enterprise, which will be regarded as the reinvestment of foreign-invested enterprise. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, we may not be able to use the capital for equity investments in the PRC in actual practice. The SAFE promulgated the Circular of the SAFE on the Policies for Reforming and Standardizing Management of Foreign Exchange Settlement under the Capital Account (“SAFE Circular 16”), effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. In addition, SAFE promulgated the Circular of the State Administration of Foreign Exchange Further Promoting Cross-border Trade and Investment Facilitation, on October 23, 2019, revised on December 4, 2023 (“SAFE Circular 28”), pursuant to which all foreign-invested enterprises can make equity investments in the PRC with their capital funds in accordance with the law. As SAFE Circular 28 is newly revised, its interpretation and implementation may be subject to future change. The applicable foreign exchange circulars and rules may limit our ability to transfer the net proceeds from this offering and the concurrent private placements to our Mainland PRC subsidiaries and convert the net proceeds into RMB, which may adversely affect our business, financial condition, and results of operations.

Since the above-mentioned regulatory requirements in connection with loans in foreign currencies apply to any PRC domestic company, we shall also obey those requirements if we make such loans to the subsidiaries of our PRC subsidiaries. In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or record-filings on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our foreign-controlled subsidiaries in China. As of the date of this prospectus, our foreign-controlled subsidiaries have not completed the process of the Foreign Direct Investment (FDI) registration. However, we cannot assure you the FDI registration will not be cancelled or revoked by authority. Failure of FDI registration may result in restrictions on the settlement of the foreign exchange by WFOE, and our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected.

We must remit the offering proceeds to our PRC operating subsidiaries before they may be used to benefit our business in China, the process of which may be time-consuming, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.

The proceeds of this offering may be sent back to the PRC, and the process for sending such proceeds back to the PRC may be time-consuming after the closing of this offering. We may be unable to use these proceeds to grow our business until our PRC subsidiaries receive such proceeds in the PRC. Any transfer of funds by us to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Any foreign loans procured by our PRC subsidiaries is required to be registered with the SAFE in its local branches and satisfy relevant requirements, and our PRC subsidiaries may not procure loans which exceed the difference between its respective total project investment amount and registered capital or two times (which may be varied year by year due to the change of PRC’s national macro-control policy) of the net worth of our PRC subsidiaries. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to our PRC subsidiaries are subject to the registration with SAMR in its local branches, report submission to the MOFCOM in its local branches and registration with a local bank authorized by SAFE.

To remit the proceeds of the offering, we must take the steps legally required under the PRC laws, for example, we will open a special foreign exchange account for capital account transactions, remit the offering proceeds into such special foreign exchange account and apply for settlement of the foreign exchange. The timing of the process is difficult to estimate because it is uncertain how long it will take us to prepare the materials for submission, and also depends on the efficiencies of different SAFE branches.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may decline in value, which could exert influence on our liquidity, our ability to fund and expand our business and the value of our Class A Ordinary Shares.

The transfer of funds, dividends and other distributions between us and our subsidiaries is regulated by relevant laws and regulations.

To the extent funds are generated in our PRC operating subsidiaries, and may need to be used to fund operations outside of the PRC, current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in the PRC is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in PRC is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Furthermore, to the extent assets (other than cash) in our business are located in PRC or held by a PRC entity, the assets may not be available to fund operations or for other use outside of the PRC. Based on our understanding of the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. Notwithstanding the foregoing, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to KBT HK, and to the extent assets (other than cash) in our business are located in Hong Kong or held by a Hong Kong entity and may need to be used to fund operations outside of Hong Kong, such funds or assets may not be available. Furthermore, there can be no assurance about our ability to transfer or distribute cash, which if limited could result in an inability or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong and adversely affect our business.

Governmental management of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

According to the Administrative Regulations on Foreign Exchange of the PRC, the SAFE and its branches shall take the responsibilities to fulfill the management on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC in accordance with the relevant laws. We receive our revenues primarily in RMB. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, trade, and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the SAFE by complying with certain procedural requirements. Specifically, under the existing foreign exchange system, without prior approval of the SAFE, cash generated from the operations of our PRC subsidiaries in the PRC may be used to pay dividends to our Company, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. However, approval from or registration with appropriate government authorities or designated banks is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain approval from SAFE or its designated banks to use cash generated from the operations of our PRC subsidiaries to pay off their respective debt in a currency other than RMB owed to entities outside the PRC, or to make other capital expenditure payments outside the PRC in a currency other than RMB. If we are prevented from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our Class A Ordinary Shares.

We may not be able to obtain certain treaty benefits on dividends paid by our KBAT WFOE to us through our Hong Kong subsidiary.

Under the Enterprise Income Tax Law, dividends generated from retained earnings after January 1, 2008 from a PRC company to a foreign parent company are subject to a withholding tax rate of 10% unless the foreign parent’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income, or the Hong Kong Tax Treaty, which became effective on December 8, 2006, as amended, a company incorporated in Hong Kong, such as KBT HK, will be subject to withholding income tax at a rate of 5% on dividends it receives from its WFOE if it holds a 25% or more interest in that particular WFOE, or 10% if it holds less than a 25% interest in that subsidiary. On October 27, 2009, the SAT promulgated a tax notice or Circular 601, which provides that tax treaty benefits will be denied to “conduit” or shell companies without business substance, and a beneficial ownership analysis will be used based on a “substance-over-the-form” principle to determine whether or not to grant tax treaty benefits. On June 29, 2012, the SAT further issued the Announcement of the State Administration of Taxation regarding Recognition of “Beneficial Owner” under Tax Treaties, or Announcement 30, which provides that a comprehensive analysis should be made when determining the beneficial owner status based on various factors that are supported by various types of documents including the Memorandum and Articles of Association, financial statements, records of cash movements, board meeting minutes, board resolutions, staffing and materials, relevant expenditures, functions and risk assumption as well as relevant contracts, patent and copyright certificates and other information. As a result, although KBAT WFOE is wholly owned by KBT HK, we cannot assure you that we would be entitled to the tax treaty benefits and enjoy the favorable 5% rate applicable under the Hong Kong Tax Treaty on dividends payable by WFOE. If KBT HK cannot be recognized as the beneficial owner of the dividends to be paid by KBAT WFOE to us, such dividends will be subject to a normal withholding tax of 10% as provided by the Enterprise Income Tax Law.

We are required to go through the filing procedures with the CSRC for our offering and listing on overseas stock exchanges and may not be able to complete the filing because the filing materials are incomplete or do not meet the requirements of the CSRC.

On February 17, 2023, the same date of the issuance of the Trial Administrative Measures which became effective on March 31, 2023, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Trial Administrative Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC (collectively, the “Guidance Rules and Notice”). Under the Trial Administrative Measures and the Guidance Rules and Notice, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should complete the filing procedures with the CSRC; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities on an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application with either the SEC or Nasdaq for initial public offering and listing on an overseas market, such designated domestic operating entity of the issuer shall submit filings with the CSRC within three working days after such application is submitted

Our PRC counsel, Allbright Law Offices, has advised us that, based on its understanding of the current PRC laws and regulations, our offering will be identified as an indirect overseas issuance and listing under the Trial Administrative Measures by CSRC, in view of the fact that the Trial Administrative Measures have come into effect on March 31, 2023, we shall fulfill the filing procedure with the CSRC as per requirement of the Trial Administrative Measures. We have already submitted the CSRC filing documents and have not received feedback from the CSRC. We may not be able to complete the filing because the filing materials are incomplete or do not meet the requirements of the CSRC.

In the event of the increasing oversight of the PRC laws and regulations over offerings that are conducted overseas and foreign investment in China-based issuers, any action could limit or hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and cause the value of such Class A Ordinary Shares to significantly decline or become worthless.

The approval of the CSRC or other PRC governmental authorities may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

The M&A Rules require an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The approval from the MOFCOM shall be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies.

We believe the CSRC’s approval under the M&A Rules is not required for this offering (including the offering of ordinary shares to U.S. investors) and the listing and trading of our ordinary shares on Nasdaq in the context of this offering, given that: (i) CSRC has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules and (ii) The CSRC already promulgated the New Overseas Listing Rules, which came into effect on March 31, 2023. The New Overseas Listing Rules will apply to overseas securities offerings and/or listings conducted by companies incorporated overseas which are normally treated as overseas special purpose vehicles with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies; and we were not established by a merger with, or an acquisition of, any PRC domestic companies as defined under the M&A Rules.

CSRC has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC governmental authorities.

With the promulgation of the new filing-based administrative rules for overseas offering and listing by domestic companies in China, any increasing oversight over overseas public offerings conducted by China-based issuers, which could limit or hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

According to the Trial Administrative Measures, our offering will be identified as an indirect overseas issuance and listing by the CSRC, we shall fulfill the filing procedure with the CSRC as per requirement of the Trial Administrative Measures. We may not be able to complete the filing because the filing materials are incomplete or do not meet the requirements of the CSRC.

In the event of the increasing oversight of the PRC laws and regulations over offerings that are conducted overseas and foreign investment in China-based issuers, any action could limit or hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and cause the value of such Class A Ordinary Shares to significantly decline or become worthless.

If the relevant PRC regulatory authorities were to impose new requirements for approval from the PRC authorities to issue our Class A Ordinary Shares to foreign investors or list on a foreign exchange, such action could limit or hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The PRC laws and regulations have imposed several requirements for approval from relevant PRC authorities regarding issuance and listing on overseas stock exchanges, see “Risk Factors – Risks Related to Doing Business in China –The approval of the CSRC or other PRC governmental authorities may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval” on page 46 and “Risk Factors – Risks Related to Doing Business in China – We are subject to a variety of laws and obligations regarding data security, cybersecurity, privacy and personal information protection, and any failure to comply with applicable laws and obligations could exert influence on our business, financial condition, results of operations, our listing and the offering” on page 38 of this prospectus.

If the PRC laws or regulations impose new requirements for approval from the PRC authorities to issue our Class A Ordinary Shares to foreign investors or list on a foreign exchange, any action could limit or hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and cause the value of such Class A Ordinary Shares to significantly decline or become worthless.

Changes in China’s economic or social conditions or government policies could exert influence on our business and operations.

All of our assets and operations are located in the PRC. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by economic and social conditions in the PRC generally that are beyond our control. Our business faces risks which include, but not limited to changes in local regulatory requirements, inflation, interest rates and general conditions, protection for intellectual property, policies governing world trade, fluctuating foreign exchange rates, the risks of war, and laws and policies affecting trade, investment, taxes and industry development. In addition, policies, regulations, rules, and the enforcement of laws of the PRC can have effects on economic conditions in the PRC and the ability of businesses to operate profitably. Accordingly, any negative change in the economic or social environment of the PRC or in the policies, laws and regulations in the PRC, or any adverse development related to any of the above risks may adversely affect our business, financial condition, results of operations and prospects.

You may experience additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus.

We conduct all of our operations in China, and all of our assets are located in China, which is an emerging market. In addition, except for our director nominees, Mr. Foon Chan, all of our directors and officers are nationals or residents of the PRC, and a substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC, respectively, would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands or PRC courts would entertain original actions brought in the courts of the Cayman Islands or the PRC against us or officers predicated upon the securities laws of the United States or any state.

In accordance with the requirements of the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law, although PRC courts may recognize and enforce foreign judgments based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions, there is no treaty or other forms of reciprocal arrangement between China and the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that, among others, the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest of the PRC. As a result, it is uncertain whether and how a PRC court would enforce a judgment rendered by a court in the U.S. or the Cayman Islands.

Fluctuations in exchange rates could exert influence on our results of operations and the price of the Class A Ordinary Shares.

Our revenues and expenditures are denominated in RMB, whereas our reporting currency is the USD.As a result, fluctuations in the exchange rate between the USD and RMB will affect the relative purchasing power, in RMB terms, of our USD assets and the proceeds from our initial public offering. Our reporting currency is the USD, while the functional currency for our PRC subsidiaries is RMB. Gains and losses from the re-measurement of assets and liabilities receivable or payable in RMB are included in our consolidated statements of operations. The re-measurement has caused the USD value of our results of operations to vary with exchange rate fluctuations, and the USD value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the USD could reduce our profits from operations and the translated value of our net assets when reported in USD in our financial statements. This change in value could exert influence on our business, financial condition, or results of operations as reported in USD. In the event that we decide to convert our RMB into USD to make payments for dividends on our Class A Ordinary Shares or for other business purposes, appreciation of the USD against the RMB will harm the USD amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

The value of the RMB against the USD and other currencies is affected by, among other things, changes in political and economic conditions and China’s foreign exchange policies. The conversion of RMB into foreign currencies, including USD, is based on rates published by the People’s Bank of China. The RMB has fluctuated against the USD, at times significantly and unpredictably. We cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the USD in the future. It is difficult to predict how market forces or the PRC or U.S. government policy may impact the exchange rate between the RMB and the USD in the future.

Any significant appreciation or depreciation of the RMB may affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our Class A Ordinary Shares in USD. For example, to the extent that we need to convert USD we receive from our initial public offering into RMB to pay our operating expenses, appreciation of the RMB against the USD would adversely affect the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the USD may significantly reduce the USD equivalent of our earnings, which in turn could adversely affect the price of our Class A Ordinary Shares.

To date, we have not entered into any hedging transactions to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited. We may not be able to hedge our exposure adequately.

In addition, our currency exchange losses may be magnified by PRC exchange laws and regulations that affect our ability to convert RMB into foreign currency. See “Risk Factors — Governmental management of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment” on page 44 of this prospectus. As a result, fluctuations in exchange rates may have an adverse effect on the price of our Class A Ordinary Shares.

There are legal and other requirements for obtaining information needed for shareholder investigations or litigations outside China or otherwise with respect to foreign entities.

We conduct all of our business operations in China, and a majority of our directors and senior management are based in China, which is an emerging market. According to Article 177 of the PRC Securities Law which became effective in March 2020, no foreign securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. In addition, entities or individuals are prohibited from providing documents and information in connection with any securities business activities to any organizations and/or persons aboard without the prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council. Article 26 of the Trial Administrative Measures (the “Article 26”), which was issued by the CSRC on February 17, 2023 and has come into effect on March 31, 2023, sets out that where an overseas securities regulatory agency intends to conduct investigation and evidence collection regarding overseas offering and listing activities by a domestic company, and request assistance of the CSRC under relevant cross-border securities regulatory cooperation mechanisms, the CSRC may provide necessary assistance in accordance with law. Any domestic entity or individual providing documents and materials requested by an overseas securities regulatory agency out of investigative or evidence collection purposes shall not provide such information without prior approval from the CSRC and competent authorities under the State Council. In addition, Article 11 of the Confidentiality and Archives Administration Provisions (the “Article 11”), which was jointly issued by the CSRC, the Ministry of Finance, the State Secrecy Administration and the State Archives Bureau on February 24, 2023 and came into effect on March 31, 2023, specifies that, (a) where the overseas securities regulator and the relevant competent authorities request to conduct inspections or investigations to collect evidence from a domestic enterprise and the domestic securities firms and securities service agencies providing corresponding services regarding the overseas offering and listing activities of the domestic enterprise, the inspection or investigation shall be carried out under the cross-border regulatory cooperation mechanism, and the CSRC or the relevant authorities shall provide the requisite assistance pursuant to the bilateral and multilateral cooperation mechanism, and (b) relevant domestic companies, securities firms and securities service agencies shall obtain the consent of the CSRC or the relevant administrative authorities prior to cooperating in the inspection or investigation carried out by the overseas securities regulator or relevant administrative authorities or providing documents and materials for cooperating in the inspection or investigation. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual in the PRC may provide the documents and materials relating to securities business activities to foreign securities regulators. See also “Risk Factors — You may experience additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus” on page 47 of this prospectus.

To the extent any funds or assets in the business is in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong.

KBAT is an offshore holding company with no material operations of its own, which conducts all of its operations through its operating subsidiaries established in the PRC. As of the date of this prospectus, substantially all of our cash and assets are located in the PRC. The transfer of funds among PRC companies are subject to the Provisions of the Supreme People’s Court on Several Issues concerning the Application of Law in the Trial of Private Lending Cases (the “Provisions on Private Lending Cases”), which was implemented on January 1, 2021 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases do not prohibit cash transfers among the PRC company’s subsidiaries during their ordinary business operation. As of the date of this prospectus, we have not been notified of any restrictions which could limit our PRC Subsidiaries’ ability to transfer cash to another PRC subsidiary. However, there are limitations on our ability to transfer cash between us and our U.S. investors where dividend distribution to us (and ultimately our foreign investors) shall be reviewed by a bank designated by SAFE that processes outward remittance of profits, including requisite documents need to be submitted to the bank. Upon review and approval by the designated bank, KBAT WFOE in China may remit dividends to KBT HK.

Among KBAT and its subsidiaries, cash can be transferred from KBAT and its subsidiary, KBT HK as needed in the form of capital contributions or shareholder loans, as the case may be, to the PRC subsidiaries as we are permitted under the PRC laws and regulations to provide funding to our PRC subsidiaries through capital contributions or loans, and only if we satisfy the applicable government registration and approval requirements in China. We believe, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities. The PRC regulatory authorities manage the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Further, to the extent cash or assets in our business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong without completion of relevant foreign exchange formalities, which may exert influence on our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Further, if new regulatory requirements or measures are introduced regarding foreign exchange or capital transfer in the PRC in the future, our ability to transfer or distribute cash within our PRC Subsidiaries or to foreign investors may be affected, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations.

Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or having substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the Senate passed the HFCA Act, requiring a foreign company to certify that it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the company’s securities are prohibited from trading on a national exchange.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the HFCA Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under the related process that will be implemented by the SEC.

On September 22, 2021, the PCAOB adopted rules to create a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions. The PCAOB has made such designations as mandated under the HFCA Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Notwithstanding the foregoing, trading in our Class A Ordinary Shares may be prohibited under the HFCA Act if the PCAOB later determines that it cannot inspect or investigate our auditor completely, and as a result Nasdaq may determine to delist our Class A Ordinary Shares.

On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCAA and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading

Our auditor, Golden Eagle CPAs LLC, is headquartered in New Jersey, and will be subject to the PCAOB inspection on a regular basis. As such, it is not subject to the designations issued by the PCAOB on December 16, 2021. However, the recent developments would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list our Class A Ordinary Shares on Nasdaq, which could impair the market for and market price of our Class A Ordinary Shares.

Risks Related to This Offering and the Class A Ordinary Shares

There has been no public market for our Class A Ordinary Shares prior to this offering, and you may not be able to resell the Class A Ordinary Shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our Class A Ordinary Shares. We plan to list the Class A Ordinary Shares on the Nasdaq Capital Market. Our Class A Ordinary Shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for the Class A Ordinary Shares does not develop after this offering, the market price and liquidity of the Class A Ordinary Shares will be affected.

Negotiations with the underwriters will determine the initial public offering price for the Class A Ordinary Shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for the Class A Ordinary Shares will develop or that the market price of the Class A Ordinary Shares will not decline below the initial public offering price.

The market price for the Class A Ordinary Shares may be volatile.

The trading prices of the Class A Ordinary Shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of internet or other companies based in China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, price declines in their trading prices. The trading performances of other Chinese companies’ securities after their offerings, including internet and e-commerce companies, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of the Class A Ordinary Shares, regardless of our actual operating performance. Any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also exert influence on the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009 and the second half of 2011, which may exert influence on the market price of the Class A Ordinary Shares.

In addition to the above factors, the price and trading volume of the Class A Ordinary Shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us, our customers or our industry;

●	conditions in the food packaging machine business;

●	announcements of studies and reports relating to the quality of our product and service offerings or those of our competitors;

●	changes in the economic performance or market valuations of other personal care product companies;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

●	additions to or departures of our senior management;

●	detrimental negative publicity about us, our management or our industry;

●	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

●	release or expiry of lock-up or other transfer restrictions on our outstanding Class A Ordinary Shares; and

●	sales or perceived potential sales of additional Class A Ordinary Shares.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the Class A Ordinary Shares, the market price for the Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If industry or securities analysts decide to cover us and in the future downgrade our Class A Ordinary Shares, the market price for our Class A Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A Ordinary Shares to decline.

Because our initial public offering price is higher than our net tangible book value per share, you will experience immediate and dilution.

If you purchase Class A Ordinary Shares in this offering, you will pay more for your Class A Ordinary Shares than the amount paid per share by our existing shareholders for their Class A Ordinary Shares. As a result, you will experience immediate and dilution of approximately $3.55 per Ordinary Share, representing the difference between the initial public offering price of $4.50 per Ordinary Share and our net tangible book value per Ordinary Share as of March 31, 2025, after giving effect to the net proceeds to us from this offering. In addition, you may experience further dilution to the extent that our Class A Ordinary Shares are issued upon the exercise of any share options. See “Dilution” for a more complete description of how the value of your investment in the Class A Ordinary Shares will be diluted upon completion of this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the Class A Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the Class A Ordinary Shares as a source for any future dividend income.

Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium; provided that in no circumstances may a dividend be paid if, following the date on which the dividend is proposed to be paid, our company would be unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A Ordinary Shares will likely depend entirely upon any future price appreciation of our Class A Ordinary Shares. There is no guarantee that our Class A Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in our Class A Ordinary Shares and you may even lose your entire investment in our Class A Ordinary Shares.

Future sales or perceived potential sales of Class A Ordinary Shares in the public market could cause the price of the Class A Ordinary Shares to decline.

Sales of Class A Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of the Class A Ordinary Shares to decline. Immediately after the completion of this offering, we will have 8,781,250 Class A Ordinary Shares outstanding (excluding 12,468,750 Class B Ordinary Shares convertible into Class A Ordinary Shares on 1:1 basis), assuming the underwriters do not exercise their over-allotment option. All Class A Ordinary Shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. All of our executive officers and directors and any other shareholders of our Class A Ordinary Shares as of the effective date of this prospectus have agreed not to sell our Class A Ordinary Shares for a period of 180 days from the closing of this offering, subject to extension under specified circumstances. Class A Ordinary Shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of the Class A Ordinary Shares could decline. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short our Class A Ordinary Shares. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We may need additional capital and may sell additional Class A Ordinary Shares or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities or equity-linked debt securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or terms acceptable to us, if at all.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

In addition, under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of an exemption that allows us to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, we will not be subject to the same new or revised accounting standards as other public companies that comply with the public company effective dates. We have also elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result of these elections, the information that we provide to our shareholders may be different than you might receive from other public reporting companies.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

We will incur increased costs as a result of being a public company, and our management has no prior experience in managing and operating a public company and required to devote substantial time to compliance initiatives and reporting requirements associated therewith.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. As a company with less than $1.235 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. We expect to incur significant expenses and devote management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay damages, which could exert influence on our financial condition and results of operations.

We have identified a weakness in our internal control over financial reporting. If we are unable to remediate this weakness, or if we identify additional weakness in the future or otherwise fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources to address our Company’s internal controls and procedures. Our management has not performed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the years ended March 31, 2025 and 2024, we have identified weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB and other control deficiencies. The weaknesses identified included (i) a lack of accounting staff and resources with appropriate knowledge of generally accepted accounting principles in the United States (“U.S. GAAP”) and SEC reporting and compliance requirements; (ii) lack of risk assessment in accordance with the requirement of COSO 2013 framework and (iii) a lack of an effective review process by the accounting manager which led to audit adjustments to the financial statements. Following the identification of the weaknesses and control deficiencies, we plan to continue to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) establishing an internal audit team as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control.

As of the date of this prospectus, we have not fully addressed the above-referenced weaknesses. However, we have made progress in implementing remedial measures, specifically:

●	We have hired two additional mid-level financial staff in late 2024, one of whom has been staffed in financial reporting unit and the other in internal control department. In addition, we have identified two potential candidates with U.S. Certified Public Accountant qualifications and related experience and skills for senior financial roles. In the interim, we will continue using an external consultant to assist us in financial reporting;

●	Since September 30, 2024, the management team, including our chief executive officer, Mr. Jinliang Wang, our chief financial officer, Ms. Maojuan Zhang, and other management team members of our PRC subsidiaries have held internal meetings, discussions, trainings, and seminars on a monthly basis to review our financial statements and operational performance and to identify areas to improve our internal control procedures;

●	We have identified qualified independent director and expect to establish an audit committee, effective upon the effectiveness of the registration statement of which this prospectus forms a part; and

●	We are working with an external consulting firm to assist us in setting-up our financial and system control framework. We expect to fully complete the setup of our financial and system control framework by December 31, 2025. The associated costs for setting-up our financial and system control framework are estimated to be around $0.80 million.

We plan to fully implement the above-referenced measures prior to December 31, 2025.

However, the implementation of these measures may not fully address the weaknesses in our internal control over financial reporting. Our failure to correct the weaknesses or our failure to discover and address any other weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Class A Ordinary Shares, may be affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our second annual report on Form 20-F after becoming a public company. In addition, if we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting on an annual basis. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a burden on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify weaknesses and deficiencies in our internal control over financial reporting. The Public Company Accounting Oversight Board, or PCAOB, has defined a weakness as “a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a misstatement of the annual or interim statements will not be prevented or detected on a timely basis”.

If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our Class A Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud, misuse of corporate assets and legal actions under the United States securities laws and subject us to potential delisting from the Nasdaq Capital Market to regulatory investigations and to civil or criminal sanctions.

If we are listed on the Nasdaq Capital Market and our financial condition deteriorates, we may not meet continued listing standards on the Nasdaq Capital Market.

The Nasdaq Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. If our Class A Ordinary Shares are listed on the Nasdaq Capital Market but are delisted from the Nasdaq Capital Market at some later date, our shareholders could find it difficult to sell our Class A Ordinary Shares. In addition, if our Class A Ordinary Shares are delisted from the Nasdaq Capital Market at some later date, we may apply to have our Class A Ordinary Shares quoted on the Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the Nasdaq Capital Market. In addition, if our Class A Ordinary Shares are not so listed or are delisted at some later date, our Class A Ordinary Shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established clients and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our Class A Ordinary Shares might decline. If our Class A Ordinary Shares are not so listed or are delisted from the Nasdaq Capital Market at some later date or become subject to the penny stock regulations, it is likely that the price of our Class A Ordinary Shares would decline and that our shareholders would find it difficult to sell their shares.

We have not finally determined the use of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

While we have identified the priorities to which we expect to put the proceeds of this offering, our management will have considerable discretion in the application of the net proceeds received by us. We have reserved the right to re-allocate funds currently allocated to that purpose to our general working capital. If that were to happen, then our management would have discretion over even more of the net proceeds to be received by our company in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce profit or increase value. See “Use of Proceeds” on page 61 of this prospectus.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our Class A Ordinary Shares.

Based on the anticipated market price of our Class A Ordinary Shares in this offering and expected price of our Class A Ordinary Shares following this offering, and the composition of our income, assets and operations, we do not expect to be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the U.S. Internal Revenue Service will not take a contrary position. Furthermore, this is a factual determination that must be made annually after the close of each taxable year. If we are a PFIC for any taxable year during which a U.S. Holder (as defined below under “United States Federal Income Tax Considerations”) holds our Class A Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder, including increased U.S. federal income tax liability and additional reporting requirements. Our status as a PFIC is a fact-intensive determination made on an annual basis. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with regard to our expectations regarding our PFIC status. Prospective U.S. Holders should note that, if we are determined to be a PFIC for any taxable year, we do not currently intend to prepare or provide the information that would enable investors to make a qualified electing fund election which, if available, would result in different (and generally, less adverse) U.S. federal income tax consequences under the PFIC rules.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. Holders who own our Class A Ordinary Shares if we were determined to be a PFIC, see “United States Federal Income Taxation Considerations — Passive Foreign Investment Company (“PFIC”).”

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional Class A Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the Class A Ordinary Shares they hold or may not be able to sell their Class A Ordinary Shares at all.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our expectations regarding demand for and market acceptance of our products;

●	our expectations regarding our customer base;

●	our ability to procure the applicable regulatory licenses in the relevant jurisdictions that we operate in;

●	our ability to implement measures to address the material weakness that has been identified;

●	competition in our industry;

●	relevant government policies and regulations relating to our industry;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to retain effective intellectual property rights and secure the right to use other intellectual property that we deem to be essential or desirable to the conduct of our business;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	overall industry and market performance; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” beginning on page 20 of this prospectus. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

●	the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

All of our assets are located outside the United States. In addition, except for our director nominees, Mr. Foon Chan, all of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. Our Chairman and Chief Executive Officer, Jinliang Wang, director and Chief Operating Officer, Jinxun Sui, Chief Financial Officer, Maojuan Zhang and independent directors, Na Liu and Xingmin Li, are all nationals of the PRC. As a result, it may be difficult or impossible for investors to effect service of process within the United States upon us or these persons who are not nationals of or located in the United States, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholders to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Puglisi & Associates to receive service of process with respect to any action brought against us in the United States.

Service of Process and Enforcement of Civil Liabilities in Cayman Islands

Ogier , our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would: (a) recognize or enforce judgments of U.S. courts based on certain civil liability provisions of securities laws of the United States or any state in the United States; or (b) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have also been advised by Ogier that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands will, in certain circumstances, recognize and enforce a foreign money judgment of a foreign court without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty; and

(e)	was not obtained by fraud; and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Service of Process and Enforcement of Civil Liabilities in Hong Kong

We believe that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may been forced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty), and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the United States was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

Service of Process and Enforcement of Civil Liabilities in the PRC

Allbright Law Offices, our counsel as to PRC law, has advised us that (1) there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, and (2) there is uncertainty as to whether the courts of the PRC would entertain original actions brought in the PRC against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Allbright Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if it decides that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether, and on what basis, a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the Ordinary Shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

USE OF PROCEEDS

KBAT estimates that it will receive net proceeds of approximately $14,295,954 from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by KBAT and based upon an assumed initial public offering price of $4.50 per Class A Ordinary Share, which is the midpoint of the price range as set forth on the cover page of this prospectus, if the underwriters do not exercise the over-allotment option, and net proceeds of approximately $16,624,704  if the underwriters exercise the over-allotment option in full.

KBAT plans to use the net proceeds we receive from this offering for the following purposes:

Use of Proceeds	Estimated Amount of Net Proceeds (US$)	Percentage of the net proceeds
Equipment technology transformation and intelligence upgrade	$4,288,787	30%
Strategic acquisition	$2,144,393	15%
South America sales network development	$1,429,595	10%
Research and development center setup	$2,859,191	20%
Loan repayment	$1,429,595	10%
Working capital	$2,144,393	15%

The precise amounts and percentage of proceeds we would devote to particular categories of activity will depend on prevailing market and business conditions as well as particular opportunities that may arise from time to time. The above expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly from the above depending on numerous factors, including any unforeseen cash needs. Similarly, the priority of our prospective uses of proceeds will depend on business and market conditions. Accordingly, our management will have significant flexibility and broad discretion in applying the net proceeds of the offering. If any unforeseen event occurs or the business conditions change, we may use the proceeds of this offering differently from that described in this prospectus.

In utilizing the proceeds of this offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions. For those proceeds of this offering to be used in China, we will need to convert the proceeds from U.S. dollars to RMB by way of capital contributions or loans to our PRC subsidiaries. None of the proceeds of this offering can be loaned or contributed to our PRC subsidiaries without additional government registration or approval. Subject to satisfaction of applicable government registration and approval requirements, we may provide inter-company loans or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. The relevant registration or approval processes for capital contributions and loans may take weeks to complete. While we currently see no material obstacles to completing the registration or approval procedures with respect to future capital contributions and loans to our PRC subsidiaries, we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries. This is because there are no statutory limits on the amount of registered capital for our PRC subsidiaries, and we are allowed to make capital contributions to our PRC subsidiaries by subscribing for its initial registered capital and increased registered capital, provided that our PRC subsidiaries complete the relevant necessary filing and registration procedures in accordance with the applicable laws and regulations. With respect to loans to the PRC subsidiaries by us, (i) if the relevant PRC subsidiaries are permitted by the competent governmental authorities to adopt the traditional foreign exchange administration mechanism, the outstanding amount of the loans shall not exceed the difference between the total investment and the registered capital of the PRC subsidiaries; and (ii) if the relevant PRC subsidiaries adopt the foreign exchange administration mechanism as provided in the Notice of the People’s Bank of China (“PBOC”) on Full-coverage Macro-prudent Management of Cross-border Financing (the “PBOC Notice No. 9”), the risk-weighted outstanding amount of the loans, which shall be calculated based on the formula provided in the PBOC Notice No. 9, shall not exceed 200% of the net asset of the relevant PRC subsidiaries. According to the PBOC Notice No. 9, after a transition period of one year since the promulgation of the PBOC Notice No. 9, the PBOC and SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of the PBOC Notice No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries. Therefore, we will adopt capital contributions or loans to our PRC subsidiaries in consideration of the available statutory limits set out above and other factors such as usage of the fund when using the proceeds to finance our business operations in the PRC.

DETERMINATION OF OFFERING PRICE

Since KBAT’s Class A Ordinary Shares are not listed or quoted on any exchange or quotation system, the offering price of KBAT’s Class A Ordinary Shares was determined by KBAT and the underwriters and is based on an assessment of KBAT’s financial condition and prospects, comparable companies with similar sizes and businesses currently traded on U.S. capital markets, and the general condition of the securities market. It does not necessarily bear any relationship to KBAT’s book value, assets, past operating results, financial condition or any other established criteria of value. Although KBAT’s Class A Ordinary Shares are not listed on a public exchange, KBAT intends to obtain a listing on the Nasdaq immediately after the closing of the offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the Class A Ordinary Shares. That price is subject to change as a result of market conditions and other factors, including the depth and liquidity of the market for the Class A Ordinary Shares, investor perception of us and general economic and market conditions, and we cannot assure you that the Class A Ordinary Shares can be resold at or above the public offering price.

DIVIDEND POLICY

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Risk Factors—Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” on page 40 of this prospectus.

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to KBAT, and no dividends or distributions have been made to any investors by KBAT or any of its subsidiaries. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Please see the section entitled “Taxation” beginning on page 136 of this prospectus for information on the potential tax consequences of any cash dividends declared.

CAPITALIZATION

The following table sets forth KBAT’s capitalization as of March 31, 2025:

●	on an actual basis;

●	on a pro forma basis to reflect the Adjustment Issuance; and

●	on an as adjusted basis to reflect the issuance and sale of the Class A Ordinary Shares by us in this offering at the assumed initial public offering price of $4.50 per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and the estimated offering expenses payable by KBAT.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” beginning on page 67 of this prospectus.

	March 31, 2025
	Actual	Pro Forma	Adjusted
	US$	US$	US$

Short-term loans	$4,547,522	$4,547,522	$4,547,522

Shareholders’ equity
Class A Ordinary Shares, US$0.0001 par value, authorized 470,000,000 shares as of March 31, 2025; 2,300,000 shares issued and outstanding on actual basis on March 31, 2025; 5,031,250 shares issued and outstanding on a pro forma basis on March 31, 2025; 8,781,250 shares issued and outstanding on an as adjusted basis as of March 31, 2025	230	503	878
Class B Ordinary Shares, US$0.0001 par value, authorized 30,000,000 shares of March 31, 2025; 5,700,000 shares issued and outstanding as of March 31, 2025; 12,468,750 shares issued and outstanding on a pro forma basis as of March 31, 2025.	570	1,247	1,247
Additional paid-in capital	1,324,756	1,323,806	15,619,385
Statutory reserve	433,487	433,487	433,487
Retained earnings	4,324,308	4,324,308	4,324,308
Accumulated other comprehensive loss	(130,426)	(130,426)	(130,426)
Total shareholders’ equity	5,952,925	5,952,925	20,248,879

Total capitalization	$10,500,447	$10,500,447	$24,796,401

DILUTION

If you invest in KBAT’s Class A Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Class A Ordinary Share and KBAT’s net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Class A Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares.

Giving effect to the Adjustment Issuance, KBAT’s net tangible book value as of March 31, 2025 was approximately $5,863,353 (as calculated by deducting the deferred initial offering costs of $89,572 from the net assets of $5,952,925 as of March 31, 2025), or $0.34 per Ordinary Share (both Class A and Class B Ordinary Share). Net tangible book value represents the amount of KBAT’s total consolidated tangible assets, less the amount of KBAT’s total consolidated liabilities and less deferred initial public offering costs. Dilution is determined by subtracting the as adjusted net tangible book value per Ordinary Share from the initial public offering price per Class A Ordinary Share and after deducting the estimated discounts to the underwriters and the estimated offering expenses payable by KBAT.  Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

After giving further effect to KBAT’s sale of 3,750,000 Class A Ordinary Shares in this offering at the assumed public offering price of $4.50 per Class A Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated offering expenses payable by KBAT, KBAT’s pro forma as adjusted net tangible book value as of March 31, 2025 is $20,159,307, or $0.95 per Ordinary Share (both Class A and Class B Ordinary Share). This represents an immediate increase in as adjusted net tangible book value per Ordinary Share (both Class A and Class B Ordinary Share) of $0.61 to our existing stockholders and an immediate dilution in as adjusted net tangible book value per Ordinary Share (both Class A and Class B Ordinary Share) of $3.55 to new investors purchasing Class A Ordinary Shares in this offering.

The following table illustrates this dilution on a per Ordinary Share basis.

Assumed initial public offering price per Class A Ordinary Share	$4.50
Net tangible book value per Ordinary Share (both Class A and Class B Ordinary Share) as of March 31, 2025	$0.34
Increase in pro forma as adjusted net tangible book value per Ordinary Share (both Class A and Class B Ordinary Share) attributable to new investors purchasing Class A Ordinary Shares in this offering	$0.61
Pro forma as adjusted net tangible book value per Ordinary Share (both Class A and Class B Ordinary Share) after this offering	$0.95
Dilution per Ordinary Share (both Class A and Class B Ordinary Share) to new investors in this offering	$3.55

An increase (decrease) in the assumed initial public offering price of KBAT’s Class A Ordinary Shares would increase (decrease) KBAT’s net tangible book value after giving effect to the offering assuming no change to the number of KBAT’s Class A Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting estimated expenses payable by KBAT.

To the extent that KBAT issues additional Class A Ordinary Shares in the future, there will be further dilution to new investors participating in this offering.

The following table summarizes, on an as adjusted basis as of March 31, 2025, the differences between existing shareholders and the new investors, the total consideration paid and the average price per Ordinary Share before deducting the estimated discounts to the underwriters and the estimated offering expenses payable by KBAT.

	Class A Ordinary Shares purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share
Existing shareholders	17,500,000	82.35%	$1,325,556	7.28%	$0.08
New investors	3,750,000	17.65%	$16,875,000	92.72%	$4.50
Total	21,250,000	100.00%	$18,200,556	100.00%	$0.86

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

KBAT Shandong was incorporated on March 15, 2011 in accordance with PRC laws and is engaged in research and development and manufacturing and sales of food packaging machinery. KBAT Shandong owns 100% of the equity of Beijing Yuanze which was incorporated on October 10, 2023.

To prepare for the offering, we started a reorganization involved the incorporation of the Company, KBAT BVI, KBT HK and KBAT WFOE, and the transfer all equity interest of KBAT Shandong and Beijing Yuanze to KBAT WFOE.

The Company was incorporated as an exempted company incorporated with limited liability under the laws of the Cayman Islands on January 19, 2024.

The Company has no substantive operations other than holding all of the outstanding share capital of KBAT BVI, a limited liability company incorporated under the laws of BVI on February 5, 2024. KBAT BVI is also a holding company holding all of the outstanding equity of KBT HK, a limited liability company formed under the laws of Hong Kong on March 4, 2024. KBT HK is a holding company holds all of the equity interest of KBAT WFOE, formed on June 20, 2024, as a wholly foreign-owned enterprise, in accordance with PRC laws.

In connection with our reorganization, all of the equity interest of KBAT Shandong was transferred to KBAT WFOE on September 27, 2024, with a consideration of RMB 8.329 million (approximately $1.15 million). After such transfer, KBAT Shandong and Beijing Yuanze became the wholly-owned subsidiaries of KBAT WFOE.

On July 4, 2025, we issued an aggregate of 9,500,000 Ordinary Shares at par value $0.0001 per share, consisting of 2,731,250 Class A Ordinary Shares and 6,768,750 Class B Ordinary Shares, to the current shareholders of the Company (the “Adjustment Issuance”) in proportion to their respective holding of the Ordinary Shares immediately prior to the Adjustment Issuance. The number of the Ordinary Shares issued under the Adjustment Issuance is determined to achieve the equivalent result that a forward split, being a share subdivision under Cayman laws, at a ratio of 2.1875-for-1 would effect on the issued and outstanding Ordinary Shares. As a result, immediately prior to the completion of this offering, we will have 17,500,000 Ordinary Shares issued and outstanding, consisting of 5,031,250 Class A Ordinary Shares and 12,468,750 Class B Ordinary Shares.

Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a holding company incorporated in the Cayman Islands, conducting our operation in the People’s Republic of China (“PRC”). We, through our PRC operating entities, are primarily engaged in design, manufacturing and sales of customized food packaging machines to both domestic and international customers.

We face various legal and operational risks and uncertainties relating to doing business in China. We operate our business primarily in China, and are subject to complex and evolving PRC laws and regulations. For example, we face risks relating to regulatory approvals on overseas listings and oversight on cybersecurity and data privacy. Uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws and regulations could limit or hinder our ability to offer or continue to offer the Ordinary Shares, which might further cause our Ordinary Shares to significantly decline in value or become worthless. See “Risk Factors — Risks Relating to Doing Business in China” and “Risks Relating to Our Corporate Structure”.

Over the years, we have produced a wide array of food packaging machines we design and manufacture, primarily consisting of three categories: (i) thermoforming vacuum packaging machines, (ii) vacuum packaging machines, and (iii)modified atmosphere packaging machines and skin packaging machines. We also sell vacuum machine parts and replacement components. Our food packaging machines can be used for packaging, among others, all kinds of cooked and uncooked food, pickles, aquatic product, meat product, bean products, snacks, pharmaceutical products, hardware components, and medical devices.

Our revenues increased by $4,744,033, or 64.2%, from $7,391,618 for the fiscal year ended March 31, 2024 to $12,135,651 for the fiscal year ended March 31, 2025. Revenue from sales of food packaging machine accounted for 93.5% and 92.7% of our total revenues, and revenue from sales of machine parts and replacement components accounted for 6.5% and 7.3% of our total revenue, for the fiscal year ended March 31 , 2025 and 2024, respectively.

The following tables illustrate the amount and percentage of our revenue by service type for the years ended March 31, 2025 and 2024, respectively:

	For the Years Ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

Revenue from sales of food packaging machine	$11,351,515	93.5%	$6,855,369	92.7%	$4,496,146	65.6%
Revenue from sales of machine parts and replacement components	784,136	6.5%	536,249	7.3%	247,887	46.2%
Total revenues	$12,135,651	100.0%	$7,391,618	100.0%	$4,744,033	64.2%

Organization

The Company was incorporated under the laws of the Cayman Islands on January 19, 2024 as an exempted company with limited liability. The Company has no substantive operations other than holding all of the outstanding share capital of KBAT BVI, a limited liability company incorporated under the laws of British Virgin Islands on February 5, 2024. KBAT BVI is also a holding company holding all of the outstanding equity of KBT HK, a limited liability company formed under the laws of Hong Kong on March 4, 2024.

KBAT WFOE was formed on June 20, 2024, as a Wholly Foreign-Owned Enterprise (“WFOE”) in the People’s Republic of China (“PRC”).

The Company, KBAT BVI, KBT HK and KBAT WFOE are currently not engaging in any active business operations and merely acting as holding companies.

KBAT Shandong was incorporated on March 15, 2011 in accordance with PRC laws and is engaged in research and development and manufacturing and sales of food packaging machinery. KBAT Shandong owns 100% of the equity of Beijing Yuanze, which was incorporated on October 10, 2023. KBAT Shandong and Beijing Yuanze are collectively referred as the PRC Operating Entities. All of the equity interest of KBAT Shandong was transferred to KBAT WFOE on September 27, 2024, with a consideration of RMB 8.329 million (approximately $1.15 million). After such transfer, KBAT Shandong and Beijing Yuanze became the wholly-owned subsidiaries of KBAT WFOE.

Reorganization

A reorganization of our legal structure (“Reorganization”) was completed on September 27, 2024 . The reorganization involved the incorporation of KBAT Cayman, KBAT BVI, KBT HK and KBAT WFOE, and the transfer of the 100% equity interest of KBAT Shandong and Beijing Yuanze to KBAT WFOE. Consequently, KBAT Cayman, through its subsidiary KBT HK, directly controls KBAT WFOE and KBAT Shandong and Beijing Yuanze, and became the ultimate holding company of all other entities mentioned above.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

Key Factors That Affect Our Results of Operations

We believe the following key factors may affect our financial condition and results of operations:

Our Ability to Attract Additional Customers and Increase the Spending Per Customer

Our revenue is primarily derived from our sales of a wide array of food packaging machines we design and manufacture, primarily consisting of three categories: (i) thermoforming vacuum packaging machines, (ii) vacuum packaging machines, and (iii)modified atmosphere packaging machines and skin packaging machines. We also sell vacuum machine parts and replacement components. Our food packaging machines can be used for packaging, among others, all kinds of cooked and uncooked food, pickles, aquatic product, meat product, bean products, snacks, pharmaceutical products, hardware components, and medical devices. Our major customers are enterprise customers such as food manufacturer, food processing plants and other enterprise customers in the food service industry. For example, for the years ended March 31, 2024 and 2025, our enterprise customers normally had annual revenue ranging from approximately RMB 50 million (approximately $6.90 million) to RMB 200 million (approximately $27.90 million) with corresponding headcount ranging from approximately 50 employees to 250 employees. For the years ended March 31, 2025 and 2024, we had total 908 and 962 customers, and no single customer accounted for more than 10% of our total revenue, respectively. However, our top 10 customers in the aggregate accounted for 11.9% and 19.7% of our total revenue for the years ended March 31, 2025 and 2024, respectively. Our dependence on a small number of larger customers could expose us to the risk of substantial losses if a single large customer stops purchasing our products, purchases fewer of our products or goes out of business and we cannot find substitute customers on equivalent terms. If any of our significant customers reduces the quantity of the products they purchase from us or stops purchasing from us, our net revenues would be materially and adversely affected. Therefore, the success of our business in the future depends on our effective marketing efforts to expand our distribution network in an effort to increase our geographic appearance. The success of expansion will depend upon many factors, including our ability to form relationships with, and manage an increasing number of, customers base and optimize our distribution network. If our marketing efforts fail to convince customers to accept our products, we may find it difficult to maintain the existing level of sales or to increase such sales. Should this happen, our net revenues would decline and our growth prospectus would be severely impaired.

Our Ability to Increase Awareness of Our Brand and Develop Customer Loyalty

Our brand, “Kang Bei Te (康贝特),” is well-recognized among our clients and other Chinese food service industry players. Our brand is integral to our sales and marketing efforts. We believe that maintaining and enhancing our brand name recognition in a cost-effective manner is critical to achieving widespread acceptance of our current and future products and is an important element in our effort to increase our customer base. Successful promotion of our brand name will depend largely on our marketing efforts and ability to provide reliable and quality products at competitive prices. Brand promotion activities may not necessarily yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in marketing activities. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new customers or retain our existing customers, in which case our business, operating results and financial condition, would be materially adversely affected.

Our Ability to Control Costs and Expenses and Improve Our Operating Efficiency

Our business growth is dependent on our ability to attract and retain qualified and productive employees, identify business opportunities, secure new contracts with customers and our ability to control costs and expenses to improve our operating efficiency. Our inventory costs (including raw materials, labor, packaging cost, depreciation and amortization, freight costs and overhead) have a direct impact on our profitability. The raw materials used in manufacturing of our food packaging machine are subject to price volatility and inflationary pressures. Our success is dependent, in part, on our ability to reduce our exposure to increase in those costs through a variety of ways, while maintaining and improving margins and market share. We also rely on third-party manufacturers as a source for a portion of components for our products. These manufactures are also subject to price volatility and labor cost and other inflationary pressures, which may, in turn, result in an increase in the amount we pay for sourced machine parts and components. Raw materials and sourced product price increases may offset our productivity gains and price increases and may adversely impact our financial results. In addition, our staffing costs (including payroll and employee benefit expense) and administrative expenses also have a direct impact on our profitability. Our ability to drive the productivity of our staff and enhance our operating efficiency affects our profitability. To the extent that the costs we are required to pay to our suppliers and our staffs exceed our estimates, our profit may be impaired. If we fail to implement initiatives to control costs and improve our operating efficiency over time, our profitability will be negatively impacted.

Our Ability to Compete Successfully

The market for vacuum packing machines is highly competitive and evolving rapidly. The market is fragmented with entry barriers. Strong market players are usually the ones possessing extensive sales channels, advanced technology and ability to tailor food packing machinery products that meet customers’ specific needs. To succeed in this market, we need to continue improving our capabilities to handle the demands associated with our development, such as the demands for capital resources, solid customer relationship and technology improvement. If we do not compete effectively, our operating results could be harmed.

A Severe or Prolonged Slowdown in the Global or Chinese Economy Could Materially and Adversely Affect Our Business and Our Financial Condition

The rapid growth of the Chinese economy has slowed down since 2012 and this slowdown may continue in the future. There are considerable uncertainties over trade conflicts between the United States and China and the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. The withdrawal of these expansionary monetary and fiscal policies could lead to a contraction. There continue to be concerns over unrest and terrorist threats in the Middle East, Europe, and Africa, which have resulted in volatility in oil and other markets. There are also concerns about the relationships between China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. The eruption of armed conflict could adversely affect global or Chinese discretionary spending, either of which could have a material and adverse effect on our business, results of operation in financial condition. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy would likely materially and adversely affect our business, results of operations and financial condition. In addition, turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

Impact of COVID-19 on Our Business

The COVID-19 pandemic had negatively affected our business and financial results in fiscal years 2020-2023 to certain extent. Due to various restrictions, we had limited support from our employees, delayed access to raw material supplies and were unable to deliver products to customers on a timely basis. In the end of 2022, China loosened up its COVID-19 policy and certain negative effects due to the COVID-19 pandemic on our business have since been mitigated.

Although the spread of COVID-19 appears to be under control as of the date of this prospectus, the extent to which the COVID-19 pandemic may impact our future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and COVID-19 variants, if any, any related travel advisories and restrictions, and the overall impact of the COVID-19 pandemic on the global economy and capital markets, all of which remain uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity, and results of operations.

Key Financial Performance Indicators

In assessing our financial performance, we consider a variety of financial performance measures, including growth in net revenue and gross profit, our ability to control costs and operating expenses to improve our operating efficiency and net income. Our review of these indicators facilitates timely evaluation of the performance of our business and effective communication of results and key decisions, allowing our business to respond promptly to competitive market conditions and different demands and preferences from our customers. The key measures that we use to evaluate the performance of our business are set forth below and are discussed in greater detail under “Results of Operations”.

Net Revenue

Our revenue is driven by changes in the number of customers, sales volume, selling price, and mix of products sold.

	For the Years ended March 31,
	2025	2024	Variances

Revenues from sales of food vacuum packaging machines	$11,351,515	$6,855,369	$4,496,146	65.6%
Revenues from sales of machine parts and replacement components	784,136	536,249	247,887	46.2%
Total revenues	$12,135,651	$7,391,618	$4,744,033	64.2%

Number of customers purchasing food vacuum packaging machines	428	290	138	47.6%
Number of customers purchase of parts and replacement components	480	672	(192)	(28.6)%
Total number of customers	908	962	(54)	(5.6)%

Thermoforming Vacuum Packaging Machine	198	115	83	72.2%
Vacuum Modified Atmosphere and Skin Packaging Machine	170	89	81	91.0%
Vacuum Packaging Machine	299	237	62	26.2%
Total sales volume of food vacuum packaging machines	667	441	226	51.2%

Sales volume of machine parts and replacement components	44,950	9,804	35,146	358.5%

Average unit selling price - food vacuum packaging machine	$17,019	$15,545	1,474	9.5%
Average unit selling price - machine parts and replacement components	$17	$55	(38)	(69.9)%

Cost of food vacuum packaging machine	$6,400,709	$3,862,464	2,538,245	65.7%
Cost of machine parts and components	346,904	195,148	151,756	77.8%
Total costs	$6,747,613	$4,057,612	2,690,001	66.3%

Average unit cost- food vacuum packaging machine	$9,596	$8,758	838	9.6%
Average unit cost- machine parts and components	$8	$20	(12)	(61.2)%

Our total revenue increased by approximately $4,744,033, or 64.2%, when comparing the fiscal year ended March 31, 2025 to the fiscal year ended March 31, 2024, primarily due to increase in our sales volume when we received and fulfilled more sales orders, increase in the number of customers, and decrease in our average selling price as affected by changes in mix of product sold.

For the fiscal years ended March 31, 2025 and 2024, our revenue generated from sales of food packaging machines accounted for 93.5% and 92.7% of our total revenue, respectively, while revenue from sales of machine parts and replacement components accounted for 6.5% and 7.3% of our total revenue, respectively.

●	Sales volume of food packaging machines increased by 226 units, or 51.2%, from 441 machines sold in fiscal year 2024 to 667 machines sold in fiscal year 2025. The number of customers for our food packaging machines increased by 47.6%, from 290 customers in fiscal year 2024 to 428 customers in fiscal year 2025. However, due to changes in product mix sold, the average selling price of our food packaging machines increased by 9.5%, from $15,545 per machine in fiscal year 2024 to $17,019 per machine in fiscal year 2025. Our research and development efforts in improving the technical design and function of our food packaging machine products enabled us to improve our market competitive advantages and promote the sales. These factors led to a 65.6% increase in our revenue from sales of our food packaging machines from fiscal year 2024 to fiscal year 2025.

●	Sales volume of machine parts and replacement components increased by 35,146 units or 358.5%, from 9,804 units sold in fiscal year 2024 to 44,950 units sold in fiscal year 2025. The number of customers ordering our machine parts and replacement components decreased by 28.6% from 672 customers in fiscal year 2024 to 480 customers in fiscal year 2025, while the average selling price of machine parts and replacement components decreased by 69.1% from $55 per unit in fiscal year 2024 to $17 per unit in fiscal year 2025 as affected by changes in product mix based on customer orders. These factors led to a 46.2% increase in our revenue from sales of machine parts and components from fiscal year 2024 to fiscal year 2025.

Cost of Sales

Our cost of revenues primarily consists of inventory costs (raw materials, labor, packaging cost, depreciation and amortization, freight costs and overhead) and business tax. Cost of revenues generally changes as our production costs change, which are affected by factors including the market price of raw materials, labor productivity, and as the customer and product mix changes.

	For the year ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

Materials	$5,807,512	86.1%	$3,068,000	75.6%	$2,739,512	89.3%
Employee cost	404,555	6.0%	384,563	9.5%	19,992	5.2%
Depreciation	160,747	2.4%	118,897	2.9%	41,850	35.2%
Freight cost	203,877	3.0%	120,616	3.0%	83,261	69.0%
Utilities	23,326	0.3%	26,632	0.7%	(3,306)	(12.4)%
Rental cost	55,581	0.8%	47,016	1.2%	8,565	18.2%
Business tax	78,008	1.2%	60,094	1.5%	17,914	29.8%
Other cost	14,007	0.2%	231,794	5.7%	(217,787)	(94.0)%
Total cost of revenue	$6,747,613	100.0%	$4,057,612	100.0%	$2,690,001	66.3%

Gross Profit and Gross Profit Margin

Gross profit is equal to net revenue minus cost of revenues. Cost of revenues primarily includes inventory costs, including without limitation, raw materials, labor, packaging cost, depreciation and amortization, freight in costs and overhead. Cost of revenues generally changes as our production costs change, as these are affected by factors including the market price of raw materials, labor productivity, and as the customer and product mix changes. Our cost of revenues accounted for 55.6% and 54.9% of our total revenue for the fiscal year 2025 and 2024, respectively.

Our gross margin was 44.4% for fiscal year 2025, a decrease by 0.7% from gross margin of 45.1% in fiscal year 2024. Our gross profit and gross margin are affected by sales of different product mix during each reporting period. Our gross margin increases when more products with lower costs and higher margin are sold, while our gross margin decreases when more products with higher costs and lower margin are sold. As a result, the sales of product mix changed during fiscal year 2025 as compared to fiscal year 2024 because more products with higher costs and lower margin had been sold to our customers, thereby boosting our gross margin. These factors led to the increase in our costs of revenue and increase in our gross profit, but decrease in our gross margin. See detailed discussion under “–Results of Operation”.

Operating Expenses

Our operating expenses consist of selling expenses, general and administrative expenses and research and development expenses.

●	Our selling expenses primarily include salary and welfare benefit expenses paid to our sales personnel, advertising expenses to increase the awareness of our brand, expenses incurred for our business travel, meals and other sales promotion and marketing activities related expenses. Our selling expenses accounted for 9.9% and 14.5% of our total revenue for the years ended March 31, 2025 and 2024, respectively. We expect our overall selling expenses, including but not limited to, advertising expenses, brand promotion expenses and salaries, to increase in the foreseeable future and facilitate the growth of our business, especially when we continue to expand our business and promote our products to customers located at extended geographic areas.

●	Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, depreciation, bad debt reserve expenses, office supply and utility expenses, business travel and meals expenses, rent and property taxes and professional service expenses. General and administrative expenses were 11.2% and 5.4% of our revenue for the years ended March 31, 2025 and 2024, respectively. We expect our general and administrative expenses, including, but not limited to, salaries and business consulting expenses, to continue to increase in the foreseeable future, as we plan to hire additional personnel and incur additional expenses in connection with the expansion of our business operations. We expect our professional fees for legal, audit, and advisory services to increase as we become a public company upon the completion of this offering.

●	The Chinese food service industry is characterized by rapid and frequent changes in customer demand and launches of new products. If we do not launch new products or improve our existing products to meet the changing demands of our customers in a timely manner, some of our products could become uncompetitive in the market, thereby adversely affecting on our revenues and operating results. Our research and development expenses primarily consist of salaries, welfare and insurance expenses paid to our employees involved in the research and development activities, materials and supplies used in the development and testing of new products, depreciation, and other miscellaneous expenses. Research and development expenses were 4.3% and 4.2% of our revenue for the years ended March 31, 2025 and 2024, respectively. As we continue to develop new products and diversify our product offerings to satisfy customer demand, we expect our research and development expenses to continue to increase in the foreseeable future.

Results of Operations

The following table summarizes our operating results as reflected in our statements of income during the fiscal years ended March 31, 2025 and 2024, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Years Ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

REVENUES	$12,135,651	100.0%	$7,391,618	100.0%	$4,744,033	64.2%
COST OF REVENUES	6,747,613	55.6%	4,057,612	54.9%	2,690,001	66.3%
GROSS PROFIT	5,388,038	44.4%	3,334,006	45.1%	2,054,032	61.6%

OPERATING EXPENSES
Selling and marketing expenses	1,198,637	9.9%	1,073,743	14.5%	124,894	11.6%
General and administrative expenses	1,363,345	11.2%	400,560	5.4%	962,785	240.4%
Research and development expense	520,595	4.3%	313,385	4.2%	207,210	66.1%
Total operating expenses	3,082,577	25.4%	1,787,688	24.1%	1,294,889	72.4%

INCOME FROM OPERATIONS	2,305,461	19.0%	1,546,318	21.0%	759,143	49.1%

OTHER INCOME (EXPENSES)
Interest expense	(151,473)	(1.2)%	(92,705)	(1.3)%	(58,768)	63.4%
Foreign exchange transaction gain	(2,313)	0.0%	(2,687)	0.0%	374	(13.9)%
Other income (expense), net	37,515	0.3%	(15,502)	(0.2)%	53,016	(342.0)%
Total other income(expenses), net	(116,271)	(0.9)%	(110,894)	(1.5)%	(5,378)	4.8%

INCOME BEFORE INCOME TAX PROVISION	2,189,190	18.1%	1,435,424	19.5%	753,766	52.5%

PROVISION FOR INCOME TAXES	257,974	2.1%	176,629	2.4%	81,345	46.1%

NET INCOME	$1,931,216	16.0%	$1,258,795	17.1%	$672,421	53.4%

Revenue

Our total revenues increased by $4,744,033, or 64.2%, to $12,135,651 in fiscal year 2025 from $7,391,618 in fiscal year 2024. The increase in our revenue was primarily because (1) we obtained and fulfilled more sales orders from enterprise customers and provided an increased sales volume in fiscal year 2025 as compared to fiscal year 2024. Sales volume of food vacuum packaging machines increased by 51.2% and sales volume of machine parts and components increased by 358.5% when comparing fiscal year 2025 to fiscal year 2024; (2) Total number of our customers for our food packaging machines increased by 47.6%, from 290 customers in fiscal year 2024 to 428 customers in fiscal year 2025, and (3) average selling price of our food packaging machines increased by $1,474 or 9.5% when comparing fiscal year 2025 to fiscal year 2024.

Our revenue by product type is as follows:

	For the Years Ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

Revenue from sales of food packaging machine	$11,351,515	93.5%	$6,855,369	92.7%	$4,496,146	65.6%
Revenue from sales of machine parts and replacement components	784,136	6.5%	536,249	7.3%	247,887	46.2%
Total revenues	$12,135,651	100.0%	$7,391,618	100.0%	$4,744,033	64.2%

Revenue from Sales of Food Packaging Machines

Revenue from sales of food packaging machines increased by $4,496,146 or 65.6%, from $6,855,369 in fiscal year 2024 to $11,351,515 in fiscal year 2025. The increase was due to (1) sales volume of food packaging machines increased by 226 units, or 51.2%, from 441 machines sold in fiscal year 2024 to 667 machines sold in fiscal year 2025; (2)the number of customers for our food packaging machines increased by 47.6%, from 290 customers in fiscal year 2024 to 428 customers in fiscal year 2025. (3) due to changes in product mix sold, the average selling price of our food packaging machines increased by 9.5%, from $15,545 per machine in fiscal year 2024 to $17,019 per machine in fiscal year 2025. Our research and development efforts in improving the technical design and function of our food packaging machine products enabled us to improve our market competitive advantages and promote the sales. These above factors led to a 65.6% increase in our revenue from sales of our food packaging machines from fiscal year 2024 to fiscal year 2025.

Revenue from Sales of Machine Parts and Replacement Components

Revenue from sales of machine parts and replacement components increased by $247,887 or 46.2%, from $536,249 in fiscal year 2024 to $784,136 in fiscal year 2025.The increase was due to (1) sales volume of machine parts and replacement components increased by 35,146 units or 358.5%, from 9,804 units sold in fiscal year 2024 to 44,950 units sold in fiscal year 2025; (2) number of customers ordering our machine parts and replacement components decreased by 28.6% from 672 customers in fiscal year 2024 to 480 customers in fiscal year 2025; (3) the average selling price of machine parts and replacement components decreased by 69.1% from $55 per unit in fiscal year 2024 to $17 per unit in fiscal year 2025 as affected by changes in product mix based on customer orders. These factors led to a 46.2% increase in our revenue from sales of machine parts and components from fiscal year 2024 to in fiscal year 2025.

Cost of Revenue

Our cost of revenues primarily consists of inventory costs (raw materials, labor, packaging cost, depreciation and amortization, freight costs and overhead) and business tax. Cost of revenues generally changes as our production costs change, which are affected by factors including the market price of raw materials, labor productivity, and as the customer and product mix changes.

	For the year ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

Materials	$5,807,512	86.1%	$3,068,000	75.6%	$2,739,512	89.3%
Employee cost	404,555	6.0%	384,563	9.5%	19,992	5.2%
Depreciation	160,747	2.4%	118,897	2.9%	41,850	35.2%
Freight cost	203,877	3.0%	120,616	3.0%	83,261	69.0%
Utilities	23,326	0.3%	26,632	0.7%	(3,306)	(12.4)%
Rental cost	55,581	0.8%	47,016	1.2%	8,565	18.2%
Business tax	78,008	1.2%	60,094	1.5%	17,914	29.8%
Other cost	14,007	0.2%	231,794	5.7%	(217,787)	(94.0)%
Total cost of revenue	$6,747,613	100.0%	$4,057,612	100.0%	$2,690,001	66.3%

Our cost of revenues increased by $2,690,001, or 66.3%, from $4,057,612 in fiscal year 2024 to $6,747,613 in fiscal year 2025, primarily due to the following reasons: (1) As a result of increased sales volume of our food packaging machine products and machine parts and components, our raw materials used in manufacturing of our food packaging machines and machine parts increased by $2,739,512 or 89.3%, from $3,068,000 in fiscal year 2024 to $5,807,512 in fiscal year 2025. Average unit cost of our food packaging machines increased by $838 per machine or 9.6%, in fiscal year 2025 as compared to fiscal year 2024 primarily due to increased raw material purchase costs. (ii) direct labor costs increased by $19,992 or 5.2%, from $384,563 in fiscal year 2024 to $404,555 in fiscal year 2025, primarily affected by an increase in number of workers when we obtained more sales orders from our customers. (iii) as our total sales volume of food packaging machine increased by 51.2%, from 441 machines sold in fiscal year 2024 to 667 machines sold in fiscal year 2025, and sales volume of machine parts and replacement components increased by 358.5%, from 9,804 units sold in fiscal year 2024 to 44,950 units sold in fiscal year 2025, our freight-in costs and business taxes also increased by $83,261 and $17,914, respectively, when comparing fiscal year 2025 to fiscal year 2024. The overall increase in our cost of revenues in fiscal year 2025 reflected the above factors.

Gross profit

Our gross profit increased by $2,054,032, or 61.6%, from $3,334,006 in fiscal year 2024 to $5,388,038 in fiscal year 2025. Our gross margin decreased by 0.7 percentage points, from 45.1% in fiscal year 2024 to 44.4% in fiscal year 2025. Our gross profit and gross margin were affected by changes in average selling price we charged to our customers for our products, changes in sales volume and mixes of product offerings during each reporting period. The increase in our gross profit from fiscal year 2024 to fiscal year 2025 was largely due to a 51.2% increase in our sales volume of food packaging machines and a 358.5% increase in our sales volume of machine parts and replacement components. In addition, due to higher raw material purchase costs, average unit cost of our food packaging machines increased by $838 per machine or 9.6%, in fiscal year 2025 as compared to fiscal year 2024. Furthermore, our gross profit and gross margin were also affected by different mixes of product offerings during each reporting period. In fiscal year 2025, we earned more revenue from products with higher costs and lower margin than we did in fiscal year 2024. These combined factors led to the increase in our gross profit but decrease in our gross margin in fiscal year 2025.

Operating expenses

The following table sets forth the breakdown of our operating expenses for the fiscal years ended March 31, 2025 and 2024:

	For the Years Ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

Total revenues	$12,135,651	100.0%	$7,391,618	100.0%	$4,744,033	64.2%

Operating expenses
Selling and marketing expenses	1,198,637	9.9%	1,073,743	14.5%	124,894	11.6%
General and administrative expenses	1,363,345	11.2%	400,560	5.4%	962,785	240.4%
Research and development expenses	520,595	4.3%	313,385	4.2%	207,210	66.1%
Total operating expenses	$3,082,577	25.4%	$1,787,688	24.1%	$1,294,889	72.4%

Selling expenses

Our selling expenses primarily include salary and employee benefit expenses paid to our sales personnel, business travel expenses, meals and entertainment expenses, advertising expenses and other sales promotion and marketing activities related expenses.

	For the Years Ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

Salary and employee benefit expenses	$572,265	47.7%	$534,509	49.8%	$37,757	7.1%
Advertising expenses	164,104	13.7%	175,656	16.4%	(11,552)	(6.6)%
Publicity expense	238,145	19.9%	181,598	16.9%	56,548	31.1%
Travel, meals and entertainment expenses	53,563	4.5%	43,076	4.0%	10,487	24.3%
Other selling expenses associated with marketing activities	170,560	14.2%	138,904	12.9%	31,656	22.8%
Total selling expenses	$1,198,637	100.0%	$1,073,743	100.0%	$124,894	11.6%

Our selling expenses increased by $124,894, or 11.6%, from $1,073,743 in fiscal year 2024 to $1,198,637 for fiscal year 2025, primarily due to (i) an increase in salary and employee benefit expense paid to our sales and marketing personnel by $37,757 or 7.1%, from $534,509 in fiscal year 2024 to $572,265 in fiscal year 2025, which was in line with the increase in our revenue by approximately 64.2% (ii) advertising expense decreased by $11,552 or 6.6%, from $175,656 in fiscal year 2024 to $164,104 in fiscal year 2025. We use outdoor billboard and social media such as WeChat and Baidu.com to advertise our brand and products in order to increase customer awareness. In fiscal year 2025, as we participated in more trade shows and exhibitions, we slightly reduced the outdoor billboard ads, which led to lower advertising expenses in fiscal year 2025; (iii) publicity expense increased by $56,548 or 31.1%, from $181,598 in fiscal year 2024 to $238,145 in fiscal year 2025. We participate in domestic and international exhibitions and print brochures to expand domestic and international market. In fiscal year 2025, we participated in more international exhibitions than we did in fiscal year 2024, which led to higher publicity expense in fiscal year 2025 (iv) other sales promotion and marketing activity related expense increased by $31,656, or 22.8% from $138,904 in fiscal year 2024 to $170,560 in fiscal year 2025, and travel, meals and business entertainment expense increased by $10,487, or 24.3%, from $43,076 in fiscal year 2024 to $53,563 in fiscal year 2025. As a percentage of revenues, selling expenses were 9.9% and 14.5% of our total revenues for the years ended March 31, 2025 and 2024, respectively.

General and Administrative Expenses

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, business travel and entertainment expenses for our administrative employees, depreciation and amortization, rent expenses, office supply and utility expenses and professional service and consulting expenses.

	For the Years Ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

Salary and employee benefit expenses	$145,731	10.7%	$117,160	29.2%	$28,571	24.4%
Professional and consulting expenses	955,707	70.1%	61,855	15.4%	893,852	1445.1%
Travel, meals and entertainment expenses	150,602	11.0%	108,539	27.1%	42,063	38.8%
Rent and property management expenses	27,221	2.0%	20,637	5.2%	6,584	31.9%
Depreciation and amortization expenses	23,134	1.7%	29,476	7.4%	(6,342)	(21.5)%
Bad debt expense	(23,701)	(1.7)%	12,125	3.0%	(35,826)	(295.5)%
Office expenses	55,442	4.1%	35,158	8.8%	20,284	57.7%
Other expenses	29,209	2.1%	15,610	3.9%	13,599	87.1%
Total general and administrative expenses	$1,363,345	100.0%	$400,560	100.0%	$962,785	240.4%

Our general and administrative expenses increased by $962,785 or 240.4% from $400,560 in fiscal year 2024 to $1,363,345 in fiscal year 2025, primarily due to (i) our professional and consulting service fees increased by $893,852, or approximately 1445.1%, from $61,855 in fiscal year 2024 to $955,707 in fiscal year 2025, primarily due to increased professional expenses we paid to third-party professionals for business strategy and planning purposes and increased audit service fees in connection with our intended IPO; (ii) our salary and employee benefit expenses paid to administrative staffs increased by $28,571 or 24.4%, from $117,160 in fiscal year 2024 to $145,731 in fiscal year 2025, due to increased headcount of administrative employees to support our expanded business operations; (iii) our office expenses increased by $20,284, or 57.7%, from $35,158 in fiscal year 2024 to $55,442 in fiscal year 2025, and travel, meals and entertainment expenses increased by $42,063 or 38.8%, from $108,539 in fiscal year 2024 to $150,602 in fiscal year 2025, due to our increased business activities in 2025, and (iii) bad debt reserve expense decreased by $35,826 or 295.5% from $12,125 in fiscal year 2024 to bad debt recovery of $(23,701) in fiscal year 2025. We generally extend our customers a credit term of 90 days. Based on our management’s assessment of the collectability of our outstanding accounts receivable, we accrued certain bad debt reserves in prior years, which has been collected back in subsequent periods. In fiscal year 2025, a higher amount of accrued bad debt reserves has been collected back than in 2024. The overall increase in our general and administrative expenses in fiscal year 2025 as compared to fiscal year 2024 reflected the above-mentioned factors combined. As a percentage of revenues, general and administrative expenses were 11.2% and 5.4% of our revenue for the years ended March 31, 2025 and 2024, respectively.

Research and development (“R&D”) expenses

Our research and development expenses primarily consist of salaries, welfare and insurance expenses paid to our employees involved in the research and development activities associated with our IT platform and other miscellaneous expenses.

	For the Years Ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

Salary and employee benefit expenses	$146,646	28.2%	$134,492	42.9%	$12,154	9.0%
Materials used in R&D activities	260,545	50.0%	160,498	51.2%	100,047	62.3%
Other R&D expenses	113,404	21.8%	18,395	5.9%	95,009	516.5%
Total research and development expenses	$520,595	100.0%	$313,385	100.0%	$207,210	66.1%

Our research and development expenses primarily consist of salaries, welfare and insurance expenses paid to our employees involved in the research and development activities, materials and supplies used in the development new products and optimize the product function, and other miscellaneous expenses. Research and development expenses increased by $207,210, or 66.1%, from $313,385 for the fiscal year 2024 to $520,595 for the fiscal year 2025. The increase was due to a $100,047 increase of materials and supplies used in the R&D activities and an increase in other R&D expenses by $95,009 from $18,395 in fiscal year 2024 to $113,404 in fiscal year 2025. In fiscal year 2025, we increased our R&D activities in order to streamline our manufacturing process, manage the workflow effectively, improve product quality, and boost manufacturing productivity. This led to an increase in our R&D expenses in fiscal year 2025 as compared to fiscal year 2024. As a percentage of revenues, research and development expenses were 4.3% and 4.2% of our revenue for the years ended March 31, 2025 and 2024, respectively.

Other income (expenses), net

Other income (expenses) primarily included interest expenses incurred on our short-term bank loans, government subsidy in terms of VAT tax refund, and loss from disposal of fixed assets, etc.

	For the Years Ended March 31,
	2025		2024		Variances
	Amount	%	Amount	%	Amount	%

Interest expense	$(151,473)	130.3%	$(92,705)	83.6%	$(58,768)	63.4%
Foreign exchange transaction gain	(2,313)	2.0%	(2,687)	2.4%	374	(13.9)%
Other income (expense), net	37,515	(32.3)%	(15,502)	14.0%	53,017	(342.0)%
Total other expenses, net	$(116,271)	100.0%	$(110,894)	100.0%	$(5,377)	4.8%

Total net other expense, net, increased by $5,377, or 4.8%, , from net other expenses of $110,894 in fiscal year 2024 to net other expense of $116,271 in fiscal year 2025. The increase was primarily attributable to (i) interest expenses increased by $58,768 or 63.4%, from $92,705 in fiscal year 2024 to $151,473 in fiscal year 2025, primarily due to higher amount of bank loans we borrowed from PRC banks in fiscal year 2025; (ii) other income (expenses) increased by $53,017 from other expenses of $15,502 in fiscal year 2024 to other income of $37,515 in fiscal year 2025, primarily due to an increase in government subsidy in terms of VAT tax refund in fiscal year 2025. The overall increase in our net other expenses from fiscal year 2024 to fiscal year 2025 reflected the above- mentioned factors.

Provision for Income Taxes

Our income tax provision increased by $81,345 or 46.1%, from $176,629 in fiscal year 2024 to $257,974 in fiscal year 2025, primarily due to our decreased taxable income as a result of increased operating expenses. Under the Enterprise Income Tax (“EIT”) Law of PRC, domestic enterprises and Foreign Investment Enterprises (“FIEs”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on a case-by-case basis. EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for their HNTE status every three years. KBAT Shandong, one of the Company’s main operating subsidiaries in PRC, was approved as a HNTE and is entitled to a reduced income tax rate of 15% beginning November 2022 with a term of three years. EIT is typically governed by the local tax authority in PRC. Each local tax authority at times may grant tax holidays to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The corporate income taxes for the years ended March 31, 2025 and 2024 were reported at a blended reduced rate as a result of KBAT Shandong being approved as a HNTE and enjoying a 15% reduced income tax rate. Beijing Yuanze Datong is subject to a standard 25% income tax rate. Our effective income tax rate was 11.8% and 12.3% for the years ended March 31, 2025 and 2024, respectively. The impact of the tax holidays noted above decreased PRC corporate income taxes by $289,324 and $182,227 for the years ended March 31, 2025 and 2024, respectively. The benefit of the tax holidays on net income per share (basic and diluted) $0.02 and $0.01 for the years ended March 31, 2025 and 2024, respectively.

Net Income

As a result of the foregoing, we reported a net income of $1,931,216 for the fiscal year ended March 31, 2025, representing a $672,421 increase from the net income of $1,258,795 for the fiscal year ended March 31, 2024.

Liquidity and Capital Resources

We were incorporated in the Cayman Islands as a holding company and our Cayman Islands holding company did not have active business operations as of March 31, 2025 and as of the date of this prospectus. Our consolidated assets and liabilities and consolidated revenue and net income are the operation results of our PRC operating entities. The ability of our PRC operating entities to transfer funds to us in the form of loans or advances or cash dividends is materially restricted by regulatory provisions in accordance with laws and regulations in the PRC. Our ability to pay dividends is primarily dependent on we receiving distributions of funds from our PRC operating entities. Relevant PRC statutory laws and regulations permit payments of dividends by our PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.

As of March 31, 2025 and as of the date of this prospectus, there were no cash transfers among our Cayman Islands holding company and our subsidiaries in the PRC in terms of cash dividends. Funds were transferred among our PRC operating entities, as intercompany loans, and used for working capital purposes and amounted to approximately $129,251 (RMB 937,934) and $139,500 (RMB 999,810) during the fiscal years ended March 31, 2025 and 2024, respectively.

As of March 31, 2025, we had $7,631,571 in cash and cash equivalent as compared to $1,605,312 as of March 31, 2024. We also had $758,324 in net accounts receivable from customers. Our accounts receivable primarily included balances due from customers for our products sold or services rendered, where our performance obligations had been satisfied and our fees had been billed but had not been collected as of the balance sheet date. 91.2% of the March 31, 2024 accounts receivable balance has been collected. As of the date of this prospectus, approximately $0.44 million or 53.6% of the March 31, 2025 accounts receivable balance has been collected.

As of March 31, 2025, we had advances to vendors of $826,822 related to advances to suppliers for purchase of raw material inventory. There was no allowance of credit losses recorded, as the Company considers all of the advance to vendors balance fully realizable.

As of March 31, 2025, our inventory balance amounted to $722,640, primarily consisting of raw materials and finished good inventories, which we believe are able to be sold quickly based on the analysis of the current trends in demand for our products.

As of March 31, 2025, we had due from related parties balance of $60,696. Our PRC operating entities, in the past, advanced cash to related parties for business purpose and recorded advances as due from related parties in the consolidated financial statements. Such advances were non-interest bearing and due upon demand. For amounts due from related parties, 100% of the March 31, 2025 balances have been subsequently collected by April 2025. The Company does not have the intention to make cash advances to related parties in the future.

As of March 31, 2025, we had outstanding short-term bank loans of approximately $4.5 million borrowed from PRC banks as working capital. We expect that we would be able to renew all of our existing bank loan upon its maturity based on past experience and our good credit history.

As of March 31, 2025, we had deferred revenue of $728,889, which primarily consisted of fees received from customers before we deliver the products to them. Due to the generally short-term duration of the contracts, the majority of our unfulfilled performance obligations are satisfied within three months subsequent to the balance sheet date.

As of March 31, 2025, we had taxes payable of $128,148 due to our increased taxable income.

As of March 31, 2025, our working capital balance amounted to approximately $4.60 million. In assessing our liquidity, management monitors and analyzes our cash on-hand, our ability to generate sufficient revenue in the future, and our operating and capital expenditure commitments. We believe that our current cash and cash flows provided by operating activities will be sufficient to meet our working capital needs in the next 12 months from the date of this prospectus.

However, we may incur additional capital needs in the long term and we may use part of the proceeds from this offering to support our long-term business expansion. We may also seek additional financing, to the extent required, and there can be no assurance that such financing will be available on favorable terms, or at all. All of our business expansion endeavors involve risks and will require significant management, human resources, and capital expenditures. There is no assurance that the investment to be made by us as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected.

The following table sets forth the summary of our cash flows for the periods indicated:

	For the years ended March 31,
	2025	2024
Net cash provided by (used in) operating activities	$5,372,417	$(1,451,485)
Net cash used in investing activities	(643,891)	(60,167)
Net cash provided by financing activities	1,350,995	3,019,394
Effect of exchange rate change on cash and cash equivalent	(53,262)	(16,276)
Net increase in cash and cash equivalent	6,026,259	1,491,466
Cash and cash equivalent, beginning of year	1,605,312	113,846
Cash and cash equivalent, end of year	$7,631,571	$1,605,312

Operating Activities

Net cash provided by operating activities was $5,372,417 for the fiscal year ended March 31, 2025, which primarily consisted of the following:

●	Net income of $1,931,216 for the fiscal year 2025.

●

A decrease in accounts receivable of $373,551, due to collection of accounts receivable from customers.  Approximately 53.6% of the March 31, 2025 accounts receivable balance has been collected as of the date of this prospectus.

●	An increase in inventory of $315,377 because of increased stockpile of raw materials inventories to support our manufacturing activities.

●	A decrease in due from related parties of $2,822,079. Our PRC operating entities, in the past, advanced cash to related parties for business purpose and recorded advances as due from related parties in the consolidated financial statements. Such advances were non-interest bearing and due upon demand. For amounts due from related parties, 100% of the March 31, 2024 balances have been collected in fiscal year 2025, which led to the decrease in due from related parties balance as of March 31, 2025. The Company does not have the intention to make cash advances to related parties in the future.

●	An increase in deferred revenue of $145,319 when we received customer payment before we deliver the products to them.

Net cash used in operating activities was $1,451,485 for the fiscal year ended March 31, 2024, which primarily consisted of the following:

●	Net income of $1,258,795 for the fiscal year 2024.

●	An increase in accounts receivable of $509,410 Approximately 91.2% of the March 31, 2024 accounts receivable balance has been subsequently collected as of the date of this prospectus.

●	An increase in advances to vendors of $1,001,233 because increased the payment to suppliers for purchase of raw materials, parts and components to be used in manufacturing of the food processing machinery.

●	An increase in due from related parties of $1,587,737. Our PRC operating entities, in the past, advanced cash to related parties for business purpose and recorded advances as due from related parties in the consolidated financial statements. Such advances were non-interest bearing and due upon demand. For amounts due from related parties, 100% of the March 31, 2024 balances have been subsequently collected by July 2024. The Company does not have the intention to make cash advances to related parties in the future.

●	A decrease in accounts payable of $126,179 because we made the payment to suppliers to settle the accounts payable balance when we received the invoices from these suppliers.

Investing Activities

Net cash used in investing activities amounted to $643,891 and $60,167 for the fiscal years ended March 31, 2025 and 2024, respectively, primarily consisting of purchase of property and equipment.

Financing Activities

Net cash provided by financing activities amounted to $1,350,995 for the year ended March 31, 2025, primarily consisting of (i) proceeds from short-term bank loans of $5,750,870; (ii) repayment of short-term bank loans of $4,365,118 and (iii) capital contributions by shareholders of $55,317. During the year ended March 31, 2025, the shareholders of the Company’s subsidiary, KBAT Shandong, $55,317 (approximately RMB 0.4 million) to increase the paid in capital of KBAT Shandong, to support its business operations; and (iv) payment for deferred initial public offering costs of $90,074.

Net cash provided by financing activities amounted to $3,019,394 for the year ended March 31, 2024, primarily consisting of (i) proceeds from short-term bank loans of $3,209,108, (ii) repayment of short-term bank loans of $1,382,450; (iii) capital contribution by our shareholders of $1,194,131 to increase the paid-in capital of our PRC subsidiary, KBAT Shandong and (iv) repayment of borrowing from related parties of $1,395.

Commitments and contingencies

From time to time, we are a party to various legal actions arising in the ordinary course of business. We accrue costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. For the years ended March 31, 2025 and 2024, we did not have any material legal claims or litigation that, individually or in the aggregate, could have a material adverse impact on our consolidated financial position, results of operations and cash flows.

As of March 31, 2025, we had the following contractual obligations:

	Total	Less than 1 year	1-3 years	3-5 years
Repayment of short-term loans	$4,547,522	$4,547,522	$-	$-
Operating lease obligations	344,383	72,502	145,003	126,878
Total	$4,891,905	4,620,024	145,003	126,878

(1)	As of March 31, 2025, we borrowed total of $4,547,522 loans from a PRC bank, with maturity date between on May 15, 2025 to March 24, 2026 (see Note 7).

(2)	The Company leases manufacturing factory from the landlords under non-cancelable operating lease. Lease expense for the years ended March 31, 2025 and 2024 was $80,552 and $68,138, respectively, among which, $80,552 and $26,468 were lease expense paid to a related party.

The following table summarizes the maturity of operating lease liabilities and future minimum payments of operating leases as of March 31, 2025:

Year ending March 31,	Amount
2026	$80,103
2027	80,103
2028	80,103
2029	80,103
2030	60,078

Subtotal	380,490
Less: imputed interest	(36,107)
Total operating lease liabilities	$344,383

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenue, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2025 and 2024.

Inflation

Inflation does not materially affect our business or the results of our operations.

Seasonality

Seasonality does not materially affect our business or the results of our operations.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenue and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenue and expenses incurred during the financial reporting period. The most significant estimates and assumptions include the valuation of accounts receivable and advance to suppliers, inventory valuation, useful lives of property and equipment and intangible assets, the realization of deferred tax assets, the recoverability of long-lived assets and provision necessary for contingent liabilities. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements. Further, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Risks and uncertainties

The main operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the economy in the PRC. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Such risks and uncertainties include, but are not limited to, interest rate risk, concentration of credit risk, risks associated with concentration of customers and vendors. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

The COVID-19 pandemic had negatively affected the Company’s business and financial results in fiscal years 2020-2023. At the end of 2022, China loosened up its COVID-19 policy and certain negative effects due to the COVID-19 pandemic on the Company’s business have since been mitigated. The Company’s business operations for the fiscal years ended March 31, 2025 and 2024 were not materially affected by the COVID-19.

Although the spread of COVID-19 appears to be under control as of the date of this prospectus, the extent to which the COVID-19 pandemic may impact the Company’s future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and COVID-19 variants, if any, any related travel advisories and restrictions, and the overall impact of the COVID-19 pandemic on the global economy and capital markets, all of which remain uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity, and results of operations

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Uses of estimates

In preparing the consolidated financial statements in conformity U.S. GAAP, the management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for credit losses, inventory valuation, the realization of advance to vendors, useful lives of property and equipment, the recoverability of long-lived assets, estimates used in lease accounting and realization of deferred tax assets. Actual results could differ from those estimates.

Accounts receivable, net

Accounts receivable represents balance due from customers and are recorded net of allowance for credit loss.

On April 1, 2023, the Company adopted ASC 326, Credit Losses, which replaced previously issued guidance regarding the impairment of financial instruments with an expected loss methodology that will result in more timely recognition of credit losses. The Company used a modified retrospective approach and did not restate the comparable prior periods.

The allowance for credit losses reflects the Company’s current estimate of credit losses expected to be incurred over the life of the receivables and is measured in accordance with ASC 326. The Company assesses the collectability by reviewing receivables on a collective basis where similar characteristics exist, primarily based on size, nature and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the receivable balances, credit quality of the Company’s customer based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Receivables are written off after all collection efforts have ceased. Provision for credit losses as of March 31, 2025 and 2024 amounted to $59,368 and $12,036, respectively.

Inventories, net

Inventories are stated at net realizable value using weighted average method. Costs include the cost of raw materials, freight, direct labor and related production overhead. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. The Company evaluates inventories on a quarterly basis for its net realizable value adjustments, and reduces the carrying value of those inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging, expiration dates, as applicable, taking into consideration historical and expected future product sales. The Company recorded inventory reserve of $18,000 and $47,587 as of March 31, 2025 and 2024, respectively.

Advances to vendors

Advances to vendors consist of balances paid to various suppliers for purchase of raw materials. Advances to vendors are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the realization of the advance becomes doubtful. The Company uses the aging method to estimate the allowance for credit loss for unrealizable balances. In addition, at each reporting date, the Company generally determines the adequacy of allowance for credit loss by evaluating all available information, and then records specific allowances for those advances based on the specific facts and circumstances. As of March 31, 2025 and 2024, there was no credit loss recorded as management believed that all of the advance to vendor balances fully realizable.

Revenue recognition

On April 1, 2022, the Company adopted Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with customers”, using the modified retrospective approach.

To determine revenue recognition for contracts with customers, the Company performs the following five steps : (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company currently generates its revenue from the following two sources:

Revenue from sales of food packaging machines

Pursuant to the Company’s contract with customers, the Company is responsible for delivery and transfer the food packaging machine to customers. In the same contract, it may also include provisions that require the Company to provide post-contract maintenance support for one year after the food packaging machine is delivered.

The Company accounts for the revenue generated from sales of food packaging machine on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits.

The Company evaluates its sales contracts and determines whether these contracts contain multiple element arrangements. An arrangement is separated, if (1) the delivered element(s) has (have) value to the customer on a stand-alone basis, (2) there is reliable evidence of the fair value of the undelivered element (s) and (3) if the arrangement includes a general right of return relative to the delivered element(s), delivery or performance of the undelivered element (s) is (are) considered probable and substantially in the control of the Company. If all three criteria are fulfilled, appropriate revenue recognition convention is then applied to each separate unit of accounting. If the three criteria are not met, revenue is deferred until such criteria are met or until the period in which the last undelivered element is delivered.

The Company determines food packaging machine delivery, and post-contract continuous maintenance support, as separate performance obligation in the same fixed-fee contract, because the Company’s promise to transfer each of these goods and services is separately identifiable from other promises in the contract. The Company allocates contract revenue to the identified separate units based on their relative fair value.

Reliable fair values are sales prices for the component when it is regularly sold on a stand-alone basis, third-party prices for similar components or, under certain circumstances, cost plus, an adequate business specific profit margin related to the relevant element. The amount allocable to the delivered elements is limited to the amount that is not contingent upon delivery of additional elements or meeting other specified performance conditions. Revenue allocated to food packaging machine delivery is recognized upon completion and delivery of the goods to customers. In instances where substantive completion inspection and customer acceptance provisions are specified in contracts, revenues are deferred until all inspection and acceptance criteria have been met. Revenue from post-sales continuous maintenance support services is recognized over the maintenance support period of one year.

The Company recognizes revenue net of discounts and sales return when the food packaging machine is delivered and the title is passed to customers. For food packaging machine sales, customers have the right to return the product within seven days if they are not satisfied with the purchases. Historically, product return was immaterial and only accounted for less than 0.5% of the total revenue for the years ended March 31, 2025 and 2024, respectively. Revenue is reported net of all value added taxes (“VAT”).

Revenue from sales of machine parts and replacement components

In connection with the sales of food packaging machine to customers, the Company also sells machine parts and replacement components to customers.

The Company accounts for the revenue generated from sales of machine parts and replacement components on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits.

The Company recognizes revenue net of discounts and sales return when the machine parts and replacement component is delivered and the title is passed to customers. For machine parts and replacement component sales, customers have the right to return the product within seven days if they are not satisfied with the purchases. Historically, product return was immaterial. Revenue is reported net of all value added taxes (“VAT”).

Contract Assets and Liabilities

The Company did not have contract assets as of March 31, 2025 and 2024.

Contract liabilities are recognized for contracts where payment has been received in advance of product or service delivery. The Company’s contract liabilities, which are reflected in its consolidated balance sheets as deferred revenue of $728,889 and $587,325 as of March 31, 2025 and 2024, respectively, consist primarily of fees received from customers in advance of product delivery or services performed. These amounts represented the Company’s unsatisfied performance obligations as of the balance sheet dates. The amounts of revenue recognized in the years ended March 31, 2025 and 2024 that were included in the opening deferred revenue were $587,325 and $461,715, respectively.

Costs of fulfilling customers’ purchase orders, such as shipping, handling and delivery, which occur prior to the transfer of control, are recognized in selling, general and administrative expense when incurred.

Disaggregation of Revenues

The Company disaggregates its revenue from contracts by product types, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the years ended March 31, 2025 and 2024 are as follows:

Revenue by product categories and service type

The summary of our total revenues by product categories for the years ended March 31, 2025 and 2024 was as follows:

	For the years ended March 31,
	2025	2024

Thermoforming vacuum packaging machines	$7,435,412	$4,347,879
Modified atmosphere packaging machines and skin packaging machine	2,463,496	1,422,660
Vacuum packaging machines	1,452,607	1,084,830
Subtotal of revenue from vacuum packaging machines	11,351,515	6,855,369
Revenue from sales of machine parts and replacement components	784,136	536,249
Total revenue	$12,135,651	$7,391,618

Revenue by geographic markets

	For the years ended March 31,
	2025	2024

China domestic sales	$11,905,808	$7,207,267
Sales to overseas markets	229,843	184,351
Total revenue	$12,135,651	$7,391,618

Revenue by customer type

	For the years ended March 31,
	2025	2024

Revenue from third-party customers	$12,135,651	$7,391,618
Revenue from related party customers	-	-
Total revenue	$12,135,651	$7,391,618

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended March 31, 2025 and 2024. The Company does not believe that there was any uncertain tax provision on March 31, 2025 and 2024. The Company’s subsidiaries in China are subject to the income tax laws of the PRC. No significant income was generated outside the PRC for the fiscal years ended March 31, 2025 and 2024. As of March 31, 2025, all of the tax returns of the Company’s PRC subsidiaries remain available for statutory examination by PRC tax authorities.

Recent accounting pronouncements

On November 27, 2023, FASB issued Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires that an entity disclose significant segment expenses impacting profit and loss that are regularly provided to the chief operating decision maker. The update is required to be applied retrospectively to prior periods presented, based on the significant segment expense categories identified and disclosed in the period of adoption. The amendments in ASU 2023-07 are required to be adopted for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

On December 14, 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires that entities disclose specific categories in their rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. The new standard is effective for the Company beginning December 15, 2024, with early adoption permitted effective for fiscal years beginning January 1, 2024. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires the disaggregation of certain expense captions into specified categories in disclosures within the notes to the consolidated financial statements to provide enhanced transparency into the expense captions presented on the face of the statement of income and comprehensive income. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, with early adoption permitted, and may be applied either prospectively or retrospectively to financial statements issued for reporting periods after the effective date of ASU 2024-03 or retrospectively to any or all prior periods presented in the financial statements. On January 6, 2025, FASB issued ASU 2025-01 that clarifies for non-calendar year-end entities the interim effective date of Accounting Standards Update No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. Public business entities are required to adopt the guidance in Update 2024-03 in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. The Company is currently evaluating the impact that the adoption of ASU 2024-03 will have on its related disclosures.

In March 2025, the FASB issued ASU 2025-02—Liabilities (405): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 122. The amendments in this Update are effective immediately and on a fully retrospective basis to annual periods beginning after December 15, 2024. The Company is currently evaluating the effect of adoption of this standard to its consolidated financial statements and disclosures.

INDUSTRY OVERVIEW

The information that appears in this Industry Overview contains information and statistics on the industry in which we operate. Certain information and statistics set forth in this section have been extracted from a market research report by Frost & Sullivan, an Independent Third Party which we commissioned (the “FS Report”).

Overview of Global Food Packaging Machinery Market

The food packaging machinery market encompasses the design, manufacture, and distribution of machinery and systems used in food packaging. The primary objectives of food packaging machinery are to ensure food safety, extend shelf life, maintain product quality, and enhance convenience for distribution, storage, and retail.

This industry includes a diverse range of equipment tailored for various packaging demands. Food packaging machinery can be categorized based on the physical state of the food into solid food packaging machinery and liquid food packaging machinery. Additionally, it can also be categorized by function into single-function machinery and multifunction machinery, used for filling, sealing, wrapping, and labelling, among other tasks.

Value Chain Analysis

The upstream segment of the global food packaging machinery industry involves suppliers of raw materials like steel and plastic, as well as mechanical and electrical components. The midstream focuses on manufacturing packaging machinery using these inputs. The downstream segment includes application industries such as food and beverage.

●	Upstream segment involves suppliers of raw materials and components for food packaging machines. Research and development are key here, driving improvements in efficiency and safety.

●	Midstream segment focuses on assembling these materials and components into packaging machinery, used extensively in industries like food, and beverages.

●	Downstream segment includes industries such as food and beverages. Market services ensure customers can maximize the functionality and performance of packaging machinery for optimal product packaging.

Market Size of Global Food Packaging Machinery Market

The global food packaging machinery market has shown substantial growth, increasing from USD26.9 billion in 2018 to USD37.9 billion in 2023, reflecting a compound annual growth rate (CAGR) of 7.1% primarily driven by heightened awareness of food safety, stringent regulations on food safety and quality, increasing demand for packaged and convenience foods, and advancements in packaging technologies.

As packaging technologies continue to innovate, automation in the food processing industry increases, and emphasis on sustainability and eco-friendly solutions grows, the global food packaging machinery market is expected to continue its expansion, reaching USD51.4 billion by 2028 with a CAGR of 6.3%. This underscores the significant role of packaging in ensuring food safety, extending shelf life, and enhancing the overall consumer experience by preserving product quality, providing ease of use, and supporting the evolving needs of consumers in the rapidly growing food and beverage sector.

Market Drivers

Rising of urbanization: the ongoing global urbanization and economic development are major drivers in the global food packaging machinery market, as these trends significantly increase the demand for automation within the food industry. As more people move to urban areas, there is a growing need for processed and packaged foods, driven by busy lifestyles and higher disposable incomes. This shift necessitates more efficient, high-speed packaging solutions that can handle the volume and variety of food products required by expanding urban populations. Automation in food packaging not only enhances production capacity but also improves consistency and hygiene, critical factors in urban markets where consumer expectations for quality and safety are high. As a result, food manufacturers are increasingly investing in advanced packaging machinery that integrates automation technologies to stay competitive and meet the rising demands of a more urbanized, globally connected consumer base.

●	Expansion of the food and beverage industry: continuous growth and diversification of the food and beverage industry are creating a demand for varied and specialized packaging solutions. From 2018 to 2023, global food consumption expenditures per capita rose from USD 1,330.5 to USD 1,597.4, with a CAGR of 3.7%, and it is expected to reach USD 2,056.2 by 2028 with a steady CAGR of 5.2%. This expansion is a key driver for the food packaging machinery market, as manufacturers seek to optimize their packaging processes to accommodate the increasing variety of food products and meet evolving consumer preferences.

●	Stringent regulatory standards for food safety and traceability: as governments worldwide impose stricter food safety regulations, there’s a growing mandate for higher standards of hygiene and enhanced traceability across the food supply chain. This regulatory environment compels food manufacturers to invest in new, advanced packaging machinery capable of adhering to these rigorous standards. Modern packaging equipment is not only designed to maintain superior hygiene and minimize contamination risks but also incorporates sophisticated traceability features. This adherence to strict regulations is driving the adoption of technologically advanced packaging machinery, significantly fueling market growth and boosting consumer confidence in food safety and quality.

Future Trends

●	Automation and robotics: automation is rapidly transforming the global food packaging machinery market, replacing manual labor with systems that deliver higher efficiency, consistency, and precision across key operations from filling and sealing to labeling and palletizing. Robotic technology, including arms and grippers, is now integral to modern packaging lines, handling tasks such as pick-and-place, sorting, and executing complex packaging designs. This shift not only accelerates production but also minimizes the potential for errors, significantly enhancing operational efficiency. The integration of advanced sensors and machine vision allows these automated systems to make real-time adjustments, optimizing productivity and supporting the development of innovative packaging solutions tailored to evolving market demands. As automation technology continues to advance, its role in the food packaging industry is set to deepen, driving further efficiency, and opening new possibilities for cutting-edge packaging applications.

●	Smart Packaging Machinery: the convergence of Industry 4.0 and the Industrial Internet of Things (IoT) is setting a prominent future trend in the global packaging industry by enhancing machine usability and maintenance, thus reducing total cost of ownership. This technological advancement facilitates mass customization and flexible manufacturing, enabling machinery to automatically adjust to real-time demands. The widespread adoption of Packaging Machine Language (PackML) and OPC Unified Architecture (OPC UA) across the industry significantly boosts operational efficiency and overall equipment effectiveness (OEE). As packaging systems become smarter and more connected, they are increasingly capable of producing highly personalized packaging and customized containers. This shift not only meets specific consumer preferences but also drives market growth by enhancing product differentiation and operational agility, marking a significant step towards fully digital and interconnected manufacturing environments in the packaging sector.

Overview of Food Packaging Machinery Market in the PRC

The food packaging machinery market in the PRC expanded dramatically, growing from USD1,567.4 million in 2018 to USD6,151.8 million in 2023 with a CAGR of 31.5%. Several factors contributed to this growth, including rapid advancements in automation and smart packaging technologies, heightened consumer awareness and regulatory standards, and the expanding food and beverage industry’s focus on enhancing product quality, safety, and shelf life. From 2023 to 2028, the market is projected to sustain its robust growth with a CAGR of 21.7%, reaching USD16,432.6 million by 2028. The continued growth rate reflects ongoing innovations in packaging technologies, increased automation, and a strong emphasis on reducing reliance on imported machinery. Additionally, the market is expected to benefit from rising investments in R&D and government support for domestic manufacturing.

Regulation Environment

Below shows a table of various policies that have been implemented in PRC and their respective key contents and impacts:

Policy	Issuing Time	Issuing Authority	Key Content and Impact
GB 16798—2023 《Safety Requirements for Food Machinery》《食品机械安全要求》	2024.04	State Administration for Market Regulation (Standardization Administration of China)	Considering the general safety requirements that food machinery needs to meet, the regulations specify the structural material requirements, equipment structure, and installation configuration for food machinery, as well as the implementation of standards.
Guidance from the Ministry of Industry and Information Technology and Eight Other Departments on Accelerating the Transformation and Upgrading of Traditional Manufacturing Industries 工业和信息化部等八部门关于加快传统制造业转型升级的指导意见	2023.12	Ministry of Industry and Information Technology and Eight Other Departments	Accelerate the promotion and application of advanced and applicable technologies, encourage enterprises to take the lead in partnering with universities and research institutes to establish R&D institutions, increase R&D investment, and improve the conversion rate of scientific and technological achievements. Vigorously advance the digital transformation and intelligent upgrading of enterprises, based on the specific characteristics and differentiated needs of various industries, and accelerate the deep integration of information technologies such as artificial intelligence, big data, cloud computing, 5G, and the Internet of Things with the entire manufacturing process and all elements.
《Mechanical Industry Growth Stabilization Plan (2023-2024)》《机械行业稳增长工作方案(2023-2024年)》	2023.08	Ministry of Industry and Information Technology and seven Other Departments	Explore domestic market potential and expand into international markets by increasing support for export credit insurance and credit facilities. Encourage top-quality enterprises to enhance global presence, improve product and service quality, and boost international competitiveness. Focus steadfastly on intelligent manufacturing as the core strategy, utilizing new models and pilot zones to drive technological breakthroughs and innovations, thereby meeting the growing demand for modernization in manufacturing equipment.
《Action Plan for Strengthening the Standardization of Consumer Goods》《加强消费品标准化建设行动方案》	2023.05	Standardization Administration of China, Ministry of Industry and Information Technology, Ministry of Commerce	Promote the upgrade of consumer goods manufacturing equipment standards to enhance the performance, reliability, and intelligence level of light industrial machinery, textile machinery, and other manufacturing equipment. Support the standard revision work in the field of intelligent food machinery such as processing and packaging, and drive the transformation of China's food industry from "manufacturing" to "intelligent manufacturing.
《14th Five-Year Plan for Intelligent Manufacturing Development》《"十四五"智能制造发展规划》	2021.12	Ministry of Industry and Information Technology and Eight Other Departments	Focusing on the deep integration of new-generation information technologies and advanced manufacturing technologies, the policy promotes the thorough implementation of intelligent manufacturing projects. This initiative encourages the food packaging machinery industry to actively adopt emerging technologies such as AI and machine vision, aiming to reduce costs and increase efficiency.

Source: Ministry of Industry and Information Technology, State Council, Frost & Sullivan

Market Drivers

Development of ready-made food market: the rapid development of the ready-made food market in the PRC is significantly increasing the demand for food packaging machinery. As consumers increasingly seek convenience and quick meal solutions, the market for pre-prepared meals and instant foods is expanding rapidly. This trend, driven by urbanization and changing consumer lifestyles, necessitates robust packaging solutions that can ensure food safety, maintain product freshness, and extend shelf life. From 2018 to 2023, food consumption expenditures per capita in the PRC rose from USD774.6 to USD1,098.1 with a CAGR of 7.2%, and it is expected to reach USD1,559.3 by 2028 with a steady CAGR of 7.3%, which further proves the increasing demand for convenient food options. Consequently, the demand for advanced packaging machinery is expected to persist, driven by the necessity to ensure both food safety and quality.

Food safety regulation: the Chinese government’s strong emphasis on food safety and stringent regulatory measures also drives the development of the food packaging machinery industry. The revised Food Safety Law in the PRC, aimed at ensuring public health and life safety, has led to increased demand for advanced packaging machinery that meets higher safety standards. This has resulted in significant investments in research and development of new packaging technologies. The Chinese packaging machinery market is expected to experience robust growth, driven by these regulatory requirements and the ongoing need for safer and more efficient packaging solutions.

Cost control and efficiency enhancement: as labor costs continue to rise and the economic environment remains challenging, businesses within PRC’s food packaging industry are increasingly motivated to reduce operational costs and enhance efficiency. This economic pressure is driving the adoption of fully automated food packaging machinery. The shift towards complete automation allows companies to significantly cut labor expenses and streamline production processes, resulting in more consistent product quality and increased safety. By investing in fully automated systems, companies can achieve greater scalability and adaptability in response to changing market demands, making automation not just a strategic choice but a critical market driver in today’s competitive landscape. This trend underscores the necessity for food packaging enterprises to embrace advanced technologies that can deliver high efficiency and cost-effectiveness in the face of ongoing economic pressures.

Future Trends

Increasing localized production: as the Chinese food packaging industry rapidly advances, it is increasingly moving towards self-reliance by enhancing local research and development capabilities to meet and even exceed global standards. This shift towards import substitution marks a significant transformation, transitioning from primarily producing mid-to-low-end machinery to competing robustly in the high-end market. Driven by a commitment to innovation and technological upgrades, Chinese companies are now able to offer sophisticated, cost-effective alternatives that rival traditional imports. This alignment with international technological standards not only strengthens China’s domestic market by meeting the complex demands of local manufacturers but also boosts its competitiveness on the international stage. Furthermore, as these companies expand their global footprint, they are set to redefine industry norms and drive future trends. By exporting high-quality, innovative packaging solutions, Chinese manufacturers are not just filling gaps left by foreign competitors but are also establishing new benchmarks for the industry. This proactive approach is positioning China as a formidable leader in the global food packaging machinery sector, ready to influence and propel industry forward with cutting-edge developments.

Advancement of smart technology: the advancement of smart technology in the food packaging machinery sector is revolutionizing the industry by integrating microelectronics, sensor technology, and computer technology to significantly enhance operational capabilities. This integration leads to greater precision and adaptability across production lines, as sensors can now monitor and adjust conditions in real-time to ensure optimal packaging quality. Programmable Logic Controllers (PLCs) automate critical functions, allowing for rapid adjustments across diverse product specifications, while advanced Human-Machine Interfaces (HMIs) provide intuitive controls for operators, simplifying complex process adjustments. Furthermore, the adoption of AI and machine learning contributes to predictive maintenance capabilities, identifying potential equipment failures before they occur and optimizing maintenance schedules to prevent downtime. These technologies also enhance quality control, with systems capable of continuously analyzing production data to ensure each product adheres to stringent quality standards. Overall, these smart technologies are not just automating but transforming the food packaging industry by making processes more efficient, reducing operational costs, and improving the quality and safety of packaged goods.

Competitive Landscape

The food packaging machinery market in the PRC is relatively fragmented with thousands of enterprises due to significant variations in product types. Leading companies in the market stand out by possessing extensive sales channels and advanced technology, providing tailored food packaging machinery products that meet customer’ specific needs. The Company accounts for 0.1% of the food packaging machinery market in the PRC in 2023.

Entry Barriers

Capital Barrier: to enter this market, a significant investment is required to purchase or develop advanced machinery that can efficiently handle the complexities of food packaging processes, such as automated filling, sealing, and labeling systems. These machines often incorporate cutting-edge technologies, including robotics and AI, which further escalate the initial capital outlay. Additionally, setting up a manufacturing facility that meets industry standards involves substantial expenditures. These facilities must be equipped with the appropriate infrastructure to support heavy machinery, adhere to stringent health and safety regulations, and possibly include specialized areas for clean operations or refrigeration, depending on the type of food being packaged. This dual requirement for high-tech equipment and specialized facilities forms a substantial financial barrier, making it challenging for new entrants to break into the market without significant upfront investment or access to external financing.

Relationship Barrier: in the food packaging machinery industry, strong and long-standing customer relationships act as a formidable competitive barrier, particularly as demands for higher quality and reliability escalate. Potential suppliers must undergo comprehensive and rigorous inspections to meet stringent quality and safety standards. This requirement solidifies the advantage for established companies, as they benefit from their proven track records in securing consistent orders, ensuring reliability, and meeting compliance requirements. These factors not only raise the entry threshold for newcomers but also limit competition and enhance customer retention for established players.

Technical barrier: the technical barrier in the food packaging machinery industry is substantial, primarily due to the necessity for advanced technology integration and continual innovation. Entry into this field requires not only significant investment in research and development but also the ability to incorporate sophisticated technologies such as robotics, automation, AI, and machine learning to enhance efficiency and meet rigorous industry standards. Additionally, maintaining compliance with evolving food safety regulations and ensuring machinery interoperability within integrated production lines demands a high level of technical expertise and ongoing updates. These factors necessitate a skilled workforce and substantial technological resources, presenting considerable challenges for new entrants aiming to compete in this technically demanding market.

Source of Information

In connection with the Offering, we have engaged Frost & Sullivan to conduct a detailed analysis and prepare an industry report on the markets in which we operate. Services provided by Frost & Sullivan include market assessments, competitive benchmarking, and strategic and market planning for a variety of industries.  Except for the FS Report, we did not commission any other industry report in connection with the Offering.

We have extracted certain information from the FS Report in this section, as well as in the sections headed “Summary,” “Risk Factors,” “Business,” and elsewhere in this prospectus to provide our potential investors with a more comprehensive presentation of the industries in which we operate and our market position in China. Unless otherwise noted, all the information, data and forecasts contained in this section are derived from the FS Report. Estimated total market size was obtained from historical data analysis plotted against macroeconomic data as well as considering the aforementioned industry key drivers.

According to Frost & Sullivan, the FS Report was compiled by conducting detailed primary research which involved in-depth telephone and face-to-face interviews with industry participants, and secondary research which involved reviewing annual reports, industry publications and data based on its own research database. Its forecasting methodology integrates several forecasting techniques with its internal analytics of critical market elements investigated in connection with its market research work. These elements primarily include identification of market drivers and restraints and integration of expert opinions. According to Frost & Sullivan, Frost & Sullivan has prepared the FS Report on the assumptions that (1) social, economic and political environments are likely to remain stable in the forecast period; (2) related industry key drivers are likely to drive the market in the forecast period. Frost & Sullivan believes that the basic assumptions used in preparing the FS Report, including those used to make future projections, are factual, correct and not misleading. According to Frost & Sullivan, Frost & Sullivan has independently analyzed the information, but the reliability of the FS report may be affected by the accuracy of the foregoing assumptions and factors.

BUSINESS

“The Company”, “we”, or “us” in this Business section refers to KBAT and its subsidiaries, unless the context otherwise indicates.

Overview

Located in Shandong Province, China, we specialize in design, manufacturing and sales of customized food packaging machines that are sold to both domestic and international customers through our established sales and distribution channels, according to Frost & Sullivan.

We are a market pioneer in China with respect to the manufacturing of thermoforming vacuum packaging machines, vacuum modified atmosphere machines and skin packaging machines, according to Frost & Sullivan. As a significant amount of our customer orders are for customized products, we are highly committed to investing in and improving our research and development capabilities in customizing machines we manufacture and developing new machinery to meet changing customer demands. We are a leading manufacturer of food packaging machines in China in the terms of the achieved level of remaining oxygen, which reaches 0.2-0.5% while the industry standard in China is 1%, according to Frost & Sullivan.

Over the years, we have produced a wide array of food packaging machines, primarily consisting of three categories: (i) thermoforming vacuum packaging machines, (ii) vacuum packaging machines, and (iii) modified atmosphere packaging machines and skin packaging machines. We also sell vacuum machine parts and replacement components. Our food packaging machines can be used for packaging, among others, all kinds of cooked and uncooked food, pickles, aquatic product, meat product, bean products, snacks, pharmaceutical products, hardware components, and medical devices.

Although the sales to the overseas market only account for a small portion of our total revenue in the fiscal years 2024 and 2025, since we commenced operations, our packaging machines have been exported, directly and indirectly, to various countries, including, among others, United States, Canada, Australia, Mongolia, Kazakhstan, Saudi Arabia, United Arab Emirates, Armenia, Israel, Indonesia, Vietnam, Thailand, South Korea, Bulgaria, Spain, Switzerland, Romania, Greece, Ecuador, Mexico, Cote d’Ivoire, South Africa, Qatar, Hungary, Venezuela, Malaysia and Japan.

We have also passed the GB/T19001-2016/ISO9001:2015 quality management system certification and the GB/T24001-20016ISO14001:2015 environment management system certification. Our products have passed the CE certification. The purpose of the GB/T19001-2016/ISO9001:2015 certificate is to signify that an organization has implemented a quality management system that meets the requirement of the Chinese national standard GB/T 19001-2016 which is essentially identical to the international standards ISO9001:2014. The purpose of the GB/T24001-20016ISO14001:2015 certification is to signify that an organization has established and implemented effective environmental management system. The purpose of the CE is to verify that a product meets the European Union’s (EU) safety, health, and environmental protection requirement. Obtaining these certifications is not required but our voluntary action to demonstrate our internal requirements with respect to our quality management system, environmental management system, environment management system and quality control.

The following table illustrates the amount of our revenue by product type for the years ended March 31, 2025 and 2024, respectively:

	For the years ended March 31,
	2025	2024

Thermoforming vacuum packaging machines	$7,435,412	$4,347,879
Modified atmosphere packaging machines and skin packaging machine	2,463,496	1,422,660
Vacuum packaging machines	1,452,607	1,084,830
Subtotal of revenue from vacuum packaging machines	11,351,515	6,855,369
Revenue from sales of machine parts and replacement components	784,136	536,249
Total revenue	$12,135,651	$7,391,618

Our revenues increased by $4,744,033, or 64.2%, from $7,391,618 for the fiscal year ended March 31, 2024 to $12,135,651 for the fiscal year ended March 31, 2025. Revenue from sales of food packaging machine accounted for 93.5% and 92.7% of our total revenues, and revenue from sales of machine parts and replacement components accounted for 6.5% and 7.3% of our total revenue, for fiscal year 2025 and 2024, respectively.

Business Strength

Diversified quality product portfolio catering to various customer demands

We have produced a wide array of food packaging machines, including thermoforming vacuum packaging machines, vacuum packaging machines, vacuum modified atmosphere machines and skin packaging machines. For each category of products, we have manufactured different models of machine varying, among others, by functionality, automation level, and size. We take pride in our capability of customizing our products to meet constantly changing customer requirements. A significant number of products we have manufactured and sold are customized products.

We believe our ability to produce a wide array of quality products and our ability to manufacture customized products have enabled us to meet the demands of wide range of customers, which allow us to maintain and grow our customer base, strengthen our market competitiveness, and boost our revenue growth.

Global sales network

Other than domestic sales, since we commenced our business operations, our products have been sold to customers in various countries, including, among others, United States, Canada, Australia, Mongolia, Kazakhstan, Saudi Arabia, United Arab Emirates, Armenia, Israel, Indonesia, Vietnam, Thailand, South Korea, Bulgaria, Spain, Switzerland, Romania, Greece, Ecuador, Mexico, Cote d’Ivoire, South Africa, Qatar, Hungary, Venezuela, Malaysia and Japan. According to Frost & Sullivan, one of our major competitive advantages is our global sales network which allows us to distribute products across diverse markets, capitalizes on opportunities in different regions and adapt our offerings to meet local demands and regulations. In the fiscal years ended March 31, 2024 and 2025, international sales were $184,351 and $229,843, representing 2.5% and 1.9% of the revenue, respectively.

As a result of our overseas presence, we believe we have been able to diversify our revenue streams and mitigate risks associated with dependence on any single market. We believe that serving an international customer base demonstrates our logistical capabilities and commitment to comprehensive customer service, which are vital for long-term growth, and this international footprint enables the company to stay abreast of market trends and evolving consumer needs, providing us with a strategic edge in ongoing product development and innovation.

Strong commitment to improving our R&D capabilities in developing innovative products

According to Frost & Sullivan, we stand out in the food packaging machinery market with our commitment to innovative product development and continuous investment in research and development. In 2024 and 2025, our expenses relating to research and development were $313,385 and $520,595, respectively. As a percentage of our revenues, research and development expenses were 4.2% and 4.3% of our revenue for the years ended March 31, 2024 and 2025, respectively.

According to Frost & Sullivan, our commitment to research and development has enabled us to stay at the forefront of technological advancements, creating packaging solutions that are effective and embracing the latest trends and technologies. We are a market pioneer in China with respect to the manufacturing of thermoforming vacuum packaging machines, vacuum modified atmosphere machines and skin packaging machines, which, to certain extent, have been considered as the domestic comparable of the imported machines, according to Frost & Sullivan. We have achieved the level of remaining oxygen at 0.2-0.5% while the industry standard in China is 1%, according to Frost & Sullivan. We have also effectively reduced the time taken for our machines to change molds and cutting tools, which enable our customers to improve their production efficiency.

Our focus on innovation allows us to offer innovative products that address specific industry challenges, such as improved automation, enhanced safety features, or increased sustainability. According to Frost & Sullivan, with our development of new technologies and functionalities, we not only meet but anticipate customer needs, securing a competitive advantage in a rapidly evolving market, in order to retain our current customer base but also attract new clients looking for the most advanced solutions in the market.

Cost efficiency

Our research and development efforts in improving the technical design and function of our food packaging machine products have enabled us to streamline our manufacturing process, manage the workflow effectively, improve product quality, and boost manufacturing productivity to lower down our manufacturing cost, allowing us to sell our product at lower prices to improve our market competitive advantages and promote the sales.

Solid quality control

According to Frost & Sullivan, our competitive strength is fundamentally rooted in our commitment to product quality. Established quality control measures and integration of advanced manufacturing technologies ensure that our products meet industry standards.

We have established solid quality control system to ensure that our product quality meets customer’ expectation, which is critical to our market competitiveness. We have established quality management system in place to ensure production quality and facilitate quality control inspection and testing. We have a quality control manual for training employees to be specialized in implementing quality control procedures, covering production processes, and product inspection procedures. Our quality control manual sets up the requirements covering the entire production life cycle, including without limitation, raw material quality control, third party selection requirements, production process, quality inspection, and post-sale customer service For example, we have adopted a supervision mechanism of the production process, accompanied by regular employee reviews and product testing. Additionally, our quality control manual also sets out requirements for follow-up communications with customers, addressing their needs to enhance overall customer satisfaction.

We believe that our usage of quality materials, advanced production design processes and established quality control procedures enhances customer trust and satisfaction, distinctly positioning us above our competitors and fostering strong customer loyalty.

Experienced management team

We believe our management team’s experience and vision are critical to our business development and continuity. Some members of the senior management team of our operating PRC subsidiary, including, Messrs. Jinliang Wang and Jinxun Sui, have been with us since we commenced business operations in 2011, both whom have over 30 years of experience in manufacturing industry. Mr. Wang Xing, our production director, joined us in 2022, bringing with him over 30 years of manufacturing industry.

Development Strategies

Increase market share and enhance market positioning supported by strong R&D capabilities

According to Frost & Sullivan, the food packaging machinery market in the PRC is relatively fragmented with thousands of enterprises due to significant variations in product types.

We are committed to further increasing our market share. We believe this can be accomplished through expanding our sales channel and improving our R&D capabilities to continue demonstrating our capability in and building market recognition of producing quality customized products that meet and exceed customers’ expectation. We expect to increase R&D talent recruitment and focus on recruiting high-quality skilled personnel.

Expand the product portfolio to be responsive to market conditions

The Chinese food service industry is characterized by rapid and frequent changes in customer demand and launches of new products. If we do not launch new products or improve our existing products to meet the changing demands of our customers in a timely manner, some of our products could become uncompetitive in the market, thereby adversely affecting our revenues and operating results.

We seek to maintain flexibility to adjust our product mix and rapidly respond to changing market conditions. While prioritizing our high margin products, we regularly evaluate our portfolio of assets to ensure that our offerings are responsive to prevailing market conditions. With the growing trend of pre-prepared dishes, we expect to see increased sales of our thermoforming vacuum packaging machines, vacuum skin packaging machines and vacuum modified atmosphere packaging machines.

We have been keeping interested customers in contact. We will continue to assess and pursue opportunities to utilize, optimize and grow production capacity to capitalize on market opportunities.

Expand the production capacity

Currently our product facilities are based in Zhucheng city of Shandong province with eight production lines and four production workshops: machine workshop, vacuum packaging workshop, thermoforming vacuum packaging workshop, and modified atmosphere packaging and skin packaging machine workshop.

We have plans to build a fully automated computer-numerical-control (CNC) machining center, to help realize an unmanned and dust-free loading, packaging and sealing environment to improve food safety level and to help provide customers with a package solution for fully automatic unmanned packaging production lines.

Provide high-quality products and customer service

Delivery of high-quality products have been our competitive advantages. We plan to continue setting up high quality control requirements and implement the relevant quality control procedures throughout the whole cycle of our production process. In addition, we also seek to provide high-quality customer service through regular after-sales follow-ups by our service personnel.

We focus on developing responsive, comprehensive and effective customer services. When a defect has been reported and the problem cannot be resolved via tele-communication, independent of whether the product’s warranty has expired, personnel will be sent in for in-person repair. In-warranty products are repaired for free while customers will only be charged at-cost for out-of-warranty products.

Focus on key customer relationships

We believe that our relationships with key customers provide us with a competitive advantage. Based on each customer’s demands, we actively engage in the design and development of new products and customize our services. We maintain close correspondence with their customers to update any new and cost-efficient techniques and adjust the price accordingly, and timely collect customers’ feedback through their sales, quality, and technique staff. It is commitment to continuously improving our equipment, techniques, and production to satisfy our customers’ wide variety of product demands.

Products

We have produced a wide array of food packaging machines, including thermoforming vacuum packaging machines, vacuum packaging machines, vacuum modified atmosphere machines and skin packaging machines. We are usually requested to tailor our products to meet customer requirements. A significant of our products are customized to various extent.

●	Thermoforming vacuum packaging machines: thermoforming vacuum packaging is a packaging method with two rolls of film, with a process consisting of heating to form bottom film into tray-like cavities, loading products onto them, and sealing in a vacuum with the top film.

Thermoforming vacuum machines are our most popular products, consisting of Model 420 and Model 520. We can also customize our thermoforming vacuum packaging machines to meet customer requirements.

Our thermoforming vacuum packaging machines are characterized with high-speed packaging, which help our customer improve their production efficiency, and low oxygen and water permeability, which extended the shelf time of packaged products.

●	Vacuum packaging machines: vacuum packaging machines remove all the air around the food in the package. Our vacuum packaging machines consist of two categories – regular and double chamber vacuum packaging machines and automatic rolling continuous vacuum packaging machines.

For regular and double chamber vacuum packaging machines, there are Model 400, Model 500, Model 600, Model 700 and Model 800. We are also capable of customizing the vacuum packaging machines to meet customers’ specific requirements. Model 700 and Model 800 are also referred to as “Big Mac” vacuum packaging machines, tailored to over-sized packaging.

Automatic rolling continuous vacuum packaging machine is characterized with faster packaging speed, compared to regular and double chamber vacuum packaging machines.

●	Modified atmosphere packaging machines and skin packaging machine:

Different from vacuum packaging machines that remove air from the packaging, modified atmosphere machines replace the air around the food with a mix of gases. We have produced vacuum automatic and semi-automatic atmosphere machines, and rotary modified atmosphere packaging machines. We also manufacture customized modified atmosphere packaging machines to meet specific customer requirements.

Skin packaging machines are designed to package products to the effect of enclosing products like a second skin to preserve the freshness and extends the shelf life of products. We have produced vacuum skin packaging machines, vertical skin packaging machines, and automatic skin packaging machines.

Sales and Marketing

Our sales and marketing activities primarily focus on domestic China market, but we have also extended our sales and marketing activities to the overseas market. Our sales and marketing team is comprised of approximately 16 employees either based in our headquarters in Shandong or delegated to regional sales.

In the domestic China market, our sales channels reach out to customers across mainland China. Although the sales to the overseas market only account for a small portion of our total revenue in 2024 and 2025, since we commenced our operations, our overseas sales and marketing efforts have reach various countries, including among others, United States, Canada, Australia, Mongolia, Kazakhstan, Saudi Arabia, United Arab Emirates, Armenia, Israel, Indonesia, Vietnam, Thailand, South Korea, Bulgaria, Spain, Switzerland, Romania, Greece, Ecuador, Mexico, Cote d’Ivoire, South Africa, Qatar, Hungary, Venezuela, Malaysia and Japan.

The map below illustrates, in part, the footprint of our international sales since we commenced operations:

In 2024 and 2025, our expenses relating to sales and marketing were $1,073,743 and $1,198,637, representing 14.5% and 9.9% of our total revenue, respectively.

Customers

Our major customers are enterprise customers such as food manufacturer, food processing plants and other enterprise customers in the food service industry. For the years ended March 31, 2025 and 2024, we had total 908 and 962 customers, and no single customer accounted for more than 10% of our total revenue, respectively. Our top 10 customers in the aggregate accounted for 11.9% and 19.7% of our total revenue for the years ended March 31, 2025 and 2024, respectively.

The table below sets forth the number of customers by segment:

	For the years ended March 31,
	2025	2024	Variances

Number of customers purchasing food packaging machines	428	290	138	47.6%
Number of customers purchase of parts and replacement components	480	672	(192)	-28.6%
Total number of customers	908	962	(54)	-5.6%

We usually enter into short term contracts with our customers. Customers usually pay 95% of the purchase price upfront and pay the rest of the 5% within one year after the delivery. As of the date of this prospectus, approximately $1.1 million or 91.2% of the March 31, 2024 accounts receivable balance and approximately $0.44 million or 53.6% of the March 31, 2025 accounts receivable balance has been collected.

After-sales Customer Service

We value customer loyalty and are keen to provide technical advisory services to our customers and responsive after-sales services to enhance the value of our products. A significant amount of our products are customized to meet customer requirements. If our customers are not satisfied with our products, we will usually further customize our product to their satisfaction.

Suppliers

The key raw materials of our business are steel, aluminum, vacuum pumps, and electrical components. We procure raw materials from our suppliers who are mainly based in China. For each of the years ended March 31, 2025 and 2024, we had a total of four (4) raw material suppliers. For the year ended March 31, 2024, the procurement from Zhucheng Xian Tong Electrical Appliance Ltd (诸城贤通电器有限公司) and Weifang Bao Di Jin Shang Aluminum Co, Ltd. （潍坊宝迪金尚铝业有限公司）accounted for more than 16.5% and 12.2% of our total purchases, respectively. For the year ended March 31, 2025, the procurement from Zhucheng Xian Tong Electrical Appliance Ltd. (诸城贤通电器有限公司) and Weifang Bao Di Jin Shang Aluminum Co, Ltd. （潍坊宝迪金尚铝业有限公司） accounted for 17.5% and 11.4%, respectively.

We usually enter into short-term contracts with our suppliers, pursuant to which we are usually required to make advance payments to our suppliers before they deliver the relevant raw materials.

Competition

The market for vacuum packing machines is highly competitive and evolving rapidly. The market is fragmented with entry barriers. Strong market players are usually the ones possessing extensive sales channels, advanced technology and ability to tailor food packing machinery products that meet customers’ specific needs. To succeed in this market, we need to continue improving our capabilities to handle the demands associated with our development, such as the demands for capital resources, solid customer relationship and technology improvement.

Research and Development

Our research and development activities are generally directed toward the goals of improving product quality, developing new products, improving production efficiency, reducing production cost and enhancing environmental pollution control. Our research and development team works together with our production team for these activities.

Our research and development strategy in the coming years will be focused on developing green and energy-saving, digitalized and intelligent machines, standardization of parts, precisions of accessories, and modular management system.

In 2024 and 2025, our expenses relating to research and development were $313,385 and $520,595, respectively. As a percentage of our revenues, research and development expenses were 4.2% and 4.3% of our revenue for the years ended March 31, 2024 and 2025, respectively.

Quality Control

The ability to deliver consistently high-quality products to our customers is critical to our business. We have implemented a quality control system to regularly conduct quality check on the whole process of our production and sales.

Pursuant to our internal quality control procedures, we ensure that the quality of purchased raw materials, the equipment we use, the production facilities and the products we produce will meet our quality standard. We also provide comprehensive after-sales customer service to our customers.

We have also passed the GB/T19001-2016/ISO9001:2015 quality management system certification and the GB/T24001-20016ISO14001:2015 environment management system certification. Our products have passed the CE certification. The purpose of the GB/T19001-2016/ISO9001:2015 certificate is to signify that an organization has implemented a quality management system that meets the requirement of the Chinese national standard GB/T 19001-2016 which is essentially identical to the international standards ISO9001:2014. The purpose of the GB/T24001-20016ISO14001:2015 certification is to signify that an organization has established and implemented effective environmental management system. The purpose of the CE is to verify that a product meets the European Union’s (EU) safety, health, and environmental protection requirement. Obtaining these certifications is not required but our voluntary action to demonstrate our internal requirements with respect to our quality management system, environmental management system, environment management system and quality control.

Production Facilities

Our facilities are located in our headquarters in Shandong province. We have leased our, manufacturing plant of 11,000 square meters for six (6) years, Our production facilities are well-equipped with advanced manufacturing equipment, such as various computer numerical controlled (CNC) machine tools with high precision, CNC laser cutter machines, Swiss Bystronic seamless bending machines, production lines, and in-house R&D team. We have eight vacuum packaging machinery production lines.

Seasonality

Our business is not affected by seasonality.

INSURANCE

We gave maintained the mandatory social insurance for our employees. We will review and assess our risks and make necessary adjustments to our insurance coverage in line with our needs and industry practice in the PRC.

In line with general market practice, our operating subsidiaries do not maintain any business interruption insurance, which is not mandatory under the relevant laws of the PRC. The operating subsidiaries do not maintain key-man life insurance or insurance policies covering damages to their IT infrastructure or information technology systems. We believe that our operating subsidiaries are covered by adequate property and liability insurance policies which are customary for similar companies in the PRC. During the fiscal years ended March 31, 2025 and 2024, our operating subsidiaries did not make any material insurance claims in relation to their business. Our management evaluates the adequacy of the operating subsidiaries’ insurance coverage from time to time, and our operating subsidiaries purchase additional insurance policies as needed. However, the operating subsidiaries’ insurance coverage may not be adequate to cover all losses that may occur.

Intellectual Property

As of the date of this prospectus, we had registered one trademark and 13 patents, in China.

Employees

We had 97 and 91 full-time employees as of March 31, 2025 and 2024, respectively. The following table sets forth the numbers of our full-time employees, categorized by function, as of March 31, 2025:

Function	Number of Employees	Percentage of Total Number of Employees
Management	7	7.2%
Sales and marketing	23	23.7%
Administration	5	5.2%
Finance and accounting	5	5.2%
Research and development	12	12.4%
Operations	45	46.4%
Total	97	100%

Our success depends on our ability to attract, retain and motivate qualified employees. As part of our human resource strategy, we offer employees a dynamic work environment, competitive salaries, performance-based cash bonuses and other incentives. As a result, we have generally been able to attract and retain qualified personnel and maintain a stable core management team.

We entered into standard employment agreements with our employees and confidentiality agreements with certain of our employees. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the national or local government regulations from time to time.

None of our employees are currently represented by labor unions. We believe that we maintain good working relationship with our employees and we have not experienced any material labor disputes.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any legal proceedings that in the opinion of the management, if determined adversely to us, would have a material adverse effect on our business, financial condition, operating results or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

REGULATIONS

We are subject to a variety of PRC and foreign laws, rules and regulations across a number of aspects of our business. This section summarizes the most significant PRC laws, rules and regulations that affect and govern our current major business activities and operation in the PRC.

Regulations Relating to Company Law and Foreign Investment

The establishment, operation and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2023 and effective on July 1, 2024 (“Company Law (2023)”), which applies to both PRC domestic companies and foreign-invested companies. Pursuant to the Company Law, companies are classified into categories, namely limited liability companies and limited companies by shares. The Company Law shall also apply to foreign-invested limited liability companies and companies limited by shares. According to the Company Law, the provisions otherwise prescribed by the laws on foreign investment shall prevail. Company Law (2023) further governs the formation, dissolution, organizational structure, capitalization, and social responsibility of a company, as well as the duties of officers and shareholders. Pursuant to Company Law (2023), all registered capital of a PRC limited liability company subscribed to by a shareholder must be fully paid for by such shareholder within five years from the date of the formation of the limited liability company, unless applicable laws or regulations provide otherwise. The State Counsel’s Provisions on Implementing the Registered Capital Recording and Administration System under the PRC Company Law, which was issued on July 1, 2024, allows limited liability companies established on or before June 30, 2024 (“existing LLCs”) until June 30, 2027 to adjust their capital contribution payment timeframe to be in compliance with Company Law (2023) if their existing capital contribution period exceeds five years. If the capital contribution period of an existing LLC ends within five years from June 30, 2027, the existing LLC needs not adjust its capital contribution period. However, if the capital contribution period of an existing LLC ends more than five years from June 30, 2027, it must require all capital contributions to be paid within five years from June 30, 2027, i.e., on or before June 30, 2032, and record such adjustment in the company’s articles of association. If a limited liability company fails to adjust its capital contribution payment period and registered its capital in accordance with these regulations, the relevant authority such as the State Administration for Market Supervision and its local counterparts shall order the company to make corrections; if the company fails to make corrections within the deadline set by the relevant authority, the authority shall publicize the non-compliance. Pursuant to Company Law (2023), where any shareholder fails to make payment for any of their shares prior to the deadline provided in the company’s articles of association, their unpaid equity interests may be forfeited.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the PRC Foreign Investment Law (the “Implementing Rules”), to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020 and replaced three major previous laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

According to the Foreign Investment Law, the State Council will publish or approve to publish a catalogue for special administrative measures, or the “negative list.” The Foreign Investment Law grants national treatment to foreign invested entities, except for those foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list”, any domestic enterprise engaging in businesses prohibited by the “negative list” that lists, issues securities and trades shares overseas must obtain pre-approval consent from relevant competent regulator; overseas investors must not engage in the operation and management of the enterprise, and the percentage of foreign shareholding is subject to the relevant provisions in the administrative measures for domestic securities investments by foreign investors. The Foreign Investment Law provides that foreign invested entities operating in foreign restricted or prohibited industries will require market entry clearance and other approvals from relevant PRC governmental authorities.

Furthermore, the Foreign Investment Law provides that foreign invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within five years after the implementing of the Foreign Investment Law.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; foreign-invested enterprises are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited; and the capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained, or proceeds received upon settlement by foreign investors within China, may be freely remitted inward and outward in RMB or a foreign currency. Also, foreign investors or the foreign investment enterprise should be imposed legal liabilities for failing to report investment information in accordance with the requirements.

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment promulgated and as amended from time to time by MOFCOM and National Development and Reform Commission (the “NDRC”) and MOFCOM. The NDRC and the MOFCOM promulgated the Special Administrative Measures (Negative List) for Foreign Investment Access (2021 Edition) (the “2021 National Negative List”) and the Special Administrative Measures (Negative List) for Foreign Investment Access in Pilot Free Trade Zones (2021 Edition) (the “2021 FTZ Negative List”) (collectively the “2021 Negative Lists”) on December 27, 2021, which took effect on January 1, 2022. The NDRC and the MOFCOM promulgated the Special Administrative Measures (Negative List) for Foreign Investment Access (2024 Edition) (the “2024 Negative List”) on September 6, 2024, effective on November 1, 2024. Compared to the 2021 Negative Lists, the 2024 Negative List cuts down the number of items restricted or prohibited to foreign investors from 31 to 29, the related restrictions in the area of production and manufacturing have been removed. Industries listed in the 2024 Negative List and 2021 Negative Lists are divided into two categories: restricted and prohibited. Industries not listed in the 2024 Negative List and 2021 Negative Lists are generally deemed as constituting a third “permitted” category. Establishment of wholly foreign-owned enterprises is generally allowed in permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Negative List are generally open to foreign investment unless specifically restricted by other PRC regulations. Any domestic enterprise engaging in businesses prohibited by the Negative Lists that lists, issues securities and trades shares overseas must obtain pre-approval consent from relevant competent regulator; overseas investors must not engage in the operation and management of the enterprise, and the percentage of foreign shareholding is subject to the relevant provisions in the administrative measures for domestic securities investments by foreign investors.

On December 26, 2019 the State Council issued the Implementation Regulations for the Foreign Investment Law, or the Implementation Regulations which came into effect on January 1, 2020. According to the Implementation Regulations, in the event of any discrepancies between the Foreign Investment Law, the Implementation Regulations and relevant provisions on foreign investment promulgated prior to January 1, 2020, the Foreign Investment Law and the Implementation Regulations shall prevail. The Implementation Regulations also indicated that foreign investors that invest in sectors on the Negative List in which foreign investment is restricted shall comply with special measures with respect to shareholding, senior management personnel and other matters stipulated in the Negative List.

Regulations Relating to Standardization

On November 4, 2017, the Standardization Law of the People’s Republic of China was amended and implemented on January 1, 2018. In accordance with the Standardization Law of the People’s Republic of China, the Regulations for the Implementation of the Standardization Law of the People’s Republic of China and other relevant laws and regulations, the state implements a self-declaration disclosure and supervision system for group standards and enterprise standards. Enterprises should disclose their implementation of mandatory standards, recommended standards, group standards or enterprise standards number and name; enterprises to implement their own development of enterprise standards, but also should disclose the products, services, functional indicators and product performance indicators. Enterprises shall organize production and business activities in accordance with the standards, and the products they produce and the services they provide shall comply with the technical requirements of the standards disclosed by the enterprise. In accordance with the provisions of this Law, an enterprise that produces, sells or imports products or provides services that do not comply with the mandatory standards, or whose products produced or services provided by the enterprise do not comply with the technical requirements of its public standards, shall also be subject to civil liability in accordance with the law.

Regulations Regulating to Production Safety

According to the Production Safety Law of the People’s Republic of China promulgate by the Standing Committee of NPC on June 29, 2002, became effective on November 1, 2002 and revised on August 27, 2009, August 31, 2014 and June 10, 2021 respectively, production and operation units should possess the conditions for production safety as stipulated in the relevant laws and regulations. Enterprises with more than 100 employees should set up production safety management organizations or equip them with full-time production safety management personnel. Production and operation units should carry out production safety education and training of employees, to ensure that employees have the necessary knowledge of production safety, familiar with the relevant production safety regulations and systems and safe operation procedures, and to master the safe operation of the skills of the post. Production and operation units of special operators (the scope of production safety supervision and management departments determined by the State Council) must be in accordance with the relevant provisions of the specialized safety training, to obtain the appropriate qualifications before they can work.

Regulations Relating to Product Quality

The main legal provisions regulating product liability are contained in the Product Quality Law of the People’s Republic of China, which was amended and effective on December 29, 2018. Anyone engaging in the production and sale of products in the PRC must comply with the Product Quality Law and producers and sellers must assume product quality responsibilities in accordance with the provisions of the Product Quality Law. According to the Product Quality Law, consumers or other victims who suffer from personal injury or property loss due to product defects may claim compensation from the producers and sellers. If the producer is responsible for the defective product, the seller has the right to recover the compensation from the producer after paying the compensation, and vice versa. Violations of product quality laws may result in fines. In addition, the seller or producer may be ordered to terminate its operation and its business license may be revoked. In serious cases, they may be held criminally liable.

According to the Law of the People’s Republic of China on Liability for Infringement of Rights, which was promulgated on December 26, 2009 and came into effect on July 1, 2010, the producer of a defective product that causes damage to another person shall be liable for the infringement. The infringed party may claim damages from the manufacturer of the product or the seller of the product. If the product defect is caused by the producer, the seller shall have the right to recover the damages from the producer after compensation, and vice versa. With respect to environmental issues, the Law of the People’s Republic of China on Liability for Tort emphasizes the principle that polluters are liable for damages caused by environmental pollution, regardless of whether they have violated national environmental protection regulations.

Regulations Relating to Customer Rights Protection

The PRC Customer Rights and Interests Protection Law, or Customer Protection Law, as amended on October 25, 2013 and effective on March 15, 2014, sets out the obligations of business operators and the rights and interests of the customers. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide customers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity of the commodities. Failure to comply with the Customer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, exchange of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties if business operators commit crimes by infringing the legitimate rights and interests of customers.

Regulations Relating to Fire Control

According to the Fire Control Law of the People’s Republic of China, amended and effective on April 29, 2021, by the Standing Committee of the National People’s Congress, and the Provisions on the Supervision and Administration of Fire Control Design and Construction of Construction Projects, promulgated by the Ministry of Public Security on April 30, 2009, amended on July 17, 2012, and effective from November 1, 2012, the fire control design and construction of construction projects must comply with the national technical standards for fire protection in engineering construction. Employers, as well as design, construction, engineering supervision, and other relevant units, are legally responsible for the fire control design and construction quality of construction projects. For construction projects that legally require fire control design review by public security fire control institutions, unauthorized use of the project without passing the fire control design review and final fire inspection will result in penalties, which will be imposed and executed in combination.

When the construction project which should apply for fire control acceptance according to the stipulations of housing and urban-rural construction department of the State Council is completed, the construction unit shall apply to the housing and urban-rural construction department for fire control acceptance. For a construction project other than one specified in the foregoing, the constructing party shall report to the housing and urban-rural development authority after final inspection for record, and the housing and urban-rural development authority shall conduct spot checks. According to the Interim Provisions on Administration of Fire Control Design Review and Acceptance of Construction Project promulgated by the Ministry of Housing and Urban-Rural Development on April 1, 2020, which became effective on June 1, 2020, and was last amended on August 21, 2023 with effect from October 30, 2023, the construction entity of a large-scale crowded venue (including the construction of a manufacturing plant whose size is over 2,500 square meters) and other special construction projects must apply for fire prevention design review with fire control authorities, and complete fire assessment inspection and acceptance procedures after the construction project is completed. The construction entity of other construction projects must complete the filing for fire prevention design and the fire safety completion inspection and acceptance procedures within five business days after passing the construction completion inspection and acceptance. If the construction entity fails to pass the fire safety inspection before such venue is put into use or fails to conform to the fire safety requirements after such inspection, it will be subject to (i) orders to suspend the construction of projects, use of such projects, or operation of relevant business, and (ii) a fine between RMB30,000 and RMB300,000.

Regulations Relating to Environmental Protection

Pursuant to the Environmental Protection Law of the People’s Republic of China, adopted by the Standing Committee of the National People’s Congress on December 26, 1989, revised on April 24, 2014, and effective as of January 1, 2015, enterprises undertaking any project with environmental pollution must comply with regulations on the administration of environmental protection for construction projects. Any anti-pollution infrastructure must be designed, constructed and used in synchronization with principal part of the project. The State adopts pollution discharge permit management system in accordance with the law. Enterprises, public institutions and other producers and business operators that are subject to pollution discharge permit management shall discharge pollutants in accordance with the requirements of their permits; no pollutant discharge is allowed without a pollutant discharge permit. Enterprises and institutions that discharge pollutants exceeding the national or local discharge standards must pay fees for excessive discharge and assume the responsibility for pollution control.

Pursuant to the Environmental Impact Assessment Law of the People’s Republic of China promulgated by the Standing Committee of the National People’s Congress on October 28, 2002 and most recently amended on December 29, 2018, and the Regulations on Environmental Protection Management of Construction Projects promulgated by the State Council on November 29, 1998, which became effective on November 29, 1998, and amended on July 16, 2017 and became effective on October 1, 2017, the EIA shall be completed prior to the construction of the project and a three-tier system for the EIA shall be established. For construction projects that may have a significant environmental impact, an environmental impact report must be completed by a qualified institution to conduct a comprehensive assessment of the environmental impact. For construction projects that may have a minor environmental impact, a qualified institution should complete an environmental impact report form to analyze or specially assess the environmental impact. For projects with a negligible environmental impact that do not require an environmental impact assessment, a registration form must be completed.

The “13th Five-Year” Environmental Impact Assessment Reform Implementation Plan promulgated by the former Ministry of Environmental Protection on July 15, 2016 clearly called off the administrative permit for the completion acceptance of environmental protection and required the establishment of a coordinated management system for environmental impact assessment, “three synchronizations” and emission permit. Requirements on pollutant emission control in the environmental impact assessment documents and approval of the construction project shall be included in the emission permit. The implementation of “three synchronizations” of an enterprise shall be a pre-condition for emission permit application. Before starting the production or usage, constructor shall authorize a third-party institution to compile the report on the completion acceptance of environmental protection facilities of the construction project based on comments in the environmental assessment and approval documents, which will be open to the public and filed with environmental protection department.

Chinese enterprises must comply with the Water Pollution Prevention and Control Law of the People’s Republic of China, promulgated by the Standing Committee of the National People’s Congress on May 11, 1984, and revised on June 27, 2017; the Air Pollution Prevention and Control Law of the People’s Republic of China, revised on October 26, 2018; and the Environmental Noise Pollution Prevention and Control Law of the People’s Republic of China, revised and effective as of December 29, 2018. These laws provide extensive regulations on environmental protection issues, including wastewater discharge, air pollution control, and noise emission. Under these laws, all enterprises that may cause environmental pollution during production and business operations must adopt environmental protection measures in their factories and establish a reliable environmental protection system. Enterprises must take effective measures to prevent and control environmental pollutants and harmful levels generated during production, construction, or other activities. Enterprises must obtain permits for the discharge of wastewater and air pollutants, and the discharged wastewater and air pollutants must comply with applicable national and local standards.

In accordance with the Administration Measures for Pollutant Discharge Permit (Trial) promulgated by the former Ministry of Environmental Protection on January 10, 2018 and revised by the Ministry of Ecology and Environment on August 22, 2019, enterprises, public institutions and other producers and business operators (the “pollutant discharge entities”) included in the Catalogue of Classified Management of Pollutant Discharge Permit for Stationary Pollution Sources shall apply for and obtain a pollutant discharge permit within the prescribed time limit; and it is temporarily unnecessary for pollutant discharge entities not included in the Catalogue of Classified Management of Pollutant Discharge Permit for Stationary Pollution Sources to apply for a pollutant discharge permit. The currently valid Catalogue of Classified Management of Pollutant Discharge Permits for Stationary Pollution Sources was promulgated and implemented by the former Ministry of Environmental Protection on December 20, 2019.

Regulations relating to Internet Information Security and Privacy Protection

On December 28, 2012, SCNPC issued Decision of the Standing Committee of the National People’s Congress on Strengthening Information Protection on Networks, pursuant to which network service providers and other enterprises and institutions shall, when gathering and using electronic personal information of citizens in business activities, publish their collection and use rules and adhere to the principles of legality, rationality and necessarily, explicitly state the purposes, manners and scopes of collecting and using information, and obtain the consent of those from whom information is collected, and shall not collect and use information in violation of laws and regulations and the agreement between both sides; and the network service providers and other enterprises and institutions and their personnel must strictly keep such information confidential and may not divulge, alter, damage, sell, or illegally provide others with such information.

On July 16, 2013, the Ministry of Industry and Information Technology, or the MIIT, issued the Provisions on the Protection of Personal Information of Telecommunication and Internet User, which was effective as of September 1, 2013. The requirements under this order are stricter and wider compared to the above decision issued by the National People’s Congress. According to the provisions, if a network service provider wishes to collect or use personal information, it may do so only if such collection is necessary for the services it provides. Furthermore, it must disclose to its users the purpose, method and scope of any such collection or usage, and must obtain consent from the users whose information is being collected or used. Network service providers are also required to establish and publish their protocols relating to personal information collection or usage, keep any collected information strictly confidential and take technological and other measures to maintain the security of such information. Network service providers are required to cease any collection or usage of the relevant personal information, and provide services for the users to de-register the relevant user account, when a user stops using the relevant Internet service. Network service providers are further prohibited from divulging, distorting or destroying any such personal information, or selling or providing such personal information unlawfully to other parties. In addition, if a network service provider appoints an agent to undertake any marketing or technical services that involve the collection or usage of personal information, the network service provider is required to supervise and manage the protection of the information. The provisions state, in broad terms, that violators may face warnings, fines, public exposure and, criminal liability whereas the case constitutes a crime.

The Cybersecurity Law, as adopted by the National People’s Congress on November 7, 2016, has come into force on June 1, 2017. Considered as the fundamental law in the area of cybersecurity in China, the Cybersecurity Law regulates network operators and others from the following perspectives: the principle of Cyberspace sovereignty, security obligations of network operators and providers of network products and services, protection of personal information, protection of critical information infrastructure, data use and cross-border transfer, network interoperability and standardization. Where an individual finds any network operator collects or uses his or her personal information in violation of the provisions of any law, regulation or the agreement of both parties, the individual shall be entitled to request the network operator to delete his or her personal information; if the individual finds that his or her personal information collected or stored by the network operator has any error, he or she shall be entitled to request the network operator to make corrections, and the network operator shall take measures to do so. Pursuant to this law, the violators may be subject to: (i) warning; (ii) confiscation of illegal gains and fines equal to one to ten times of the illegal gains; or if without illegal gains, fines up to RMB1,000,000; or (iii) an order to shut down the website, suspend the business operation for rectification, or revoke business license. Besides, responsible persons may be subject to fines between RMB10,000 and RMB100,000.

In August 2021, the Standing Committee of the National People’s Congress officially promulgated the Personal Information Protection Law, effective on November 1, 2021, which provides detailed rules on handling personal information and legal responsibilities, including but not limited to the scope of personal information and the ways of processing personal information, the establishment of rules for processing personal information, and the individual’s rights and the processor’s obligations in the processing of personal information. The Personal Information Protection Law also strengthens the punishment for those who illegally process personal information.

On July 7, 2022, CAC promulgated the Measures for the Security Assessment of Data Cross-border Transfer, effective on September 1, 2022, which requires the data processors to apply for data cross-border security assessment coordinated by the CAC under the following circumstances: (i) any data processor transfers Important Data to overseas; (ii) any critical information infrastructure operator or data processor who processes personal information of over 1 million people provides personal information to overseas; (iii) any data processor who provides personal information to overseas and has already provided personal information of more than 100,000 people or sensitive personal information of more than 10,000 people to overseas since January 1st of the previous year and ; and (iv) other circumstances under which the data cross-border transfer security assessment is required as prescribed by the CAC.

On December 29, 2011, the MIIT promulgated the Several Provisions on Regulating the Market Order of Internet Information Services, which became effective on March 15, 2012. On December 28, 2012, the SCNPC promulgated the Decision on Strengthening Network Information Protection to enhance the legal protection of information security and privacy on the internet. The Provisions on Protection of Personal Information of Telecommunications and Internet Users promulgated by the MIIT on July 16, 2013 contain detailed requirements on the use and collection of personal information as well as the security measures to be taken by internet service providers. Specifically, (1) the users’ personal information shall not be collected without prior consent; (2) the personal information shall not be collected other than those necessary for internet service providers to provide services; (3) the personal information shall be kept strictly confidential; and (4) a series of detailed measures shall be taken to prevent any divulge, damage, tamper or loss of personal information of users.

Pursuant to the Notice of the Supreme People’s Court, the Supreme People’s Procuratorate and the Ministry of Public Security on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued in April 2013, and the Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens, which was issued on May 8, 2017 and took effect on June 1, 2017, the following activities may constitute the crime of infringing upon a citizen’s personal information: (1) providing a citizen’s personal information to specified persons or releasing a citizen’s personal information online or through other methods in violation of relevant national provisions; (2) providing legitimately collected information relating to a citizen to others without such citizen’s consent (unless the information is processed, not traceable to a specific person and not recoverable); (3) collecting a citizen’s personal information in violation of applicable rules and regulations when performing a duty or providing services; or (4) collecting a citizen’s personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations. In addition, on May 28, 2020, the National People’s Congress of the PRC approved the PRC Civil Code, which took effect on January 1, 2021. Pursuant to the PRC Civil Code, the collection, storage, use, process, transmission, provision and disclosure of personal information shall follow the principles of legitimacy, properness and necessity.

Regulations Relating to Intellectual Property Rights

The PRC has adopted comprehensive legislation governing intellectual property rights, including copyrights, patents, trademarks and domain names.

Patent

Patents in the PRC are principally protected under the Patent Law of the PRC promulgated by the SCNPC in 1984 and then respectively amended in 1992, 2000, 2008, 2020, of which the amendment in 2020 will be effective on June 1, 2021, and its implementation rules. Novelty, inventiveness and practicality are three essential ingredients of patens in the PRC. The latest amendment provides that, in general, the protection period is 20 years for an invention patent, 10 years for a utility model patent and 15 years for a design patent, commencing from their respective application dates.

Copyright

In accordance with the Copyright Law of the PRC promulgated by the SCNPC on September 7, 1990, amended on October 27, 2001, February 26, 2010 and November 11, 2020, and its related implementing regulations, promulgated in 2002 and amended in 2013, Chinese citizens, legal persons or other entities own the copyright in their works whether published or not, including written works, oral works, music, comedy, arts of talking and singing, dance and acrobatics, work of art and architecture work, photographic works, cinematographic work and work created by the method similar to the film production method; engineering design drawing, product design drawing, map, sketch and other graphic works and model works, computer software and other works specified by laws and administrative regulations. The rights a copyright owner has include but not limited to the following rights of the person and property rights: the right of publication, right of authorship, right of modification, right of integrity, right of reproduction, distribution right, rental right, right of network communication, translation right and right of compilation.

In accordance with the Regulations on the Protection of Computer Software promulgated by the State Council on December 20, 2001 and last amended on January 30, 2013, Chinese citizens, legal persons or other entities own the copyright, including the right of publication, right of authorship, right of modification, right of reproduction, distribution right, rental right, right of network communication, translation right and other rights software copyright owners shall have in software developed by them, regardless of whether it has been published.

In accordance with the Measures for the Registration of Computer Software Copyright promulgated by the National Copyright Administration on April 6, 1992 and last amended on February 20, 2002, software copyrights, exclusive licensing contracts for software copyrights and software copyright transfer contracts shall be registered, and the National Copyright Administration shall be the competent authority for the administration of software copyright registration and designates the Copyright Protection Center of China as a software registration authority. The Copyright Protection Center of China shall grant a registration certification to a computer software copyright applicant who complies with regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Trademark

The Trademark Law of the PRC promulgated in August 2013 which took effect in May 2014 (the “Trademark Law”), and revised in 2019, and its implementation rules protect registered trademarks. The Trademark Office of National Intellectual Property Administration, PRC, formerly the PRC Trademark Office of the State Administration of Market Regulation is responsible for the registration and administration of trademarks throughout the PRC. The Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, such application for registration of this trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

Domain Name

Domain names are protected under the Administrative Measures for Internet Domain Names promulgated by MIIT on August 24, 2017, effective on November 1, 2017 (the “Domain Name Measures”). MIIT is the major regulatory body responsible for the administration of the PRC internet domain names. The Domain Names Measures has adopted a “first-to-file” principle with respect to the registration of domain names. According to the Domain Name Measures, domain name applicants are required to duly register their domain names with domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedures.

Regulations Relating to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Administrative Regulations on Foreign Exchange of the People’s Republic of China, or the Foreign Exchange Administrative Regulation, which was promulgated by the State Council on January 29, 1996, which became effective on April 1, 1996 and was subsequently amended on January 14, 1997 and August 5, 2008 and the Administrative Regulations on Foreign Exchange Settlement, Sales and Payment which was promulgated by the PBOC, on June 20, 1996 and became effective on July 1, 1996. Under these regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Foreign Exchange Administration of the People’s Republic of China, or the SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items such as the repayment of foreign currency-denominated loans, direct investment overseas and investments in securities or derivative products outside of the PRC. FIEs are permitted to convert their after-tax dividends into foreign exchange and to remit such foreign exchange out of their foreign exchange bank accounts in the PRC.

On March 30, 2015, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, SAFE Circular 19, which took effect on June 1, 2015 and was amended on December 30, 2019. According to SAFE Circular 19, the foreign currency capital contribution to an FIE in its capital account may be converted into RMB on a discretional basis.

On June 9, 2016, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Policies for Reforming and Regulating the Control over Foreign Exchange Settlement under the Capital Account, SAFE Circular 16, which was amended on December 4, 2023. The SAFE Circular 16 unifies the discretional foreign exchange settlement for all the domestic institutions. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account which has been confirmed by the relevant policies subject to the discretional foreign exchange settlement (including foreign exchange capital, foreign loans and funds remitted from the proceeds from the overseas listing) can be settled at the banks based on the actual operational needs of the domestic institutions. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital is temporarily determined as 100%. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties in accordance with the Foreign Exchange Administrative Regulation and relevant provisions.

Furthermore, SAFE Circular 16 stipulates that the use of foreign exchange incomes of capital accounts by FIEs shall follow the principles of authenticity and self-use within the business scope of the enterprises. The foreign exchange incomes of capital accounts and capital in RMB obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or financial schemes other than bank guaranteed products unless otherwise provided by relevant laws and regulations; (iii) used for granting loans to non-affiliated enterprises, unless otherwise permitted by its business scope; and (iv) used for the construction or purchase of real estate that is not for self-use (except for the real estate enterprises).

Regulations Related to Offshore Special Purpose Companies Held by PRC Residents

SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents on May 10, 2013, which became effective on May 13, 2013, amended on October 10, 2018 and December 30, 2019, and which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

SAFE promulgated Notice on Issues Relating to Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and term of operation), capital increase or capital reduction, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles.

SAFE further enacted the SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE.

In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfil the required SAFE registration, the PRC Subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC Subsidiaries.

On January 26, 2017, SAFE issued the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control (“SAFE Circular 3”), which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

All our current individual shareholders have completed the initial registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. Failure to comply with the registration procedures set forth in the Circular 37 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate, the capital inflow from the offshore entities and settlement of foreign exchange capital, and may also subject relevant onshore company or PRC residents to penalties under PRC foreign exchange administration regulations.

Regulations Relating to Dividend Withholding Tax

Under the Law of the PRC on Wholly Foreign-Owned Enterprises, which was promulgated by the National People’s Congress of the PRC in 1986, revised by the SCNPC on October 31, 2000 and September 3, 2016 and repealed on January 1, 2020 and its implementation rules, foreign-invested enterprises in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises in the PRC are also required to allocate at least 10% of their respective accumulated profits after tax each year, if any, to certain reserve funds unless these accumulated reserves have reached 50% of the registered capital of such enterprises. These reserves are not distributable as cash dividends.

Pursuant to the Enterprise Income Tax Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Besides, dividends paid to investors of an eligible PRC resident enterprise can be exempted from EIT and dividends paid to foreign investors are subject to a withholding tax rate of 10%, unless relevant tax agreements entered into by the PRC government provide otherwise.

Pursuant to the Arrangement between The Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% capital of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. We believe our corporate structure has made us eligible for such reduced rate once we become a resident enterprise in Hong Kong. The qualification of HK resident enterprise focuses on de facto management. As of the date of this prospectus, we do not have a management team in Hong Kong and would most likely not be considered a HK resident enterprise and therefore would not be eligible for the reduced 5% withholding tax rate.

According to the Tentative Administrative Measures on Tax Convention Treatment for Non-Residents which was promulgated by the SAT on August 24, 2009 and became effective on October 1, 2009, if a non-resident enterprise that receives dividends from a PRC resident enterprise wishes to enjoy the favorable tax benefits under the tax arrangements, it shall submit an application for approval to the competent tax authority. Without being approved, the non-resident enterprise may not enjoy the favorable tax treatment provided in the tax agreements.

The Tentative Administrative Measures on Tax Convention Treatment for Non-Residents was repealed by the Administrative Measures on Tax Convention Treatment for Non-Resident Taxpayers, which was promulgated by the SAT on August 27, 2015 and became effective on November 1, 2015 with last amendment on June 15, 2018, if a non-resident enterprise receives dividends from a PRC resident enterprise, it could directly enjoy the favorable tax benefits under the tax arrangements at tax returns, and be subject to the subsequent regulation of the competent tax authority. The Administrative Measures on Tax Convention Treatment for Non-Resident Taxpayers has subsequently been repealed by the Administrative Measures on Treaty Benefits Treatment for Non-Resident Taxpayers, promulgated by the SAT on October 14, 2019 and became effective on January 1, 2020, which still adopts the same provisions as the Tentative Administrative Measures on Tax Convention Treatment for Non-Residents.

Regulations on Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income, which is determined under (i) the PRC Enterprise Income Tax Law, or the EIT Law, promulgated by the NPC and implemented in January 2008 and amended on February 24, 2017, December 29, 2018 and April 23, 2019, respectively, and (ii) the implementation rules to the EIT Law promulgated by the State Council and implemented in January 2008. The EIT Law imposes a uniform enterprise income tax rate of 25% on all resident enterprises in the PRC, including foreign-invested enterprises and domestic enterprises, unless they qualify for certain exceptions.

In addition, according to the EIT Law and its implementation rules, enterprises registered in countries or regions outside the PRC with “de facto management bodies” located within China may be considered to be PRC resident enterprises and will be subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The implementation rules of the EIT Law define “de facto management bodies” as establishments that exercise full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. Non-PRC resident enterprises without “de facto management bodies” located within China that has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%. The only detailed guidance currently available for the definition of  “de facto management body” as well as the determination and administration of tax residency status of offshore-incorporated enterprises are set forth in the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies issued by the SAT in April 2009, or Circular 82, and the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Overseas Incorporated Resident Enterprises (Trial Version) issued by the SAT in July 2011, or Bulletin No. 45, which provides guidance on the administration as well as the determination of the tax residency status of a Chinese-controlled offshore-incorporated enterprise, defined as an enterprise that is incorporated under the law of a foreign country or territory and that has a PRC company or PRC corporate group as its primary controlling shareholder.

We believe that we are not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that the actual management team of our Company or any of our subsidiaries registered outside of China is based in the territory of China, we or such subsidiary may be deemed to be a PRC resident enterprise for PRC enterprise income tax purposes. As a PRC resident enterprise, we or such subsidiary will be subject to PRC enterprise income tax at a rate of 25% on its world-wide income, which could materially reduce our net income. If such entity derives income other than dividends from its wholly-owned subsidiaries in China, a 25% enterprise income tax on its global income may increase our tax burden.

In addition, if we are classified as a PRC resident enterprise for PRC tax purposes, we may be required to withhold tax at a rate of 10% from dividends we pay to our shareholders, including the holders of our Ordinary Shares, that are non-resident enterprises. Further, non-resident enterprise shareholders (including our Ordinary Shares holders) may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our Ordinary Shares if such income is treated as sourced from within China. Furthermore, gains derived by our non-PRC individual shareholders our non-PRC individual shareholders (in each case, subject to the provisions of any applicable tax treaty) from the sale of our shares may be subject to a 20% PRC withholding tax. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise which will depend upon the specific country where such shareholder is located and whether there is a treaty between such country and China and the specific terms of such treaty. Any such tax may reduce the returns on your investment in our shares. Although up to the date of this prospectus, our Company has not been notified or informed by the PRC tax authorities that it has been deemed to be a resident enterprise for the purpose of Enterprise Income Tax Law, we cannot assure you that it will not be deemed to be a resident enterprise in the future.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from our PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

Regulations on Income Tax for Share Transfers

According to the Announcement of the SAT on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or Circular 7, promulgated by the SAT in February 2015, if a non-resident enterprise, such as the Company, transfers the equity interests of a PRC resident enterprise indirectly through transfer of the equity interests of an offshore holding company (other than a purchase and sale of shares issued by a PRC resident enterprise through or in a public securities market) without a reasonable commercial purpose, the PRC tax authorities have the power to reassess the nature of the transaction and treat the indirect equity transfer as a direct transfer. As a result, the gain derived from such transfer, which means the equity transfer price less the cost of equity, will be subject to PRC withholding tax at a rate of up to 10%. Under the terms of Circular 7, the transfer which meets all of the following circumstances shall be directly deemed as having no reasonable commercial purposes: (i) over 75% of the value of the equity interests of the offshore holding company are directly or indirectly derived from PRC taxable properties; (ii) at any time during the year before the indirect transfer, over 90% of the total properties of the offshore holding company are investments within PRC territory, or in the year before the indirect transfer, over 90% of the offshore holding company’s revenue is directly or indirectly derived from PRC territory; (iii) the function performed and risks assumed by the offshore holding company are insufficient to substantiate its corporate existence; and (iv) the foreign income tax imposed on the indirect transfer is lower than the PRC tax imposed on the direct transfer of the PRC taxable properties.

In October, 2017, the SAT issued the Bulletin of SAT on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or Bulletin 37, which, among others, repeals certain rules stipulated in Circular 7. Bulletin 37 further details and clarifies the tax withholding methods in respect of income of non-resident enterprises. Pursuant to Bulletin 37, the withholding party shall declare and pay the withheld tax to the competent tax authority in the place where such withholding party is located within seven days from the date of occurrence of the withholding obligation. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

Regulations on PRC Value-Added Tax

Pursuant to the Interim Regulations on Value-Added Tax of the PRC, which was promulgated by the State Council on December 13, 1993 and amended on November 5, 2008, February 6, 2016 and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the PRC, which was promulgated by the MOF and SAT on December 15, 2008, became effective on January 1, 2009 and amended on October 28, 2011, entities or individuals engaging in sale of goods, provision of processing services, repairs and replacement services or importation of goods within the territory of the PRC shall pay value-added tax, or the VAT. Unless otherwise specified by relevant laws and regulations, such entities generally required to pay a value-added tax, or VAT, for revenues generated from sales of products, while qualified input VAT paid on taxable purchase can be offset against such output VAT.

In November 2011, the Ministry of Finance and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In March 2016, the Ministry of Finance and the State Administration of Taxation further promulgated the Notice on Comprehensively Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax, which became effective on May 1, 2016. Pursuant to the pilot plan and relevant notices, VAT is generally imposed in lieu of business tax in the modern service industries, including the VATS, on a nationwide basis. VAT of a rate of 6% applies to revenue derived from the provision of some modern services. Certain small taxpayers under PRC law are subject to reduced value-added tax at a rate of 3%. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided.

On April 4, 2018, the Ministry of Finance and the State Administration of Taxation issued the Notice on Adjustment of VAT Rates, which came into effect on May 1, 2018. According to the abovementioned notice, the taxable goods previously subject to VAT rates of 17% and 11% respectively become subject to lower VAT rates of 16% and 10% respectively starting from May 1, 2018. Furthermore, according to the Announcement on Relevant Policies for Deepening Value-added Tax Reform jointly promulgated by the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs, which became effective on April 1, 2019, and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purposes of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%. KBAT Shandong currently pays VAT at a rate of 3%.

Regulations Relating to Dividend Distributions

Under our current corporate structure, we may rely on dividend payments from KBAT WFOE to fund any cash and financing requirements we may have. The principal regulations governing distribution of dividends of foreign-invested enterprises include the newly enacted Foreign Investment Law, which came into effect on January 1, 2020, and its implementation rules. Under these laws and regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends. Furthermore, under the EIT Law, which became effective in January 2008 and recently amended in December 2018, the maximum tax rate for the withholding tax imposed on dividend payments from PRC foreign invested companies to their overseas investors that are not regarded as “resident” for tax purposes is 20%. The rate was reduced to 10% under the Implementing Regulations for the EIT Law issued by the State Council. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, such as tax rate of 5% in the case of Hong Kong companies that holds at least 25% of the equity interests in the foreign-invested enterprise, and certain requirements specified by PRC tax authorities are satisfied.

Regulations Relating to M&A and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including MOFCOM, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective in September 2006 and were amended in June 2009. The M&A Rules, among other things, require offshore SPVs formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of MOFCOM prior to publicly listing their securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. The CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours are subject to the M&A Rules. The interpretation and application of the regulations remain unclear, future financial activities may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for future financial activities would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules requires a foreign investor to obtain the approval from MOFCOM or its local counterpart only upon (i) its acquisition of a domestic enterprise’s equity interest; (ii) its subscription of the increased capital of a domestic enterprise; or (iii) establishes and operates a foreign-invested enterprise with assets acquired from a domestic enterprise and such transactions raise “national defense and security” concerns or through such transactions foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in China, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011 and became effective on March 3, 2011, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by MOFCOM on August 25, 2011 and became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement. Besides, the Interim Provisions on Investment Inside China by Foreign Investment Enterprises issued by MOFCOM in September 2000 and amend and effective on October 28, 2015 is also currently in force governing M&A.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the “Opinions.” The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Measures, including promoting the construction of relevant regulatory systems, will be taken to control the risks and handle the incidents from China-concept overseas listed companies.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises with five interpretive guidelines, which took effect on March 31, 2023 (collectively the “New Overseas Listing Rules”). The New Overseas Listing Rules require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as: a) an issuer making an application for initial public offering and listing in an overseas market; b) an issuer making a subsequent overseas securities offering after having been listed on an overseas market; c) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. According to the Notice on Arrangements for Overseas Securities Offering and Listing by Domestic Enterprises, published by the CSRC on February 17, 2023, a company that (i) has already completed overseas listing or (ii) has already obtained the approval for the offering or listing from overseas securities regulators or exchanges but has not completed such offering or listing before effective date of the new rules and also completes the offering or listing before September 30, 2023 will be considered as an existing listed company and is not required to make any filing until it conducts a new offering in the future. For a company that has already submitted offering and listing applications but not yet obtained the approvals from overseas securities regulators or exchanges shall choose to make its filing with the CSRC at a reasonable time but before the completion of the offering/listing. For a company that has already obtained CSRC approval for overseas listing or offering can continue its process during the valid term of the CSRC approval without additional filing and it shall make the filing pursuant to the new rules if it does not complete the offering or listing before the expiration of the original approval from CSRC. Furthermore, upon the occurrence of any material events specified below after an issuer has completed its offering and listed its securities on an overseas stock exchange, the issuer shall submit a report thereof to CSRC within 3 working days after the occurrence and public disclosure of the event: (i) change of control; (ii) investigations or sanctions imposed by overseas securities regulatory agencies or other competent authorities; (iii) change of listing status or transfer of listing segment; or (iv) voluntary or mandatory delisting. The New Overseas Listing Rules stipulate the legal consequences to the companies for breaches, including failure to fulfil filing obligations or filing documents having false statement or misleading information or material omissions, which may result in a fine ranging from RMB 1 million to RMB 10 million, and in cases of severe violations, the relevant responsible persons may also be barred from entering the securities market.

On February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and will come into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by the Company or the Company’s PRC subsidiaries and the VIE to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

Regulations Relating to Employment

The PRC Labor Law and the Labor Contract Law with its implementation rules provide requirements concerning employment contracts between an employer and its employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations.

In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or expiry of the labor contract. Employers in most cases are also required to provide severance payment to their employees after their employment relationships are terminated. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, which was promulgated by the SCNPC in October 2010 and came into effect in July 2011, and further amended in December 2018, an employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee. If the employer still fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to the Regulations on Management of Housing Fund, which was promulgated by the State Council in April 1999 and amended in March 2002 and March 2019, respectively, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; if the enterprise fails to rectify the non-compliance with the stipulated deadline, an application may be made to a local court for compulsory enforcement.

On December 28, 2012, the Labor Contract Law was amended to impose more stringent requirements on labor dispatch which became effective on July 1, 2013. Pursuant to the amended Labor Contract Law, the outsourced contract workers shall be entitled to equal pay for equal work as a fulltime employee of an employer, and they shall only be engaged to perform temporary, ancillary or substitute works, and an employer shall strictly control the number of outsourced contract workers so that they do not exceed certain percentage of total number of employees. “temporary work” means a position with a term of less than six months; “auxiliary work” means a non-core business position that provides services for the core business of the employer; and “substitute worker” means a position that can be temporarily replaced with a outsourced contract worker for the period that a regular employee is away from work for vacation, study or for other reasons. According to the Labor Dispatch Interim Provisions, promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, which became effective on March 1, 2014, outsourced workers are entitled to equal pay with full-time employees for equal work. Employers are allowed to use outsourced workers for temporary, auxiliary or substitutive positions, and the number of outsourced workers may not exceed 10% of the total number of employees. Any labor dispatching entity or employer in violation of the Labor Dispatch Interim Provisions shall be ordered by the labor administrative authorities to rectify the noncompliance within a prescribed time limit; and if such entity or employer fails to do so within the prescribed time limit, it may be subject to a fine from RMB5,000 to RMB10,000 for each noncompliance outsourced worker, and the labor dispatching entity is subject to revocation of its license for engaging in the labor dispatch business. Where the employer causes any damage to the outsourced worker, the labor dispatch entity and the employer shall assume joint and several liabilities.

Pursuant to the PRC Civil Code, employers shall bear tortious liability for any injury or damage caused to other people by their employees in the course of their work. Parties that use outsourced labor shall bear tortious liability for any injury or damage caused to other people by outsourced personnel during the course of their work during the labor dispatch period; the labor dispatching party shall bear corresponding supplementary liability where it is at fault.

Regulations Relating to Leasing

Pursuant to the Law on Administration of Urban Real Estate of the PRC promulgated by the SCNPC on July 5, 1994, amended on August 30, 2007, August 27, 2009, August 26, 2019 and took effect on January 1, 2020, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department. If the lessor and lessee fail to complete the registration procedures, both lessor and lessee may be subject to fines ranging from RMB1,000 (approximately $155) to RMB10,000 (approximately $1,553). In addition, although the unregistered lease agreements are considered binding agreements, in practice, some of the remedies generally available to the registered lease agreements may not be fully applicable to the unregistered lease agreements, such as specific performance of lease agreement against new purchasers of the property.

According to the PRC Civil Code, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease agreement if the lessee subleases the premises without the prior consent of the lessor. In addition, if the lessor transfers the premises, the lease contract between the lessee and the lessor will still remain valid.

Pursuant to the Administrative Measures for Commodity Housing Tenancy issued by the Ministry of Housing and Urban-Rural Development on December 1, 2010 and came into effect on February 1, 2011, both lessor and lessee shall go through the housing tenancy registration formalities with the competent construction (real estate) departments of the municipalities directly under the central government, cities and counties where the housing is located within 30 days after the housing tenancy contract is signed.

MANAGEMENT

The following individuals are members of the board of directors and management of the Company.

Name	Age	Position(s)
Jinliang Wang	55	Chief Executive Officer and Chairman
Maojuan Zhang	55	Chief Financial Officer
Jinxun Sui	61	Chief Operating Officer and Director
Na Liu	51	Independent Director Nominee*
Xingmin Li	61	Independent Director Nominee*
Foon Chan	52	Independent Director Nominee*

*	The appointment onto the board of directors as well as each of the committees of the board will become effective upon the effectiveness of the registration statement of which this prospectus is a part.

The following is a brief biography of each of our executive officers and directors:

Jinliang Wang has been serving as our Chairman and Chief Executive Officer since October 18, 2024. Mr. Wang has been serving as the Chairman of KBAT Shandong since March 2011. We believe that Mr. Wang is qualified to serve as our director because of his extensive experience in the food packaging industry and his extensive knowledge of us.

Maojuan Zhang has been serving as our Chief Financial Officer since October 18, 2024. She has been serving as the Chief Financial Officer of KBAT Shandong since January 2020. Ms. Zhang has been serving as Head of Finance of Zhucheng Yichang Textile Printing and Dyeing Limited Company from October 2015 to December 2019. Ms. Zhang holds a bachelor’s degree in Economic Management from Shandong University.

Jinxun Sui has been serving as our Chief Operating Officer and Director since October 18, 2024. Mr. Sui has been serving the General Manager of KBAT Shandong from March 2011 to present. We believe that Mr. Sui is qualified to serve as our director because of his extensive experience in our operations and the industry.

Na Liu is an independent director nominee and will serve as an independent director of the Company upon the effectiveness of the registration statement of which this prospectus forms a part. Ms. Liu has been serving as a lawyer at Zhongyin Law Firm in Beijing since September 2021 to present. From August 2019 to August 2021, she served as Assistant General Manager of Century Securities Co. Ltd., where she was in charge of legal affairs and administration. From September 2007 to July 2019, she served as the Finance Director of Häfele America Co. (China). Ms. Liu obtained a bachelor’s degree in Statistics from Xi’an University of Finance and Economics in 1996. We believe that Ms. Liu is qualified to serve as our director because of her extensive experience in law and finance.

Xingmin Li is an independent director nominee and will serve as an independent director of the Company upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Li served as a professor in China Agricultural University from January 2019 to September 2024, where his duties included teaching and scientific research. Mr. Li obtained a bachelor’s degree in Animal Science from China Agricultural University in 1985. We believe that Mr. Li is qualified to serve as our director because of his expertise in animal science.

Foon Chan is an independent director nominee and will serve as an independent director of the Company upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Foon has been serving as the Finance Controller and Company Secretary at Li Heng Chemical Fiber Technologies Limited from May 2007 to present, where he oversaw finance, accounting and compliance matters. From June 2020 to present, Mr. Chan has been serving as an Independent Non-executive Director of AdTiger Corporations Limited, an online advertising agency. From October 2018 to March 2022, Mr. Chan was a member of the supervisory board of Highsun Chemical Holdings BV (holding company of Fibrant BV) and Fibrant BV, companies in the business of the manufacturing and sale of caprolactam. From July 2012 to April 2022, he was an Independent Non-executive Director of China Crystal New Mineral Holdings Company Limited, a company that manufactures and sells synthetic mica products. From January 2017 to February 2021, Mr. Chan was also an Independent Non-executive Director of China Supply Chain Holdings Limited, a company which provides building maintenance services. Mr. Chan holds a bachelor’s degree in Accounting from University of Southern California and is a Certified Public Accountant (CPA) in the Hong Kong Institute of CPAs. We believe that Mr. Chan is qualified to serve as our director because of his experience in management and knowledge in accounting.

Family Relationships

Mr. Jinliang Wang, our Chairman and Chief Executive Officer, and Mr. Jinxun Sui, our director and Chief Operating Officer, are brothers in law. Other than this, none of the directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors upon the effectiveness of the registration statement of which this prospectus forms a part. Our board of directors have determined that each of our three independent director nominees satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of Nasdaq Stock Market and Rule 10A-3 under the Exchange Act.

Duties of Directors

Under Cayman Islands law, all of our directors owe fiduciary duties to the Company, including a duty of loyalty, a duty to act honestly and a duty to act in good faith in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended from time to time. The Company has the right to seek damages if a duty owed by any of our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Terms of Directors and Executive Officers

Our directors are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our second amended and restated articles of association.

The office of a director will be terminated if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a Director, (iii) resigns his office by notice in writing, (iv) is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (v) without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months; (vi) he only held office as a director for a fixed term and such term expires; or (vii) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Insider Participation Concerning Executive Compensation

Our board of directors, which currently consists of Jinliang Wang and Jinxun Sui, will also consist of three independent directors whose appointments will be effective as of the effectiveness of the registration statement of which this prospectus forms a part, is making all determinations regarding executive officer compensation from the time the Company first entered into employment agreements with executive officers up until the time where the three independent directors will be installed.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part: an audit committee, a compensation committee and a nominating and corporate governance committee. Even though we are exempted from corporate governance standards because we are a foreign private issuer, we have voluntarily adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Mr. Foon Chan, Ms. Na Liu and Mr. Xingmin Li. Mr. Foon Chan will be the chairman of our audit committee. We have determined that each of Mr. Foon Chan, Ms. Na Liu and Mr. Xingmin Li will satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Exchange Act. Our board also has determined that Mr. Chan qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Mr. Foon Chan, Ms. Na Liu and Mr. Xingmin Li. Mr. Xingmin Li will be the chairman of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

●	approving reviewing and recommending to the board with respect to the compensation of our directors; and overseeing the total compensation package for our executives other than the most senior executive officers;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Mr. Foon Chan, Ms. Na Liu and Mr. Xingmin Li. Ms. Na Liu will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board will adopt a code of business conduct and ethics that applies to our directors, officers and employees which will become effective at the effectiveness of this prospectus.

Clawback Policy

Our board will adopt a clawback policy which requires the Company to recover executive compensation previously awarded erroneously to its current or former executive officers which will become effective at the effectiveness of this prospectus.

Corporate Governance

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may at our option comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. While we currently intend to voluntarily follow all Nasdaq corporate governance rules, including rules regarding committee structure and director independence, as described above, we may in the future choose to take advantage of the following exemptions afforded to foreign private issuers:

●	Exemption from the requirement that a majority of our board of directors consists of independent directors.

●	Exemption from the requirement that our audit committee have a written charter addressing the audit committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(c)(1).

●	Exemption from the requirement that our compensation committee have a written charter addressing the remuneration committee’s responsibilities and authority as set forth in Nasdaq Rule 5605(d).

●	Exemption from the requirement to have independent director oversight of director nominations and a formal written charter or board resolution addressing the nominations process as set forth in Nasdaq Rule 5605(e).

●	Exemption from the requirement that we have a code of conduct applicable to all directors, officers and employees and from any requirement that we have a code of conduct in compliance with Section 406 of the Sarbanes-Oxley Act of 2002.

●	Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

●	Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of stock option plans.

●	Exemption from the requirements governing the review and oversight of all “related party transactions,” as defined in Item 7.B of Form 20-F.

●	Exemption from the requirement that our board of directors shall have regularly scheduled meetings at which only independent directors are present as set forth in Nasdaq Rule 5605(b)(2).

Although we may rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii).

In addition, as a foreign private issuer, we expect to take advantage of the following exemptions from SEC reporting obligations:

●	Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K, disclosing significant events within four days of their occurrence.

●	Exemption from Section 16 rules regarding sales of common shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are mandatorily subject to all of the corporate governance requirements of Nasdaq and the domestic reporting requirements of the SEC. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Furthermore, as a “controlled company” as defined under Nasdaq Marketplace Rule 5615(c), we are permitted to elect not to comply with certain corporate governance requirements, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future. If we rely on these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to these corporate governance requirements.

Interested Party Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must disclose the nature of his interest to all other directors at a meeting of the board after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice given to the board by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings, property, assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Employment Agreements and Indemnification Agreements

We entered into employment agreements with our executive officers on October 18, 2024. Each of our executive officers is employed for an unspecified period until termination in compliance with the applicable law. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information. In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his employment.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

COMPENSATION

Compensation of Executive Officers

For the years ended March 31, 2025 our executive officers received compensation in the amount of $$113,499. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her medical insurance, maternity insurance, workplace injury insurance, unemployment insurance, pension benefits and housing provident fund.

Compensation of Directors

For the years ended March 31, 2025, we did not pay any compensation to our directors. The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or otherwise in connection with the discharge of his or her duties as a director.

Limitation on Liability and Other Indemnification Matters

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud, dishonesty, willful default or willful neglect.

Our amended articles of association provide that that we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our company’s business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, willful default or willful neglect.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares on an as-converted basis, as of the date of this prospectus, for:

●	each shareholder known by us to be the beneficial owner of 5% or more of our issued and outstanding Class A Ordinary Shares;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

We have adopted a dual class ordinary share structure. The calculations in the table below are based on:

●	5,031,250 Class A Ordinary Shares and 12,468,750 Class B Ordinary Shares issued and outstanding as of the date of this prospectus, giving effect of the Adjustment Issuance; and

●	8,781,250 Class A Ordinary Shares (including 3,750,000 Class A Ordinary Shares to be sold by us in this offering) and 12,468,750 Class B Ordinary Shares issued and outstanding immediately after the completion of this offering, assuming the underwriters do not exercise the over-allotment option to purchase additional Class A Ordinary Shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of the date of this prospectus, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners listed below have sole investment and voting power with respect to such shares.

	Beneficial Ownership Prior to the Offering						Beneficial Ownership After the Offering
	Class A Ordinary Shares			Class B Ordinary Shares			Class A Ordinary Shares			Class B Ordinary Shares
Name and Address of Beneficial Owner	Shares	% of Class A Voting Power	% of Total Voting Power *	Shares	% of Class B Voting Power	% of Total Voting Power *	Shares	% after the Offering	% of Total Voting Power *	Shares	% of Class B Voting Power	% of Total Voting Power *
Directors and Named Executive Officers**
Jinliang Wang(1)	-	-	-	12,468,750	100%	96.12%	-	-	-	12,468,750	100%	93.42%
Maojuan Zhang	-	-	-	-	-	-	-	-	-	-	-	-
Jinxun Sui(2)	656,250	13.04%	0.51%	-	-	-	656,250	7.47%	0.49%	-	-	-
Na Liu	-	-	-	-	-	-	-	-	-	-	-	-
Xingmin Li	-	-	-	-	-	-	-	-	-	-	-	-
Foon Chan	-	-	-	-	-	-	-	-	-	-	-	-
All directors and executive officers as a group	656,250	13.04%	0.51%	12,468,750	100%	96.12%	656,250	7.47%	0.49%	12,468,750		93.42%

Principal Shareholder
Hongwei International Holdings Ltd.(3)	-	-	-	12,468,750	100%	96.12%	-	-	-	-	100%	93.42%
Zhonglian Manufacturing International Limited(4)	875,000	17.39%	0.67%	-	-	-	875,000	9.96%	0.66%	-	-	-
Yunlong Industry Ltd.(5)	787,500	15.65%	0.61%	-	-	-	787,500	8.97%	0.59%	-	-	-
Xianghe Technology Ltd.(6)	787,500	15.65%	0.61%	-	-	-	787,500	8.97%	0.59%	-	-	-
Qiushi International Holding Ltd.(7)	656,250	13.04%	0.51%	-	-	-	656,250	7.47%	0.49%	-	-	-
Flying Ground Ltd.(8)	612,500	12.17%	0.47%	-	-	-	612,500	6.98%	0.46%	-	-	-
Fudi Technology Ltd.(9)	612,500	12.17%	0.47%	-	-	-	612,500	6.98%	0.46%	-	-	-
Glad International Trade Ltd.(10)	262,500	5.22%	0.20%	-	-	-	262,500	2.99%	0.20%	-	-	-

*	Represents the voting power with respect to all of our Class A Ordinary Shares and Class B Ordinary Shares, voting as a single class. According to our post-offering memorandum and articles of association, holders of Class A Ordinary Shares shall be entitled to one vote per share on all matters subject to the vote at general meetings of our company, and holders of Class B Ordinary Shares shall be entitled to 10 votes per share on all matters subject to the vote at general meetings of our company. (See “Description of Share Capital” on page 124 of this prospectus).

**	The address of each director and named executive officer listed in the table below is No. 5999, Mizhoudonglu Zhucheng, Weifang, Shandong Province, China, 261000

***	Unless otherwise indicated, the business address of each of the beneficial owners is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(1)	Represents 12,468,750 Class B Ordinary Shares owned by Hongwei International Holdings Ltd, a limited liability company incorporated under the British Virgin Islands laws. Hongwei International Holdings Ltd. is 100% held by Zhongzhou International Ltd. All outstanding voting securities of Zhongzhou International Ltd are beneficially owned by Jinliang Wang.

(2)	Represents 656,250 Class A Ordinary Shares owned by Qiushi International Holding Ltd., a limited liability company incorporated under the British Virgin Islands laws. All outstanding voting securities of Qiushi International Holding Ltd. are beneficially owned by Jinxun Sui.

(3)	Hongwei International Holdings Ltd. is a limited liability company incorporated under the British Virgin Islands laws. Hongwei International Holdings Ltd. is 100% held by Zhongzhou International Ltd. All outstanding voting securities of Zhongzhou International Ltd are beneficially owned by Jinliang Wang.

(4)	Zhonglian Manufacturing International Limited is a limited liability company incorporated under the Hong Kong laws. The business address of Zhonglian Manufacturing International Limited is RM2609 China Resources Building, 26 Harbour Road, Wanchai, Hong Kong. All outstanding voting securities of Zhonglian Manufacturing International Ltd. are beneficially owned by Chee Ming Wong.

(5)	Yunlong Industry Ltd. is a limited liability company incorporated under the British Virgin Islands laws. All outstanding voting securities of Yunlong Industry Ltd. are beneficially owned by Yunlong Zhuang. Mr. Zhuang is Mr. Jinliang Wang’s nephew.

(6)	Xianghe Technology Ltd. is a limited liability company incorporated under the British Virgin Islands laws. All outstanding voting securities of Xianghe Technology Ltd. are beneficially owned by Yongtai Hu.

(7)	Qiushi International Holding Ltd. is a limited liability company incorporated under the British Virgin Islands laws. All outstanding voting securities of Qiushi International Holding Ltd. are beneficially owned by Jinxun Sui.

(8)	Flying Ground Ltd. is a limited liability company incorporated under the British Virgin Islands laws. The person having voting, dispositive or investment powers over Flying Ground Ltd. is Yaxiang Xu.

(9)	Fudi Technology Ltd. is a limited liability company incorporated under the British Virgin Islands laws. All outstanding voting securities of Fudi Technology Ltd. are beneficially owned by Guixia Yang.

(10)	Glad International Trade Ltd. is a limited liability company incorporated under the British Virgin Islands laws. All outstanding voting securities of Glad International Trade Ltd. are beneficially owned by Jiewen Zhao.

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in “Compensation of Executive Officers,” below we describe transactions since incorporation, to which the Company has been a participant, in which the amount involved in the transaction is material to the Company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including directors and senior management of companies and close members of such individuals’ families; and © enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Set forth below are the related party transactions that we have entered into since April 1, 2023.

The relationship and the nature of related party balances and transactions are summarized as follow:

Name of the related party	Relationship to the Company
Mr. Jinliang Wang

Controlling shareholder and Chairman of the Board of the Company. Legal representative and Chief Executive Officer of KBAT Shandong holding 71.25% of the issued and outstanding Ordinary Shares of KBAT (on an as-converted basis)

Ms. Hongling Zhang	Wife of Mr. Jinliang Wang

Shandong Yuanze Machinery Co., Ltd. (“Shandong Yuanze”)	An entity 100% controlled by Ms. Hongling Zhang

Shandong Huchuan Smart Equipment Co., Ltd. (“Shandong Huchuan”)	An entity controlled by Mr. Jinliang Wang, who owns 69.2308% equity interest in this entity and also serves as the executive director and Chief Executive Officer of this entity

Mr. Jinxun Sui	Legal representative and general manager of Shandong Delitong Machinery Co., Ltd (see below). Also serves as the supervisor of the Company’s subsidiary, Beijing Yuanze

Ms. Yan Zhang	Wife of Mr. Jinxun Sui

Shandong Delitong Machinery Co., Ltd. (“Shandong Delitong”)	An entity 100% controlled by Mr. Jinxun Sui, who is the legal representative, executive director and general manager of this entity

Zhonglian Manufacturing International Limited	One of the shareholders of KBAT, holding 5% of the issued and outstanding Ordinary Shares of KBAT (on an as-converted basis)

Shandong Zongchuan Smart Equipment Co., Ltd. (“Shandong Zongchuan”)	Mr. Jinliang Wang’s sister is the legal representative of this entity

Yunlong Industry Ltd. (“Yunlong Industry”)	Mr. Jinliang Wang’s nephew, Yunlong Zhuang, is the beneficial owner of this entity

(a)	Due from related parties consists of the following:

	As of the date of this	As of March 31,
	prospectus	2025	2024	2023

Hongling Zhang	$-	$-	$2,079	$2,183
Shandong Huchuan			2,361,237	1,357,343
Shandong Delitong	-		506,100	8,385
Zhonglian Manufacturing International Limited	-	57,389	-	-
Shandong Yuanze	-	3,307	9,193	4,614
Shandong Zongchuan	-		2,908	-
Total due from related parties	$-	$60,696	$2,881,517	$1,372,525

The balances from related parties are interest-free, unsecured and repayable on demand, 100% of which have been collected.

(b)	Due to related parties consists of the following:

	As of the date of this	As of March 31,
	prospectus	2025	2024	2023

Mr. Jinliang Wang	$-	$-	$-	$1,456
Total due to a related party	$-	$-	$-	$1,456

Due to related parties consist of advances from the Company’s shareholders and related parties for working capital purposes, which are non-interest bearing and due on demand.

(c)	Revenue from related parties consists of the following:

	For the period from April 1, 2025 up to the date of this	For the years ended March 31,
	prospectus	2025	2024	2023

Shandong Delitong	$-	$-	$-	$21,957
Total revenue from related party	$-	$-	$-	$21,957

Cost of revenue associated with the related party sales amounted to $13,181 for the year ended March 31, 2023. There was no revenue and cost of revenues associated with related party transactions during the year ended March 31, 2024 and 2025, respectively.

(d)	Loan guarantee provided by related parties

On May 16, 2024, KBAT Shandong renewed it loan agreement with Shandong Zhucheng Rural Commercial Bank to borrow RMB 15 million (equivalent to $2,077,476) as working capital for one year, with the maturity date on May 15, 2025. Related parties including Mr. Jinliang Wang, his wife Ms. Hongling Zhang, and Shandong Huchuan, jointly signed a guarantee agreement with Shandong Zhucheng Rural Commercial Bank to provide credit guarantee with respect to this loan. Shandong Huchuan also pledged land use right of 33,333 square meters (equivalent to 358,663 square feet) valued at RMB 12.69 million (approximately $1.76 million) as part of collateral to secure the loan.

On September 27, 2024, KBAT Shandong, together with related party Mr. Jinliang Wang and his wife Ms. Hongling Zhang, jointly entered into a loan agreement with Bank of China (“BOA”) to borrow RMB 5 million (approximately $689,019) as working capital for one year, with loan maturity date on September 9, 2025.

On March 24, 2025, KBAT Shandong, together with related party Mr. Jinliang Wang, jointly entered into an evolving line of credit agreement with Bank of Communications (“BOC”) Weifang Branch, pursuant to which, KBAT Shandong can borrow RMB 5 million (approximately $689,019) as working capital out of this line of credit before March 24, 2028.

(e)	Loan guarantee provided to a related party

On May 30, 2024, Shandong Huchuan entered into a loan agreement with Shandong Zhucheng Rural Commercial Bank to borrow RMB 990,000 (approximately $136,426) as working capital, the loan period is from May 30, 2024 to May 29, 2025, with an annual interest rate of 4.85%. On May 8, 2025, Shandong Huchuan renewed the loan with Shandong Zhucheng Rural Commercial Bank to extend the loan maturity date to May 4, 2028, with annual interest rate of 4.15%. In connection with Shandong Huchuan’s borrowing from Shandong Zhucheng Rural Commercial Bank, KBAT Shandong signed guarantee agreement with the bank to provide an unconditional and irrevocable credit guarantee on this loan.

(f)	Operating lease from a related party

On January 1, 2024, KBAT Shandong entered into a lease agreement with a related party landlord, Shandong Huchuan, to lease a manufacturing plant of 11,000 square meters (equivalent to 118,360 square feet) for six years, with lease expiration date on December 31, 2029 and annual lease payment of RMB 633,600 (approximately $88,000). For the years ended March 31, 2025, 2024 and 2023, the Company reported total operating lease expenses of $80,552, $68,138 and $57,845, respectively, among which, $80,552, $26,468 and $nil were lease expenses paid to a related party. As of March 31, 2025 and 2024, the operating lease right-of-use assets of $339,171 and $404,266, and operating lease liabilities of $344,383 and $410,607, respectively, represent the lease arrangement with a related party.

(g)	Non-operating income from a related party

In fiscal year 2023, KBAT Shandong sold two packaging machine related patents to a related party, Shandong Zongchuan for RMB 2,000,000 (approximately $291,903), which was reported as non-operating income. There was no such income in fiscal year 2024 and 2025.

(h)	Others

In connection with the incorporation of the Company on January 19, 2024, the Company issued 360,000 ordinary shares to Yunlong Industry Ltd., which were redesignated to 360,000 Class A Ordinary Shares on October 15, 2024.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum of association (“Memorandum”) and articles of association (“Articles”), as amended and restated from time to time, and the Companies Act (Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of the prospectus, the authorized share capital of the Company is $500,000,000, divided into 470,000,000 Class A Ordinary Shares of par value $0.0001 each and 30,000,000 Class B Ordinary Shares of par value $0.0001 each. As of the date of the prospectus, giving effect to the Adjustment Issuance, 5,031,250 Class A Ordinary Shares and 12,468,750 Class B Ordinary Shares, were issued and outstanding.

As of the date of the prospectus, we have not granted any options to purchase our Class A Ordinary Shares.

Our Memorandum and Articles

The following are summaries of material provisions of our second amended and restated memorandum and articles which will be effective upon listing   and of the Companies Act, insofar as they relate to the material terms of our Class A Ordinary Shares. The summaries do not purport to be complete and are qualified in their entirety by reference to our second amended and restated memorandum.

Objects of Our Company. Under Listing M&A, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Share Capital. Our authorized share capital is divided into 470,000,000 Class A Ordinary Shares and 30,000,000 Class B Ordinary Shares. The holders of Class A Ordinary Shares are entitled to one vote for each such share held and shall be entitled to notice of, attend, speak and vote at any shareholders’ meeting, and, subject to the terms of our second amended and restated memorandum.

Dividends.

Subject to the provisions of the Companies Act (Revised) and any rights attaching to any class or classes of shares under and in accordance with the articles:

●	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

●	our shareholders may, by ordinary resolution, declare dividends with the respective rights of the shareholders but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Companies Act (Revised) regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each Class A Ordinary Share is entitled to one vote and each Class B Ordinary Share shall be entitled to 10 votes. At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

No business shall be transacted at any general meeting unless a quorum of members is present in person or by proxy; if the Company has only one member, that member; or if the Company has more than one member, one or more Members holding Shares that represent not less than one-third of the outstanding Shares carrying the right to vote at such general meeting. An ordinary resolution to be passed at a duly constituted general meeting of the Company by the shareholders requires the affirmative vote of a simple majority of all votes cast by, or on behalf of, those shareholders entitled to vote who are present in person or by proxy, in the case of corporations, by their duly authorized representatives, at a duly constituted general meeting of the Company, while a special resolution requires the affirmative vote of no less than two-thirds of all votes cast by, or on behalf of those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution is required for certain matters under our second amended and restated memorandum and the Companies Act, such as a change of name or amendment of memorandum and articles of association.

Election of directors. Directors may be appointed by an ordinary resolution of our shareholder or by a resolution of the directors of the Company.

Meetings of directors. The quorum for the transaction of business at a meeting of board of directors shall be two unless the board of directors fix some other number. The board of directors may pass a resolution in writing without holding a meeting if all directors sign a document or sign several documents in the like form each signed by one or more of those directors.

Transfer of Class A Ordinary Shares. Subject to the restrictions set out below, and provided that such transfer complies with applicable rules of the designated stock exchange any of our shareholders may freely transfer all or any of his, its or her Class A Ordinary Shares to another person by completing an instrument of transfer in the common form or in a form prescribed by the designated stock exchange (if such shares are listed on the designated stock exchange) or any other form approved by our board of directors.

Where the Class A Ordinary Shares in question are not listed on or subject to the rules of any designated stock exchange, our board of directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Shares which are not fully paid up or on which the Company has a lien.

If our directors refuse to register a transfer of any Class A Ordinary Shares not listed on a designated stock exchange, they shall, within one month after the date on which the instrument of transfer was lodged with the Company, send to the transferor and transferee notice of such refusal.

The registration of transfers may on 14 clear days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors, in their absolute discretion, may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register of Members closed for more than 30 clear days in any year.

Winding-Up/Liquidation. If the Company is wound up, the shareholders may, subject to the Articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following: (a) to divide in specie among the shareholders the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or (b) to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Calls on Class A Ordinary Shares and Forfeiture of Class A Ordinary Shares. Subject to the terms of allotment, our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

Redemption of Shares.

Subject to the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

●	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

●	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

●	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Variations of Rights of Shares. If the share capital is divided into different classes of shares then, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), may be varied either with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Changes in the number of shares we are authorized to issue and those in issue. We may from time to time by ordinary resolution of shareholders:

●	increase the share capital of our Company by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

●	subdivide our shares into shares of an amount smaller than that fixed by our second amended and restated memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

●	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares.

●	convert all or any of its paid up shares into stock, and reconvert that stock into paid up shares of any denomination

●	cancel shares which, at the date of the passing of ordinary resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled, or, in the case of shares without nominal par value, diminish the number of Shares into which its capital is divided.

Issuance of Additional Shares. Our second amended and restated memorandum authorizes our board of directors to issue additional Class A Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Issuance of additional shares may dilute the voting power of holders of Class A Ordinary Shares. However, our second amended and restated memorandum provides for authorized share capital comprising Class A Ordinary Shares and to the extent the rights attached to any class may be varied, the Company must comply with the provisions in our second amended and restated memorandum relating to variations to rights of shares.

Inspection of Books and Records. Holders of our Class A Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than our memorandum and articles of association, special resolutions passed by our shareholders and our register of mortgages and charges).

General Meetings of Shareholders and Shareholder Proposals

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. The directors may call a general meeting at any time. At least five clear days’ notice of a general meeting must be given to the shareholders. But a meeting may be convened on shorter notice with the consent of the shareholder or shareholders who, individually or collectively, hold at least 90% of the voting rights of all those who have a right to vote at that meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our second amended and restated memorandum provides that our directors must call a general meeting if there is a requisition in writing given by one or more shareholders who together hold at least 10% of the rights to vote at such general meeting. Should the directors fail to call a general meeting within 21 clear days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period. The requisition must specify the purpose of the meeting; be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign); and be delivered in accordance with the notice provisions in our Articles. Otherwise, our second amended and restated memorandum does not provide our shareholders with any right to put any proposals before any general meetings not called by such shareholders.

Exempted Company

We are an exempted company incorporated with limited liability under the Companies Act. A Cayman Islands exempted company:

●	an exempted company conducts its business mainly outside the Cayman Islands;

●	an exempted company’s register of members is not required to be open to inspection by shareholders of the company;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	an exempted company may obtain an undertaking against the imposition of any future taxation;

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as an exempted limited duration company; and

●	an exempted company may register as a segregated portfolio company.

Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to comply with the Nasdaq Capital Market rules in lieu of following home country practice after the closing of this offering.

Differences in Corporate Law

The Companies Act of the Cayman Islands is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Act of the Cayman Islands and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act of the Cayman Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is affected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiaries or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company who is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (i) seventy-five per cent. (75%) in value of shareholders or class of shareholders or (ii) a majority in number representing seventy-five per cent. (75%) in value of creditors, as the case may be, that are present and voting either in person or by proxy at the meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge the following:

●	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholder;

●	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained;

●	an act which constitutes a ‘fraud on the minority’ where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud, dishonesty, willful default or willful neglect. Our Articles provide. Our second amended and restated memorandum and articles of association to the extent permitted by Cayman Islands law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty, fraud, willful default or willful neglect.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we plan to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our second amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our second amended articles of association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in a company’s articles of association.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Cayman Islands law does not prohibit cumulative voting, but our second amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our second amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, unless the terms on which a class of Shares was issued state otherwise, the rights attached to any such class may, only be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act, our second amended and restated memorandum and articles of association may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our second amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our second amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Under our second amended and restated memorandum and articles of association, our board of directors is empowered to issue or allot shares or grant options over or otherwise deal with any unissued shares of the Company to such persons, at such times and on such terms and conditions as they may decide. Our board of directors may so deal with the unissued shares of the Company with or without preferred, deferred or other special rights or restrictions.

Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

●	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

●	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

●	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Legislation of the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, applies in respect of financial years commencing July 1, 2019, onwards. However, it is anticipated that our Company may remain out of scope of the legislation or else be subject to more limited substance requirements.

SHARES ELIGIBLE FOR FUTURE SALE

Before KBAT’s initial public offering, there has not been a public market for KBAT’s Class A Ordinary Shares, and although the Company intends to apply for listing on the Nasdaq Capital Market, a regular trading market for KBAT’s Class A Ordinary Shares may not develop. Future sales of substantial amounts of KBAT’s Class A Ordinary Shares in the public market after KBAT’s initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for KBAT’s Class A Ordinary Shares to fall or impair KBAT’s ability to raise equity capital in the future. Upon completion of this offering, the Company will have 8,781,250 Class A Ordinary Shares and 12,468,750 Class B Ordinary Shares issued and outstanding. All of the Class A Ordinary Shares sold in this offering will be freely transferable by persons other than KBAT’s “affiliates” without restriction or further registration under the Securities Act.

Lock-Up Agreements

The Company, on behalf of itself and any successor entity, has agreed, without the prior written consent of the Representative, for a period of 180 days after the effective date of the Registration Statement, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for the Class A Ordinary Shares; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of the Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for the Class A Ordinary Shares; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit or other financing arrangements with a traditional bank or other institutional type of investor, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of the Ordinary Shares or such other securities, in cash or otherwise.

Additionally, our directors and officers as of the effective date of this prospectus has also enter into a similar lock-up agreement for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part, that they shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Class A Ordinary Shares or any securities convertible into or exercisable or exchangeable for the Class A Ordinary Shares, subject to customary exceptions. See “Underwriting – Lock-up Agreements” on page 143 of this prospectus for further details

The Company is not aware of any plans by any significant shareholders to dispose of significant numbers of KBAT’s Class A Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for KBAT’s Class A Ordinary Shares may dispose of significant numbers of KBAT’s Class A Ordinary Shares in the future. The Company cannot predict what effect, if any, future sales of KBAT’s Class A Ordinary Shares, or the availability of Class A Ordinary Shares for future sale, will have on the trading price of KBAT’s Class A Ordinary Shares from time to time. Sales of substantial amounts of KBAT’s Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of KBAT’s Class A Ordinary Shares.

Rule 144

All of KBAT’s Class A Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been KBAT’s affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about the Company. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from the Company or from KBAT’s affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of KBAT and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Class A Ordinary Shares then outstanding, in the form of Class A Ordinary Shares or otherwise; or

●	the average weekly trading volume of the Class A Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by KBAT’s affiliates or persons selling shares on behalf of KBAT’s affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of KBAT’s employees, consultants, or advisors who purchases KBAT’s Class A Ordinary Shares from the Company in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Class A Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

The following summary of material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in Class A Ordinary Shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required under Cayman Islands laws on the payment of a dividend or capital to any holder of Class A Ordinary Shares, nor will gains derived from the disposal of Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (Revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

People’s Republic of China Taxation

According to the EIT Law, which was promulgated by the SCNPC on March 16, 2007, became effective on January 1, 2008, and was last amended on December 29, 2018, and the Implementation Rules of the EIT Law, which were promulgated by the State Council on December 6, 2007, became effective on January 1, 2008, and was last amended on April 23, 2019, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises with income having no substantial connection with their institutions in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%.

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the PRC EIT Law and its implementation rules, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued the Circular of the SAT on Issues Relating to Identification of PRC-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance With the De Facto Standards of Organizational Management (“SAT Circular 82”), which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in the PRC only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our Company is a company incorporated outside the PRC. As a holding company, the key assets and records of our Company (including the resolutions of its board of directors and the resolutions of its shareholders) are located and maintained, outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. As such, we do not believe that our Company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders. In addition, nonresident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of Class A Ordinary Shares, as if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of Class A Ordinary Shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether in practice non-PRC shareholders of our Company would be able to obtain the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. We will continue to monitor our tax status. See “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders” on page 41 of this prospectus.

United States Federal Income Taxation Considerations

The following does not address the tax consequences to any particular investor or to person in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	pension plans;

●	cooperative;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding our Class A Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Ordinary Shares);

●	persons who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Class A Ordinary Shares through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Class A Ordinary Shares; or

●	persons holding our Class A Ordinary Shares through a Trust.

The discussion set forth below is addressed only to U.S. Holders (as defined below) that purchase Class A Ordinary Shares in this offering.

WE URGE PROSPECTIVE PURCHASERS OF OUR CLASS A ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A ORDINARY SHARES.

Material U.S. Federal Income Tax Consequences Applicable to U.S. Holders of Our Class A Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Class A Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Class A Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (as defined below) that hold Class A Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the U.S. in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A Ordinary Shares are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1.	The actual days in the United States in the current year; plus

2.	One-third of his or her days in the United States in the immediately preceding year; plus

3.	One-sixth of his or her days in the United States in the second preceding year.

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the PFIC (as defined below) rules discussed below, the gross amount of distributions made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the U.S., or we are eligible for the benefits of an approved qualifying income tax treaty with the U.S. that includes an exchange of information program, (2) we are not a PFIC (as defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the U.S. and the Cayman Islands, clause (1) above can be satisfied only if the Class A Ordinary Shares are readily tradable on an established securities market in the U.S. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the U.S. if they are listed on certain exchanges, which presently include the Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent that the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in USD) for the share and your tax basis (in USD) in the Class A Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the U.S. Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC for our current taxable year under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income;

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the U.S. Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Class A Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of such taxable year over your adjusted basis in such Class A Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Capital Market. If the Class A Ordinary Shares are regularly traded on the Nasdaq Capital Market and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the U.S. Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. Therefore, prospective investors should assume that a qualified electing fund election will not be available.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Ordinary Shares, then such Class A Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A Ordinary Shares when inherited from a decedent that was previously a holder of our Class A Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A Ordinary Shares, or a mark-to-market election and ownership of those Class A Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Class A Ordinary Shares.

If you hold Class A Ordinary Shares in any taxable year in which we are a PFIC (regardless of whether you make a mark-to-market election as described above), you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Class A Ordinary Shares, including regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Holders are required to report information relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete U.S. Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares. In addition, certain U.S. Holders must file a U.S. Internal Revenue Service Form 926 to report the contribution of property (including cash) to a foreign corporation. Failure to report such information could result in substantial penalties.

The foregoing description of reporting requirements is not exhaustive, and you should consult your own tax advisor regarding your obligation to file a Form 8938, Form 926 or other applicable forms as a result of an investment in our Class A Ordinary Shares.

UNDERWRITING

We expect to enter into an underwriting agreement with Network 1 Financial Securities Inc., as representative of the several underwriters named therein (the “Representative”), with respect to the Ordinary Shares in this offering. The Representative may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the underwriters the number of Ordinary Shares as indicated below.

Name	Number of Ordinary Share
Network 1 Financial Securities Inc.	3,750,000
Total	3,750,000

The underwriters are committed to purchase all the Ordinary Shares offered by this prospectus if they purchase any Ordinary Shares. The underwriters are not obligated to purchase the Ordinary Shares covered by the underwriters’ over-allotment option to purchase Ordinary Shares as described below. The underwriters are offering the Ordinary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Representative of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Pricing of this Offering

Prior to this offering, there has been no public market for our Ordinary Shares. The initial public offering price for our Ordinary Shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The initial public offering price of our Ordinary Shares in this offering does not necessarily bear any direct relationship to the assets, operations, book value or other established criteria of value of our company.

Over-Allotment Option

We have granted to the Representative a 45-day option to purchase up to an aggregate of additional Ordinary Shares (equal to 15% of the number of Ordinary Shares sold in the offering), at the offering price per Ordinary Share less underwriting discounts. The Representative may exercise this option for 45 days from the date of closing of this offering solely to cover sales of Ordinary Shares by the Representative in excess of the total number of Ordinary Shares set forth in the table above. If any of the additional Ordinary Shares are purchased, the Representative will offer the additional Ordinary Shares at the offering price of each Ordinary Share.

Discounts and Expenses

The underwriting discounts for the shares and the over-allotment shares are equal to seven percent (7%) of the initial public offering price.

The following table shows the price per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Total
	Per Share	Without Over-allotment	Full Exercise of Over-allotment
Public offering price	$4.500	$16,875,000	$19,406,250
Underwriting discounts to be paid by us:	$0.315	$1,181,250	$1,358,438
Proceeds, before expenses, to us	$4.185	$15,693,750	$18,047,812

We have agreed to reimburse the Representative up to a maximum of US$170,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below). As of the date of this prospectus, we have paid US$120,000 to the Representative as an advance against out-of-pocket accountable expenses. Any expenses advancement will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A). In addition, at the closing of the offering, we shall reimburse the Representative one percent (1%) of the gross proceeds of the offering as non-accountable expenses.

We have also agreed to pay the Representative advisory fees in the amount of $80,000.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and non-accountable expense allowance, will be approximately $1,229,046.

Representative’s Warrants

We have also agreed to issue to the Representative and its affiliates or employees warrants to purchase a number of Ordinary Shares equal to ten percent (10%) of the total number of Ordinary Shares sold in this offering, including any shares issued upon exercise of the Representative’s over-allotment option.

The Representative’s Warrants will have an exercise price per share equal to one hundred and twenty five percent (125%) of the public offering price per share in this offering and may be exercised on a cashless basis. The Representative’s Warrants are exercisable commencing six months following the date of commencement of sales of the public offering, and will be exercisable until such warrants expire three years after the date of commencement of sales of the public offering. The Representative’s Warrants and the Ordinary Shares underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The Representative and its affiliates or employees (or permitted assignees under FINRA Rule 5110(e)(1)) may not sell, transfer, assign, pledge, or hypothecate the Representative’s Warrants or the Ordinary Shares underlying the Representative’s Warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying shares for a period of 180 days following the date of commencement of sales of the public offering except, as permitted by FINRA Rule 5110(e)(2), that (i) they may be transferred, in whole or in part, to any member participating in the offering and its officers or partners, its registered persons or affiliates, if all transferred securities remain subject to the lock-up restriction for the remainder of the 180-day lock-up period pursuant to FINRA Rule 5110(e)(2)(B)(i), (ii) they may be exercised or converted, in whole or in part, if all securities received remain subject to the lock-up restriction for the for the remainder of the 180-day lock-up period, (iii) they may be transferred back to the issuer in a transaction exempt from registration with the SEC, or other exceptions as provided under FIRNA Rule 5110(e)(2). The Representative and its affiliates or employees will also be entitled to one demand registration of the sale of the shares underlying the Representative’s Warrants at our expense, one additional demand registration at the Representative’s Warrants’ holders’ expense, and unlimited “piggyback” registration rights. The Representative’s Warrants will provide for adjustment in the number and price of such warrants and the shares underlying such warrants in the event of recapitalization, merger, or other structural transaction to prevent mechanical dilution. The demand right provided will not be greater than five (5) years from the date of commencement of sales of the offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration right provided will not be greater than seven (7) years from the date of commencement of sales of the offering in compliance with FINRA Rule 5110(g)(8)(D).

Right of First Refusal

If, for the period beginning on the closing of the offering and ending twelve (12) months after closing of the offering, the Company or any of its subsidiaries engages in: (a) any equity, equity-linked, debt or mezzanine financing or other investment in the Company (including a secondary sale or offering by security holders effected with the Company’s assistance); (b) any tender offer or exchange offer for, debt, convertible debt securities; (c) any merger, consolidation, sale, transfer or other disposition of all or a material portion of the Company’s stocks or asset; or (d) restructuring transactions including, extraordinary dividend, stock repurchase, spin-off, etc. (each transaction, a “Subsequent Transaction”), the Representative (or any affiliate designated by the Representative) shall have the right of first refusal to act as lead or joint book-runner, lead or joint manager, or lead or joint placement agent with respect to such Subsequent Transaction.

Lock-Up Agreements

We have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our Ordinary Shares, or any securities convertible into or exchangeable or exercisable for our Ordinary Shares, for a period of 180 days from the effective date of the registration statement of which this prospectus forms a part.

Our directors and executive officers have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of 180 days from the date of this prospectus, without the prior written consent of the representative.

The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

The customary exceptions to abovementioned lock-up agreements, subject to negotiations between us and the Representative, include, among others, (i) Class A Ordinary Shares to be sold in the offering; (ii) any additional Ordinary Shares to be sold if the underwriters exercise the Over-allotment option, (iii) any Ordinary Shares issued or options to purchase Ordinary Shares or other Ordinary Share-based awards granted pursuant to any stock incentive plan, stock purchase plan, stock ownership plan or dividend reinvestment plan of the Company in effect at the effective date of the registration statement of which this prospectus forms a part; (iv) issuance of Ordinary Shares pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding at the effective date of the registration statement of which this prospectus forms a par; (v) issuance of Ordinary Shares in connection with strategic acquisitions; or (vi) transfers by a shareholder (A) by bona fide gift, (B) by will or intestacy to the spouse, parents, siblings, first cousins or any lineal descendant of such shareholder or such shareholder’s spouse, including step relationships and relationships by adoption (each a, “family member”), (C) to any trust for the benefit of such shareholder or a family member of such shareholder, (D) to the estate of such shareholder , or (E) to any affiliate of such shareholder or by distribution to any partners, members or shareholders of such shareholder.

The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares, whether any such transaction is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 180 days from the date of this prospectus.

Foreign Regulatory Restrictions on Purchase of our Ordinary Shares

We have not taken any action to permit a public offering of our Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our Ordinary Shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

Application for Nasdaq Listing

Prior to this offering, there has been no public market for our Ordinary Shares. We have applied to list our Ordinary Shares on Nasdaq Capital Market under the symbol “KBAT”. There can be no assurance that we will be successful in listing our Ordinary Shares on Nasdaq Capital Market or another national exchange and if such listing is not obtained then this offering will be terminated.

Electronic Offer, Sale and Distribution of Ordinary Share

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or selling group members, if any, or by their affiliates, and the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of Ordinary Shares to selling group members for sale to their online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by investors.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our Ordinary Shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain, or otherwise affect the price of our Ordinary Shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

●	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

●	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

●	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the ordinary shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or delaying a decline in the market price of our Ordinary Shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our ordinary shares. These transactions may occur on Nasdaq or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares, where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, that KBAT expects to incur in connection with this offering. With the exception of the SEC registration fee and the Nasdaq Capital Market listing fee, all amounts are estimates.

USD
Securities and Exchange Commission Registration Fee	$5,000
FINRA Filing Fee	$650
Nasdaq Capital Market Listing Fee	$55,000
Legal Fees and Expenses	$638,952
Accounting Fees and Expenses	$113,099
Printing and Engraving Expenses	$15,000
Underwriter Out-of-Pocket Accountable Expenses	$250,000
Investor relationship and Miscellaneous Expenses	$151,345
Total Expenses	$1,229,046

These expenses will be borne by KBAT.

LEGAL MATTERS

Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Robinson & Cole LLP. The validity of the Class A Ordinary Shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Ogier. Legal matters as to PRC law will be passed upon for us by Allbright Law Offices.

Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by VCL Law LLP. Legal matters as to PRC law will be passed upon for the underwriters by Beijing DHH Law Firm. VCL Law LLP may rely upon Beijing DHH Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements for the years ended March 31, 2025 and 2024 included in this prospectus have been so included in reliance on the report of Golden Eagle CPAs LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Golden Eagle CPAs LLC is located at 90 Washington Valley Road, Bedminster, New Jersey, 09921, the United States.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Class A Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to KBAT’s directors, officers or persons controlling KBAT, KBAT has been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, KBAT will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, KBAT is exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and KBAT’s executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a website that contains reports, proxy statements and other information about issuers, such as KBAT, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INDEX TO FINANCIAL STATEMENTS

KBAT GROUP INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of KBAT Group Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of KBAT Group Inc. (the Company) as of March 31, 2025 and 2024, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Golden Eagle CPAs LLC

We have served as the Company’s auditor since 2024.

Bedminster, New Jersey

July 11, 2025

KBAT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of March 31,
	2025	2024
ASSETS
CURRENT ASSETS
Cash and cash equivalent	$7,631,571	$1,605,312
Accounts receivable, net	758,324	1,183,123
Advance to vendors	826,822	993,856
Inventory, net	722,640	381,585
Due from related parties	60,696	2,881,517
Deferred initial public offering costs	89,572	-
Prepaid expenses and other current assets	186,123	151,732
TOTAL CURRENT ASSETS	10,275,748	7,197,125

NONCURRENT ASSETS
Property and equipment, net	1,212,206	773,150
Long-term prepaid expenses and other assets	59,848	60,380
Operating lease right of use assets, net related party	339,171	404,266
TOTAL NONCURRENT ASSETS	1,611,225	1,237,796

TOTAL ASSETS	11,886,973	8,434,921

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term loans	4,547,522	3,185,463
Accounts payable	80,930	14,853
Deferred revenue	728,889	587,325
Taxes Payable	128,148	110,618
Operating lease liabilities, current, related party	66,913	64,488
Accrued expenses and other current liabilities	104,176	128,667
TOTAL CURRENT LIABILITIES	5,656,578	4,091,414

NON-CURRENT LIABILITIES
Operating lease liabilities, noncurrent, related party	277,470	346,119
TOTAL NON-CURRENT LIABILITIES	277,470	346,119

TOTAL LIABILITIES	5,934,048	4,437,533

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 17,500,000 shares issued and outstanding, including:*
Class A ordinary shares, $0.0001 par value, 470,000,000 shares authorized, 5,031,250 shares issued and outstanding	503	503
Class B ordinary shares, $0.0001 par value, 30,000,000 shares authorized, 12,468,750 shares issued and outstanding	1,247	1,247
Additional paid-in capital	1,323,806	1,268,489
Statutory reserve	433,487	255,544
Retained earnings	4,324,308	2,571,035
Accumulated other comprehensive loss	(130,426)	(99,430)
TOTAL SHAREHOLDERS’ EQUITY	5,952,925	3,997,388

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,886,973	$8,434,921

*	The share amounts are presented on a retrospective basis and reflected the forward split, being a share subdivision under Cayman laws, at a ratio of 2.1875-for-1 share took effective on July 4, 2025, see Note 11.

The accompanying notes are an integral part of these consolidated financial statements

KBAT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended March 31,
	2025	2024

Revenues	$12,135,651	$7,391,618
Cost of revenues	6,747,613	4,057,612
Gross profit	5,388,038	3,334,006

OPERATING EXPENSES
Selling and marketing expenses	1,198,637	1,073,743
General and administrative expenses	1,363,345	400,560
Research and development expense	520,595	313,385
Total operating expenses	3,082,577	1,787,688

INCOME FROM OPERATIONS	2,305,461	1,546,318

OTHER INCOME (EXPENSES)
Interest expense	(151,473)	(92,705)
Foreign exchange transaction gain (loss)	(2,313)	(2,687
Other income (expense), net	37,515	(15,502)
Total other income (expenses), net	(116,271)	(110,894)

INCOME BEFORE INCOME TAX PROVISION	2,189,190	1,435,424

PROVISION FOR INCOME TAXES	257,974	176,629

NET INCOME	1,931,216	1,258,795

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	(30,996)	(77,711)
COMPREHENSIVE INCOME	$1,900,220	$1,181,084

Earnings per ordinary share- basic and diluted	$0.11	$0.07

Weighted average number of ordinary share outstanding- basic and diluted	17,500,000	17,500,000

*	The share amounts are presented on a retrospective basis and reflected the forward split, being a share subdivision under Cayman laws, at a ratio of 2.1875-for-1 share took effective on July 4, 2025, see Note 11.

The accompanying notes are an integral part of these consolidated financial statements.

KBAT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED MARCH 31, 2025 and 2024

	Ordinary Shares, $0.0001 par value				Additional			Accumulated other	Total
	Class A Shares	Amount	Class B Shares	Amount	Paid-in Capital	Statutory reserve	Retained earnings	comprehensive loss	shareholders’ equity

Balance, March 31, 2023	5,031,250	$503	12,468,750	$1,247	$74,358	$141,143	$1,426,641	$(21,719)	$1,622,173

Capital contribution by shareholders	-	-	-	-	1,194,131	-	-	-	1,194,131
Appropriation to statutory reserve	-	-			-	114,401	(114,401)	-	-
Net income for the year	-	-			-	-	1,258,795	-	1,258,795
Foreign currency translation adjustment	-	-			-	-	-	(77,711)	(77,711)
Balance, March 31, 2024	5,031,250	503	12,468,750	1,247	1,268,489	255,544	2,571,035	(99,430)	3,997,388

Capital contribution by shareholders	-	-	-	-	55,317	-	-	-	55,317
Appropriation to statutory reserve	-	-	-	-	-	177,943	(177,943)	-	-
Net income for the year	-	-		-	-	-	1,931,216	-	1,931,216
Foreign currency translation adjustment	-	-		-	-	-	-	(30,996)	(30,996)
Balance, March 31, 2025	5,031,250	$503	12,468,750	$1,247	$1,323,806	$433,487	$4,324,308	$(130,426)	$5,952,925

*	The share amounts are presented on a retrospective basis and reflected the forward split, being a share subdivision under Cayman laws, at a ratio of 2.1875-for-1 share took effective on July 4, 2025, see Note 11.

The accompanying notes are an integral part of these consolidated financial statements.

KBAT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,
	2025	2024

Cash flows from operating activities:
Net Income	$1,931,216	$1,258,795
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	198,478	162,443
Amortization of right-of-use operating lease assets	63,420	61,467
Provisions for credit loss	47,658	12,125
Inventory valuation allowance	(29,513)	30,223
Loss from disposal of fixed assets	11,773	-
Changes in operating assets and liabilities:
Accounts receivable	373,551	(509,410)
Inventory	(315,377)	139,179)
Advance to vendors	162,955	(1,001,233)
Due from related parties	2,822,079	(1,587,737)
Prepaid expenses and other current assets	(35,349)	(59,900)
Accounts payable	66,522	(126,179)
Deferred revenue	145,319	149,263
Net change in right-of-use operating lease liabilities	(64,524)	(55,079)
Taxes payable	18,187	32,524
Accrued expenses and other current liabilities	(23,978)	42,034
Net cash provided by (used in) operating activities	5,372,417	(1,451,485)

Cash flows from investing activities
Purchase of property and equipment	(643,891)	(60,167)
Net cash used in investing activities	(643,891)	(60,167)

Cash flows from financing activities:
Proceeds from short-term bank loans	5,750,870	3,209,108
Repayment of short-term debts	(4,365,118)	(1,382,450)
Repayment of borrowings from related parties		(1,395)
Payment for deferred initial offering costs	(90,074)
Capital contributions from shareholders	55,317	1,194,131
Net cash provided by financing activities	1,350,995	3,019,394

Effect of exchange rate changes on cash and cash equivalent	(53,262)	(16,276)

Net increase in cash and cash equivalent	6,026,259	1,491,466
Cash and cash equivalent at beginning of the year	1,605,312	113,846
Cash and cash equivalent at end of the year	$7,631,571	$1,605,312

Supplemental disclosure of cash flow information
Cash paid for interest expense	$151,473	$92,705
Cash paid for income taxes	$295,193	$202,581

Supplemental disclosure of non-cash investing activities and financing activities
Right-of-use assets obtained in exchange for operating lease obligations	$-	$676,967

The accompanying notes are an integral part of these consolidated financial statements.

KBAT GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Business

KBAT Group Inc (“KBAT Cayman” or the “Company”), through its wholly-owned subsidiaries, is primarily engaged in design, manufacturing and sales of customized food packaging machine to both domestic and international customers.

Organization

KBAT Cayman was incorporated under the laws of the Cayman Islands on January 19, 2024 as an exempted company with limited liability.

The Company has no substantive operations other than holding all of the outstanding share capital of Kangxin International Ltd. (“KBAT BVI”), a limited liability company incorporated under the laws of British Virgin Islands on February 5, 2024. KBAT BVI is also a holding company holding all of the outstanding equity of KBAT (China) Holdings Group Limited (“KBAT HK”), a limited liability company formed under the laws of Hong Kong on March 4, 2024.

Shangdong Kangmeite Food Machinery Co., Ltd. (“KBAT WFOE”) was formed on June 20, 2024, as a Wholly Foreign-Owned Enterprise (“WFOE”) in the People’s Republic of China (“PRC”).

KBAT Cayman, KBAT BVI, KBAT HK and KBAT WFOE are currently not engaging in any active business operations and merely acting as holding companies.

Shangdong Kang Bei Te Food Packaging Machinery Co., Ltd. (“KBAT Shandong”) was incorporated on March 15, 2011 in accordance with PRC laws and is engaged in research and development and manufacturing and sales of food packaging machinery. KBAT Shandong owns 100% of the equity of Beijing Yuanze Datong Technology Co., Ltd. (“Beijing Yuanze”) which was incorporated on October 10, 2023. KBAT Shandong and Beijing Yuanze are collectively referred to as the PRC Operating Entities.

Reorganization

A reorganization of our legal structure (“Reorganization”) was completed on September 27, 2024. The reorganization involved the incorporation of KBAT Cayman, KBAT BVI, KBAT HK and KBAT WFOE, and the transfer of the 100% equity interest of KBAT Shandong and Beijing Yuanze to KBAT WFOE. Consequently, KBAT Cayman, through its subsidiary KBAT HK, directly controls KBAT WFOE, KBAT Shandong and Beijing Yuanze, and became the ultimate holding company of all other entities mentioned above.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

Upon the completion of the Reorganization, the Company’s corporate legal structure includes the following entities.

Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
KBAT Group Inc. (“KBAT Cayman”)	January 19, 2024	Cayman Islands	Parent	Investment Holding
Kangxin International Co., Ltd. (“KBAT BVI”)	February 5, 2024	British Virgin Islands	100%	Investment Holding
KBAT (China) Holdings Group Limited (“KBAT HK”)	March 4, 2024	Hong Kong	100%	Investment Holding
Shandong Kangmeite Food Machinery Co., Ltd. (“KBAT WFOE”)	June 20, 2024	Zhucheng City, PRC	100%	WFOE, Investment Holding
Shangdong Kang Bei Te Food Packaging Machinery Co., Ltd. (” KBAT Shandong”)	March 15, 2011	Zhucheng City, PRC	100%	Manufacturing and sales of food packaging machinery to customers
Beijing Yuanze Datong Technology Co., Ltd. (“Beijing Yuanze “)	October 10, 2023	Beijing, PRC	100%	Information technology services

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All inter-company balances and transactions are eliminated upon consolidation.

Uses of estimates

In preparing the consolidated financial statements in conformity U.S. GAAP, the management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for credit losses, inventory valuation, the realization of advance to vendors, useful lives of property and equipment, the recoverability of long-lived assets, estimates used in lease accounting and realization of deferred tax assets. Actual results could differ from those estimates.

Risks and Uncertainties

The main operation of the Company is located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

The COVID-19 pandemic had negatively affected the Company’s business and financial results in fiscal years 2020-2023. At the end of 2022, China loosened up its COVID-19 policy and certain negative effects due to the COVID-19 pandemic on the Company’s business have since been mitigated. The Company’s business operations for the fiscal years ended March 31, 2025 and 2024 were not materially affected by the COVID-19.

Although the spread of COVID-19 appears to be under control as of the date of this prospectus, the extent to which the COVID-19 pandemic may impact the Company’s future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and COVID-19 variants, if any, any related travel advisories and restrictions, and the overall impact of the COVID-19 pandemic on the global economy and capital markets, all of which remain uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity, and results of operations

Cash and cash equivalent

Cash includes currency on hand and deposits held by banks that can be added or withdrawn without limitation. Cash equivalent represents small amount of cash deposited with certain commercial online platforms, such as JD.COM, which are highly liquid. The Company maintains all of its bank accounts in the PRC. The Company’s cash balances in the PRC are insured by the PRC financial institution deposit insurance program up to a limit of RMB 500,000 (approximately $69,000) per each bank account. The PRC financial institution pays compensation up to a limit of RMB 500,000 (approximately $69,000) per each bank account if the bank with which an individual/a company hold its eligible deposit fails. As of March 31, 2025 and 2024, cash balance of $7,631,571 and $1,605,312, respectively, were maintained at financial institutions in PRC and approximately $7,208,514 and $1,388,832, respectively, were not insured by the PRC financial institution deposit insurance program.

Accounts receivable, net

Accounts receivable represents balance due from customers and are recorded net of allowance for credit loss.

On April 1, 2023, the Company adopted ASC 326, Credit Losses, which replaced previously issued guidance regarding the impairment of financial instruments with an expected loss methodology that will result in more timely recognition of credit losses. The Company used a modified retrospective approach and did not restate the comparable prior periods.

The allowance for credit losses reflects the Company’s current estimate of credit losses expected to be incurred over the life of the receivables and is measured in accordance with ASC 326. The Company assesses the collectability by reviewing receivables on a collective basis where similar characteristics exist, primarily based on size, nature and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the receivable balances, credit quality of the Company’s customer based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Receivables are written off after all collection efforts have ceased. Provision for credit losses as of March 31, 2025 and 2024 amounted to $59,368 and $12,036, respectively.

Inventories, net

Inventories are stated at net realizable value using weighted average method. Costs include the cost of raw materials, freight, direct labor and related production overhead. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to complete and sell products. The Company evaluates inventories on a quarterly basis for its net realizable value adjustments, and reduces the carrying value of those inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging, expiration dates, as applicable, taking into consideration historical and expected future product sales. The Company recorded inventory reserve of $18,000 and $47,587 as of March 31, 2025 and 2024, respectively.

Advances to vendors

Advances to vendors consist of balances paid to various suppliers for purchase of raw materials. Advances to vendors are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the realization of the advance becomes doubtful. The Company uses the aging method to estimate the allowance for credit loss for unrealizable balances. In addition, at each reporting date, the Company generally determines the adequacy of allowance for credit loss by evaluating all available information, and then records specific allowances for those advances based on the specific facts and circumstances. As of March 31, 2025 and 2024, there was no credit loss recorded as management believed that all of the advance to vendor balances fully realizable.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is provided using the straight-line method over their expected useful lives, as follows:

Useful life
Machinery and equipment	5–10 years
Automobiles	3–5 years
Office and electric equipment	3–5 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and other comprehensive income in other income or expenses.

Impairment of long-lived Assets

Long-lived assets with finite lives, primarily property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition below are the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of March 31, 2025 and 2024.

Leases

The Company leases manufacturing plant, which is classified as operating leases in accordance with ASC 842. Under ASC 842, lessees are required to recognize the following for all leases (with the exception of short-term leases, usually with an initial term of 12 months or less) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use (“ROU”) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The ROU asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All ROU assets are reviewed for impairment annually. There was no impairment for ROU lease assets as of March 31, 2025 and 2024 (see Note 7).

Fair value of financial instruments

Fair value is considered to be the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1	applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2	applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash and cash equivalent, accounts receivable, inventories, advance to vendors, due from related parties, prepaid expenses and other current assets, short-term loans, accounts payable, deferred revenue, taxes payable and accrued expenses and other current liabilities approximate the fair value of the respective assets and liabilities as of March 31, 2025 and 2024 based upon the short-term nature of the assets and liabilities.

Foreign currency translation

The functional currency for KBAT Cayman and KBAT BVI is the U.S Dollar (“US$”). KBAT HK uses the Hong Kong dollar as its functional currency. However, KBAT Cayman, KBAT BVI and KBAT HK currently only serve as the holding companies and did not have active operations as of the date of this report. The Company operates its business through its subsidiaries in the PRC as of March 31, 2025. The functional currency of KBAT WFOE and the Company’s PRC Operating Entities is the Chinese Yuan (“RMB”). The Company’s consolidated financial statements have been translated into US$. Assets and liabilities accounts are translated using the exchange rate at each reporting period end date. Equity accounts are translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	March 31, 2025	March 31, 2024
Year-end spot rate	US$1=RMB 7.2567	US$1=RMB 7.2203
Average rate	US$1=RMB 7.2163	US$1=RMB 7.1671

Revenue recognition

On April 1, 2022, the Company adopted Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with customers”, using the modified retrospective approach.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company currently generates its revenue from the following two sources:

Revenue from sales of food packaging machines

Pursuant to the Company’s contract with customers, the Company is responsible for delivery and transfer the food packaging machine to customers. In the same contract, it may also include provisions that require the Company to provide post-contract maintenance support for one year after the food packaging machine is delivered.

The Company accounts for the revenue generated from sales of food packaging machine on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits.

The Company evaluates its sales contracts and determines whether these contracts contain multiple element arrangements. An arrangement is separated, if (1) the delivered element(s) has (have) value to the customer on a stand-alone basis, (2) there is reliable evidence of the fair value of the undelivered element (s) and (3) if the arrangement includes a general right of return relative to the delivered element(s), delivery or performance of the undelivered element (s) is (are) considered probable and substantially in the control of the Company. If all three criteria are fulfilled, appropriate revenue recognition convention is then applied to each separate unit of accounting. If the three criteria are not met, revenue is deferred until such criteria are met or until the period in which the last undelivered element is delivered.

The Company determines food packaging machine delivery, and post-contract continuous maintenance support, as separate performance obligation in the same fixed-fee contract, because the Company’s promise to transfer each of these goods and services is separately identifiable from other promises in the contract. The Company allocates contract revenue to the identified separate units based on their relative fair value.

Reliable fair values are sales prices for the component when it is regularly sold on a stand-alone basis, third-party prices for similar components or, under certain circumstances, cost plus, an adequate business specific profit margin related to the relevant element. The amount allocable to the delivered elements is limited to the amount that is not contingent upon delivery of additional elements or meeting other specified performance conditions. Revenue allocated to food packaging machine delivery is recognized upon completion and delivery of the goods to customers. In instances where substantive completion inspection and customer acceptance provisions are specified in contracts, revenues are deferred until all inspection and acceptance criteria have been met. Revenue from post-sales continuous maintenance support services is recognized over the maintenance support period of one year.

The Company recognizes revenue net of discounts and sales return when the food packaging machine is delivered and the title is passed to customers. For food packaging machine sales, customers have the right to return the product within seven days if they are not satisfied with the purchases. Historically, product return was immaterial and only accounted for less than 0.5% of the total revenue for the years ended March 31, 2025 and 2024, respectively. Revenue is reported net of all value added taxes (“VAT”).

Revenue from sales of machine parts and replacement components

In connection with the sales of food packaging machine to customers, the Company also sells machine parts and replacement components to customers.

The Company accounts for the revenue generated from sales of machine parts and replacement components on a gross basis as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits.

The Company recognizes revenue net of discounts and sales return when the machine parts and replacement component is delivered and the title is passed to customers. For machine parts and replacement component sales, customers have the right to return the product within seven days if they are not satisfied with the purchases. Historically, product return was immaterial. Revenue is reported net of all value added taxes (“VAT”).

Contract Assets and Liabilities

The Company did not have contract assets as of March 31, 2025 and 2024.

Contract liabilities are recognized for contracts where payment has been received in advance of product or service delivery. The Company’s contract liabilities, which are reflected in its consolidated balance sheets as deferred revenue of $728,889 and $587,325 as of March 31, 2025 and 2024, respectively, consist primarily of fees received from customers in advance of product delivery or services performed. These amounts represented the Company’s unsatisfied performance obligations as of the balance sheet dates. The amounts of revenue recognized in the years ended March 31, 2025 and 2024 that were included in the opening deferred revenue were $587,235 and $461,715, respectively.

Costs of fulfilling customers’ purchase orders, such as shipping, handling and delivery, which occur prior to the transfer of control, are recognized in selling, general and administrative expense when incurred.

Disaggregation of Revenues

The Company disaggregates its revenue from contracts by product types, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the years ended March 31, 2025 and 2024 are disclosed in Note 13 of this consolidation financial statements.

Cost of revenue

Cost of revenue primarily includes raw material costs, direct labor cost, manufacturing overhead costs, freight-in costs and sales taxes.

Selling, general and administrative expenses

Selling expenses primarily include salary and welfare benefit expenses paid to the Company’s sales personnel, business travel, meals and entertainment expenses, and other sales and marketing activity-related expenses. General and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, professional and consulting expenses, office rent and decoration expenses, depreciation and amortization, bad debt reserve expenses and other miscellaneous administrative expenses. All costs associated with selling and general and administrative function are expensed as incurred.

Research and development expenses

The Company expenses all internal research and development costs as incurred, which primarily comprise employee costs, internal and external costs related to execution of studies, including manufacturing costs, facility costs of the research center, and amortization and depreciation to intangible assets and property and equipment used in the research and development activities. For the years ended March 31, 2025 and 2024, total research and development expense were approximately $520,595 and $313,385, respectively.

Advertising expense

Advertising expenses primarily relate to promotion of the Company’s brand name and products through outdoor billboards and social media such as Weibo and WeChat. Advertising expenses are included in selling expenses in the consolidated statements of income and comprehensive income. Advertising expenses amounted to $402,249 and $407,603 for the years ended March 31, 2025 and 2024, respectively.

Employee Defined Contribution Plan

The Company’s subsidiaries in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which pension, work-related injury benefits, maternity insurance, medical insurance, unemployment benefit and housing fund are provided to eligible full-time employees. The relevant labor regulations require the Company’s subsidiaries in the PRC to pay the local labor and social welfare authorities monthly contributions based on the applicable benchmarks and rates stipulated by the local government. The contributions to the plan are expensed as incurred. Employee social security and welfare benefits included as expenses in the accompanying statements of income and comprehensive income amounted to $136,677 and $146,585 for the years ended March 31, 2025 and 2024, respectively.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended March 31, 2025 and 2024. The Company does not believe that there was any uncertain tax provision on March 31, 2025 and 2024. The Company’s subsidiaries in China are subject to the income tax laws of the PRC. No significant income was generated outside the PRC for the fiscal years ended March 31, 2025 and 2024. As of March 31, 2025, all of the tax returns of the Company’s PRC subsidiaries remain available for statutory examination by PRC tax authorities.

Value added tax (“VAT”)

Sales revenue represents the invoiced value of goods, net of VAT. The VAT is based on gross sales price and VAT rates range up to 17% (starting from May 1, 2018, VAT rate was lowered to 16%, and starting from April 1, 2023, VAT rate was further lowered to 13%), depending on the type of products sold. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products. The Company recorded a VAT payable or receivable net of payments in the accompanying consolidated financial statements.

Earnings per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. As of March 31, 2025 and 2024, there were no dilutive shares.

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported in other comprehensive income (loss) in the consolidated statements of income and comprehensive income.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows”, cash flows from the Company’s operations are formulated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Segment Reporting

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the CODM or decision-making group, in deciding how to allocate resources and in assessing performance. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s CODM for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the CODM, reviews operating results by the revenue of different services. Based on management’s assessment, the Company has determined that it has one operating segment as defined by ASC 280 (see Note 13).

Related parties and transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

Recent Accounting Pronouncements

On November 27, 2023, FASB issued Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires that an entity disclose significant segment expenses impacting profit and loss that are regularly provided to the chief operating decision maker. The update is required to be applied retrospectively to prior periods presented, based on the significant segment expense categories identified and disclosed in the period of adoption. The amendments in ASU 2023-07 are required to be adopted for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

On December 14, 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires that entities disclose specific categories in their rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. The new standard is effective for the Company beginning December 15, 2024, with early adoption permitted effective for fiscal years beginning January 1, 2024. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires the disaggregation of certain expense captions into specified categories in disclosures within the notes to the consolidated financial statements to provide enhanced transparency into the expense captions presented on the face of the statement of income and comprehensive income. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, with early adoption permitted, and may be applied either prospectively or retrospectively to financial statements issued for reporting periods after the effective date of ASU 2024-03 or retrospectively to any or all prior periods presented in the financial statements. On January 6, 2025, FASB issued ASU 2025-01 that clarifies for non-calendar year-end entities the interim effective date of Accounting Standards Update No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. Public business entities are required to adopt the guidance in Update 2024-03 in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. The Company is currently evaluating the impact that the adoption of ASU 2024-03 will have on its related disclosures.

In March 2025, the FASB issued ASU 2025-02—Liabilities (405): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 122. The amendments in this Update are effective immediately and on a fully retrospective basis to annual periods beginning after December 15, 2024. The Company is currently evaluating the effect of adoption of this standard to its consolidated financial statements and disclosures.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on, or are unrelated to, its consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following:

	March 31, 2025	March 31, 2024
Accounts receivable	$817,692	$1,195,159
Less: allowance for doubtful accounts	(59,368)	(12,036)
Accounts receivable, net	$758,324	$1,183,123

The Company’s accounts receivable primarily includes balance due from customers when the Company’s products are sold and delivered to customers. Approximately 91.2% of the Company’s accounts receivable balance at March 31, 2024 has been collected in fiscal year 2025. As of date of this report, approximately 53.6%, or $0.44 million, of the Company’s account receivable balance at March 31, 2025 has been subsequently collected.

The following table summarizes the Company’s accounts receivable and subsequent collection by aging bucket:

Accounts receivable by aging bucket	Gross accounts receivable balance at March 31, 2025	Subsequent collection	% of subsequent collection
Aging below 6 months	$414,242	$210,469	50.8%
Aging between 7-9 months	272,250	152,494	56.0%
Aging between 10-12 months	80,231	63,652	79.3%
Aging over 1 year	50,969	11,468	22.5%
Total gross accounts receivable	$817,692	$438,083	53.6%

Accounts receivable by aging bucket	Gross accounts receivable balance at March 31, 2024	Subsequent collection	% of subsequent collection
Aging below 6 months	$701,602	$606,212	86.4%
Aging between 7-9 months	138,748	136,823	98.6%
Aging between 10-12 months	208,797	200,556	96.1%
Aging over 1 year	146,012	146,012	100.0%
Total gross accounts receivable	$1,195,159	$1,089,603	91.2%

Allowance for doubtful accounts movement is as follows:

	March 31, 2025	March 31, 2024
Beginning balance	$12,036	$-
Additions	47,658	12,125
Reductions	-	-
Foreign currency translation adjustments	(326)	(89)
Ending balance	$59,368	$12,036

NOTE 4 — INVENTORY, NET

Inventory consists of the following:

	March 31, 2025	March 31, 2024
Raw materials	$385,972	$297,062
Finished goods	354,668	132,110
Work- in- process	-	-
Inventory valuation allowance	(18,000)	(47,587)
Total inventory, net	$722,640	$381,585

The movement of the inventory valuation allowance is as follows:

	March 31, 2025	March 31, 2024
Beginning balance of inventory valuation allowance	$47,587	$18,491
Increase in inventory reserve	-	30,223
Less: recovery of inventory reserve previously accrued	(29,513)	-
Foreign currency translation adjustment	(74)	(1,127)
Ending balance of inventory valuation allowance	$18,000	$47,587

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consists of the following:

	March 31, 2025	March 31, 2024
Machinery and equipment	$1,917,695	$1,324,907
Building	36,392	-
Automobiles	313,203	314,782
Office and electric equipment	122,825	118,941
Subtotal	2,390,115	1,758,630
Less: accumulated depreciation	(1,177,909)	(985,480)
Property and equipment, net	$1,212,206	$773,150

Depreciation expense was $198,478 and $162,443 for the years ended March 31, 2025 and 2024, respectively.

NOTE 6 — LEASE

On January 1, 2019, the Company’s PRC subsidiary, KBAT Shandong, entered into a lease agreement with a third-party landlord, Shandong Zhucheng Hongsheng Food Machinery Technology Co., Ltd., to lease a manufacturing plant of 8,000 square meters (equivalent to 86,080 square feet) for five years, with lease expiration date on December 31, 2023 and annual lease payment of RMB 432,000 (approximately $63,000). The lease has expired in December 2023. In addition, on January 1, 2025, KBAT Shandong entered into a lease agreement with a related party landlord, Shandong Huchuan Smart Equipment Co., Ltd., to lease a manufacturing plant of 11,000 square meters (equivalent to 118,360 square feet) for six years, with lease expiration date on December 31, 2029 and annual lease payment of RMB 633,600 (approximately $88,000).

Effective on April 1, 2022, the Company adopted Topic 842. At the inception of a contract, the Company determines if the arrangement is, or contains, a lease. ROU assets represent the Company’s right to use an underlying asset over the lease term and lease liabilities represent the Company’s obligation to make lease payments derived from the lease.

Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease terms. Rent expense is recognized on a straight-line basis over the lease terms.

Balance sheet information related to operating leases ROU assets and lease liabilities is as follows:

	As of March 31,
	2025		2024

Operating lease right-of-use assets, related party		$422,692	$424,824
Operating lease right-of-use assets, third party		-	247,156
Amortization of operating lease right-of-use assets		(83,521)	(267,714)
Total operating lease right-of-use assets, net		$339,171	$404,266

Operating lease liabilities- current, third-party	$		$-
Operating lease liabilities- current, related party		66,913	64,488
Operating lease liabilities- noncurrent, related party		277,470	346,119
Total operating lease liabilities		$344,383	$410,607

The weighted average remaining lease terms and discount rates for the operating lease as of March 31, 2025 and 2024 are as follows:

	March 31, 2025	March 31, 2024
Remaining lease term and discount rate:
Weighted average remaining lease term (years)	4.75	5.76
Weighted average discount rate	4.28%	4.28%

For the years ended March 31, 2025 and 2024, the Company reported total operating lease expenses of $80,552 and $68,138, respectively, among which, $80,552 and $26,468 were lease expense paid to a related party.

The following table summarizes the maturity of operating lease liabilities and future minimum payments of operating leases as of March 31, 2025:

Year ending March 31,	Amount
2026	$80,103
2027	80,103
2028	80,103
2029	80,103
2030	60,078

Subtotal	380,490
Less: imputed interest	(36,107)
Total operating lease liabilities	$344,383

NOTE 7 — DEBTS

Short-term bank loans consist of the following:

		As of March 31,
	Note	2025	2024
Shandong Zhucheng Rural Commercial Bank	(1)	$2,067,055	$2,077,476
Industrial and Commercial Bank of China	(2)	1,102,429	1,107,987
Bank of China Zhucheng Branch	(3)	689,019	-
Bank of Communications Weifang Branch	(4)	689,019	-
Total debt		$4,547,522	$3,185,463

(1)

On May 22, 2023, KBAT Shandong signed loan agreement with Shandong Zhucheng Rural Commercial Bank to borrow RMB 15 million (equivalent to $2,077,476) as working capital for one year, with the maturity date on May 21, 2024. The fixed interest rate of the loan was 4.85% per annum. The loan was subsequently repaid upon maturity.

In addition, on May 16, 2024, KBAT Shandong renewed the loan agreement with Shandong Zhucheng Rural Commercial Bank to borrow RMB 15 million (equivalent to $2,067,055) as working capital for one year, with the maturity date on May 15, 2025. The fixed interest rate of the loan was 4.85% per annum. The loan was subsequently repaid upon maturity (see Note 14).

For the above-mentioned loan borrowed from Shandong Zhucheng Rural Commercial Bank, related parties, including Mr. Jinliang Wang, the Company’s controlling shareholder, his wife Ms. Hongling Zhang, and an affiliated entity controlled by Mr. Jinliang Wang, Shandong Huchuan Smart Equipment Co., Ltd., jointly signed a guarantee agreement with Shandong Zhucheng Rural Commercial Bank to provide credit guarantee to safeguard this loan. In addition, Shandong Huchuan Smart Equipment Co., Ltd. pledged land use right of 33,333 square meters (equivalent to 358,663 square feet) valued at RMB 12.69 million (approximately $1.76 million) and Shangdong KBAT further pledged a few patents valued at RMB 68.0848 million (approximately $9.43 million) as collaterals to safeguard this loan.

(2)

On March 22, 2024, KBAT Shandong signed two loan agreements with Industrial and Commercial Bank of China (“ICBC”) Zhecheng Branch to borrow an aggregate RMB 8 million (equivalent to $1,107,987) as working capital, with loan maturity date on March 22, 2025. The fixed interest rate of the loans was 3.45% per annum. There was no guarantee or collateral requirement on this loan. These loans were fully repaid prior to the maturity date.

On March 19, 2025, KBAT Shandong signed two loan agreements with ICBC Zhecheng Branch to borrow an aggregate RMB 8 million (equivalent to $1,102,429) as working capital, with loan maturity date on March 19, 2026. The fixed interest rate of the loans was 3.45% per annum. There was no guarantee or collateral requirement on this loan.

(3)	On September 27, 2024, KBAT Shandong, together with related party Mr. Jinliang Wang and his wife Ms. Hongling Zhang, jointly entered into a loan agreement with Bank of China (“BOA”) to borrow RMB 5 million (approximately $689,019) as working capital for one year, with loan maturity date on September 9, 2025. The loan bears a variable interest rate based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, minus 20 basis points. The effective rate was 3.15% per annum. KBAT Shandong is required to (i) submit periodical financial statements to BOA for review and ensure its assets debt ratio not exceed 85%; (ii) report the loan proceed usage status to BOA before the fifth date of each month; and (iii) if KBAT Shandong conducts significant business transactions such as business acquisition, spinoff, or share transfer, and if these significant transactions may impact KBAT Shandong’s ability to repay the loan, then, KBAT Shandong is required to obtain the written consent from BOA before its initiates these transactions. If there is any violation of any of these loan covenant requirements, BOC has the right to terminate the loan agreement and request KBAT Shandong to repay the loan in advance before the maturity date. There is no other guarantee or collateral requirements on this loan.

(4)	On March 24, 2025, KBAT Shandong, together with related party Mr. Jinliang Wang, jointly entered into an evolving line of credit agreement with Bank of Communications (“BOC”) Weifang Branch, pursuant to which, KBAT Shandong can borrow RMB 5 million (approximately $689,019) as working capital out of this line of credit before March 24, 2028. On March 24, 2025, KBAT Shandong borrowed RMB 5 million (approximately $689,019) out of this line of credit as working capital for one year, with loan maturity date on March 24, 2026. The loan can be renewed on an annual basis until the expiration date of this line of credit on March 24, 2028. The effective interest rate was 3.10% per annum. There is no other guarantee or collateral requirements on this loan.

For the above-mentioned debts, the Company recorded a total interest expense of $151,473 and $92,705 for the years ended March 31, 2025 and 2024, respectively.

NOTE 8 — RELATED PARTY TRANSACTIONS

(a). Nature of relationships with related parties

Name	Relationship with the Company
Mr. Jinliang Wang

Controlling shareholder and Chairman of the Board of the Company. Legal representative and Chief Executive Officer of KBAT Shandong holding 71.25% of the issued and outstanding Ordinary Shares of KBAT (on an as converted basis)

Ms. Hongling Zhang	Wife of Mr. Jinliang Wang.

Shandong Yuanze Machinery Co., Ltd. (“Shandong Yuanze”)	An entity 100% controlled by Ms. Hongling Zhang

Shandong Huchuan Smart Equipment Co., Ltd. (“Shandong Huchuan”)	An entity controlled by Mr. Jinliang Wang, who owns 69.2308% equity interest in this entity and also serves as the executive director and Chief Executive Officer of this entity

Mr. Jinxun Sui	Legal representative and general manager of Shandong Delitong Machinery Co., Ltd. (see below). Also serves as the supervisor of the Company’s subsidiary, Beijing Yuanze

Ms. Yan Zhang	Wife of Mr. Jinxun Sui

Shandong Delitong Machinery Co., Ltd. (“Shandong Delitong”)	An entity 100% controlled by Mr. Jinxun Sui, who is the legal representative, executive director and general manager of this entity

Zhonglian Manufacturing International Limited	One of the shareholders of KBAT, holding 5% of the issued and outstanding Ordinary Shares of KBAT (on an as-converted basis)

Shandong Zongchuan Smart Equipment Co., Ltd. (“Shandong Zongchuan”)	Mr. Jinliang Wang’s sister is the legal representative of this entity

Yunlong Industry Ltd. (“Yunlong Industry”)	Mr. Jinliang Wang’s nephew, Yunlong Zhuang, is the beneficial owner of this entity

(b)	Due from related parties

Due from related parties consists of the following:

	As of March 31,
	2025	2024
Ms. Hongling Zhang	$-	$2,079
Shandong Huchuan	-	2,361,237
Shandong Delitong	-	506,100
Zhonglian Manufacturing International Limited	57,389
Shandong Yuanze	3,307	9,193
Shandong Zongchuan	-	2,908
Total due from related parties	$60,696	$2,881,517

The Company has, in the past, advanced cash to related parties for business purpose and recorded advances as due from related parties in the consolidated financial statements. Such advances were non-interest bearing and due upon demand. For amounts due from related parties, the March 31, 2025 and 2024 balances have been fully collected. The Company does not have the intention to make cash advances to related parties in the future.

(c)	Loan guarantee provided by related parties

In connection with the Company’s loans borrowed from Shandong Zhucheng Rural Commercial Bank, related parties including Mr. Jinliang Wang, his wife Ms. Hongling Zhang, and an affiliated entity controlled by Mr. Jinliang Wang, Shandong Huchuan, jointly signed a guarantee agreement with Shandong Zhucheng Rural Commercial Bank to provide credit guarantee to safeguard this loan. In addition, Shandong Huchuan pledged land use right of 33,333 square meters (equivalent to 358,663 square feet) valued at RMB 12.69 million (approximately $1.76 million) as collaterals to further safeguard the loans. (see Note 7).

On September 27, 2024, KBAT Shandong, together with related party Mr. Jinliang Wang and his wife Ms. Hongling Zhang, jointly entered into a loan agreement with Bank of China (“BOA”) to borrow RMB 5 million (approximately $689,019) as working capital for one year, with loan maturity date on September 9, 2025 (see Note 7).

On March 24, 2025, KBAT Shandong, together with related party Mr. Jinliang Wang, jointly entered into an evolving line of credit agreement with Bank of Communications (“BOC”) Weifang Branch, pursuant to which, KBAT Shandong can borrow RMB 5 million (approximately $689,019) as working capital out of this line of credit before March 24, 2028 (see Note 7).

(d)	Loan guarantee provided to a related party

On May 30, 2024, Shandong Huchuan entered into a loan agreement with Shandong Zhucheng Rural Commercial Bank to borrow RMB 990,000 (approximately $136,426) as working capital, the loan period is from May 30, 2024 to May 29, 2025, with an annual interest rate of 4.85%. On May 8, 2025, Shandong Huchuan renewed the loan with Shandong Zhucheng Rural Commercial Bank to extend the loan maturity date to May 4, 2028, with annual interest rate of 4.15%. In connection with Shandong Huchuan’s borrowing from Shandong Zhucheng Rural Commercial Bank, KBAT Shandong signed guarantee agreement with the bank to provide an unconditional and irrevocable credit guarantee on this loan.

(e)	Operating lease from a related party

On January 1, 2025, KBAT Shandong entered into a lease agreement with a related party landlord, Shandong Huchuan, to lease a manufacturing plant of 11,000 square meters (equivalent to 118,360 square feet) for six years, with lease expiration date on December 31, 2029 and annual lease payment of RMB 633,600 (approximately $88,000). For the years ended March 31, 2025 and 2024, the Company reported total operating lease expenses of $80,552 and $68,138, respectively, among which, $80,552 and $26,468 were lease expense paid to a related party. As of March 31, 2025, the operating lease right-of-use assets of 339,171, and operating lease liabilities of $344,383 represent the lease arrangement with a related party (see Note 6).

(f).	Others

In connection with the incorporation of the Company on January 19, 2024, the Company issued 360,000 ordinary shares to Yunlong Industry Ltd., which were redesignated to 360,000 Class A Ordinary Shares on October 15, 2024.

NOTE 9 — TAXES

(a)	Corporate Income Taxes (“CIT”)

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

British Virgin Islands

KBAT BVI is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, KBAT BVI is not subject to tax on income or capital gains. In addition, upon payments of dividends by KBAT BVI, no British Virgin Islands withholding tax is imposed.

Hong Kong

KBAT HK is incorporated in Hong Kong and is subject to profit taxes in Hong Kong. The applicable tax rate is 8.25% on assessable profits arising in or derived from Hong Kong up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000. However, KBAT HK did not generate any assessable profits arising in or derived from Hong Kong for the fiscal years ended March 31, 2025 and 2024, and accordingly no provision for Hong Kong profits tax has been made in these periods.

(a)	Corporate Income Taxes (“CIT”) (continued)

PRC

Under the Enterprise Income Tax (“EIT”) Law of PRC, domestic enterprises and Foreign Investment Enterprises (“FIEs”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on a case-by-case basis. EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for their HNTE status every three years. KBAT Shandong, one of the Company’s main operating subsidiaries in PRC, was approved as a HNTE and is entitled to a reduced income tax rate of 15% beginning November 2022 with a term of three years. EIT is typically governed by the local tax authority in PRC. Each local tax authority at times may grant tax holidays to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The corporate income taxes for the years ended March 31, 2025 and 2024 were reported at a blended reduced rate as a result of KBAT Shandong being approved as a HNTE and enjoying a 15% reduced income tax rate. Beijing Yuanze is subject to a standard 25% income tax rate. The impact of the tax holidays noted above decreased PRC corporate income taxes by $289,324 and $182,227 for the years ended March 31, 2025 and 2024, respectively. The benefit of the tax holidays on net income per share (basic and diluted) $0.02 and $0.01 for the years ended March 31, 2025 and 2024, respectively.

The components of the income tax provision (benefit) are as follows:

	For the Years Ended March 31,
	2025		2024
Current tax provision
Cayman Islands	$		$
British Virgin Islands				-
Hong Kong
PRC		257,974		176,629
		$257,974		$176,629
Deferred tax benefit
Cayman		$-		$-
British Virgin Islands		-		-
Hong Kong		-
PRC		-		-
		-		-
Income tax provision		$257,974		$176,629

The following table reconciles the China statutory rates to the Company’s effective tax rate for the years ended March 31, 2025 and 2024:

	For the Years Ended March 31,
	2025	2024
China Income tax statutory rate	25.0%	25.0%
Effect of income tax holiday	(10.0)%	(10.0)%
Research and development deduction	(3.5)%	(3.3)%
Non-deductible expense	0.1%	0.2%
Changes in valuation allowance	0.2%	0.4%
Effective tax rate	11.8%	12.3%

The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of March 31, 2025 and 2024, all of the Company’s tax returns of its PRC Subsidiaries remain open for statutory examination by PRC tax authorities.

Deferred tax assets

	As of March 31,
	2025	2024
Deferred tax assets associated with credit loss on uncollectible receivable and inventory allowance	$11,890	$8,612
Net operating loss carryforward	2,472	3
Deferred tax assets, gross	14,361	8,615
Valuation allowance	(14,361)	(8,615)
Deferred tax assets, net	$-	$-

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. Management considers new evidence, both positive and negative, that could affect the Company’s future realization of deferred tax assets including its recent cumulative earnings experience, expectation of future income, the carry forward periods available for tax reporting purposes and other relevant factors. As of March 31, 2025 and 2024, the Company’s deferred tax assets of $14,361 and $8,615, respectively, primarily derived from credit loss on uncollectible receivable, inventory valuation allowance and net operating loss carryforward of its PRC operating entities. Management concluded that the chances to utilize the deferred tax assets to offset future taxable income were remote. Accordingly, the Company provided full valuation allowance for the deferred tax assets as of March 31, 2025 and 2024, respectively.

(b)	Taxes payable

Taxes payable consist of the following:

	March 31, 2025	March 31, 2024
Income tax payable	$72,298	$66,532
Value added tax payable	47,745	38,720
Other taxes payable	8,106	5,366
Total taxes payable	$128,148	$110,618

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of March 31, 2025 and 2024, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest or penalties tax for the years ended March 31, 2025 and 2024. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from March 31, 2025. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of March 31, 2025 and 2024, all of the tax returns of the Company’s PRC subsidiaries remain available for statutory examination by PRC tax authorities.

NOTE 10 — CONCENTRATIONS

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The Company’s cash balances in the PRC are insured by the PRC financial institution deposit insurance program up to a limit of RMB 500,000 (approximately $69,000) per each bank account. The PRC financial institution pays compensation up to a limit of RMB 500,000 (approximately $69,000) per each bank account if the bank with which an individual/a company hold its eligible deposit fails. As of March 31, 2025 and 2024, cash balance of $7,631,571 and $1,605,312, respectively, were maintained at financial institutions in PRC and approximately $7,208,514 and $1,388,832, respectively, were not insured by the PRC financial institution deposit insurance program. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at the exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to process the remittance.

The Company’s functional currency is the RMB whose reporting currency is the U.S. dollars. The RMB appreciated by 4.6% from the year ended March 31, 2023 to the year ended March 31, 2024. The RMB appreciated by 0.7% from the year ended March 31, 2024 to the year ended March 31, 2025. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect its financial results reported in the U.S. dollar terms without giving effect to any underlying changes in its business or results of operations. Currently, the Company’s assets, liabilities, revenues and costs are denominated in RMB.

To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

For the years ended March 31, 2025 and 2024, no single customer accounted for more than 10% of the Company’s total revenue. The Company’s top 10 customers aggregately accounted for 11.9% and 19.7% of the total revenue for the years ended March 31, 2025 and 2024, respectively.

As of March 31, 2025, one customer accounted for 13.3% of the total accounts receivable balance. As of March 31, 2024, two customers accounted for 20.1% and 11.1% of the total accounts receivable balance, respectively.

For the year ended March 31, 2025, two suppliers accounted for approximately 17.5% and 11.4% of the total purchases, respectively. For the year ended March 31, 2024, two suppliers accounted for approximately 16.5% and 12.2% of the total purchases, respectively.

NOTE 11 — SHAREHOLDERS’ EQUITY

Ordinary Shares

KBAT Cayman was incorporated under the laws of the Cayman Islands on January 19, 2024. The share capital of KBAT Cayman is $50,000 divided into (i) 470,000,000 Class A ordinary shares and (ii) 30,000,000 Class B ordinary shares, with par value of $0.0001 per share. The original total number of shares of ordinary shares issued and outstanding was 8,000,000, which consisted of 2,300,000 shares of Class A ordinary shares and 5,700,000 shares of Class B ordinary shares. On July 4, 2025, we issued an aggregate of 9,500,000 Ordinary Shares (as defined below) at par value $0.0001 per share, consisting of 2,731,250 Class A Ordinary Shares (as defined below) and 6,768,750 Class B Ordinary Shares (as defined below), to the current shareholders of the Company, (the “Adjustment Issuance”) in proportion to their respective holding of the Ordinary Shares immediately prior to the Adjustment Issuance. The number of the Ordinary Shares issued under the Adjustment Issuance is determined to achieve the equivalent result that a forward split, being a share subdivision under Cayman laws, at a ratio of 2.1875-for-1 would effect on the issued and outstanding Ordinary Shares. As a result, immediately prior to the completion of this offering, we will have 17,500,000 Ordinary Shares issued and outstanding, consisting of 5,031,250 Class A Ordinary Shares and 12,468,750 Class B Ordinary Shares, and immediately after the closing of this offering, we will have 21,250,000 Ordinary Shares, consisting of 8,781,250 Class A Ordinary Shares and 12,468,750 Class B Ordinary Shares issued and outstanding, assuming the underwriters do not exercise the over-allotment option. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. In respect of matters requiring the votes of stockholders, each share of Class A ordinary shares is entitled to one vote, and each share of Class B ordinary shares is entitled to ten votes. Class B ordinary share is convertible into Class A ordinary share at any time after issuance at the option of the holder on a one-to-one basis. The shares of Class A ordinary shares are not convertible into shares of any other class. The numbers of authorized and outstanding ordinary shares were retroactively applied as if the transaction occurred at the beginning of the period presented (see Note 1).

Capital contribution

During the years ended March 31, 2024 and 2025, the shareholders of the Company’s subsidiary, KBAT Shandong, contributed $1,194,131 (approximately RMB 7.1 million) and $55,317 (approximately RMB 0.4 million), respectively, to increase the paid in capital of KBAT Shandong, to support its business operations.

Statutory reserves

The Company’s PRC subsidiaries are required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory reserve as determined pursuant to PRC statutory laws totaled approximately $433,487 and $255,544 as of March 31, 2025 and 2024, respectively.

Restricted assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its PRC subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by WFOE and the subsidiaries of the WFOE (collectively, “KBAT PRC entities”) only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of KBAT PRC entities.

The KBAT PRC entities are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the KBAT PRC entities may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at their discretions. The KBAT PRC entities may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, the KBAT PRC entities are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulations in the PRC may further restrict the KBAT PRC entities from transferring funds to the Company in the form of dividends, loans and advances. As of March 31, 2025 and 2024, amounts restricted are the paid-in-capital and statutory reserve of KBAT PRC entities, which amounted to approximately $1,759,043 and $1,525,783, respectively.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. For the years ended March 31, 2025 and 2024, the Company did not have any material legal claims or litigation that, individually or in aggregate, could have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

As disclosed in Note 8, in connection with the loan that a related party, Shandong Huchuan, borrowed from Shandong Zhucheng Rural Commercial Bank, KBAT Shandong signed guarantee agreement with the bank to provide an unconditional and irrevocable credit guarantee on this loan until the loan maturity date (see Note 8).

NOTE 13 — SEGMENT REPORTING

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The Company develops, manufactures and sells various food packaging machines to customers, and also sales machine parts and provides aftersales services to customers.

The Company’s products have similar economic characteristics with respect to raw materials, vendors, marketing and promotions, customers and methods of distribution. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company, rather than by product types or geographic area; hence the Company has only one reporting segment.

Revenue by product categories and service type

The summary of our total revenues by product categories for the years ended March 31, 2025 and 2024 was as follows:

	For the years ended March 31,
	2025	2024

Thermoforming vacuum packaging machines	$7,435,412	$4,347,879
Modified atmosphere packaging machines and skin packaging machine	2,463,496	1,422,660
Vacuum packaging machines	1,452,607	1,084,830
Subtotal of revenue from vacuum packaging machines	11,351,515	6,855,369
Revenue from sales of machine parts and replacement components	784,136	536,249
Total revenue	$12,135,651	$7,391,618

Revenue by geographic markets

	For the years ended March 31,
	2025	2024

China domestic sales	$11,905,808	$7,207,267
Sales to overseas markets	229,843	184,351
Total revenue	$12,135,651	$7,391,618

Revenue by customer type

	For the years ended March 31,
	2025	2024

Revenue from third-party customers	$12,135,651	$7,391,618
Revenue from related party customers	-	-
Total revenue	$12,135,651	$7,391,618

NOTE 14 — SUBSEQUENT EVENTS

On May 15, 2025, KBAT Shandong repaid RMB 15 million (equivalent to $2,067,055) loan to Shandong Zhucheng Rural Commercial Bank upon loan maturity. On May 15, 2025, KBAT Shandong entered into a new loan agreement with Shandong Zhucheng Rural Commercial Bank to borrow RMB 15 million (equivalent to $2,067,055) as working capital for three years, with loan maturity date on May 4, 2028. The effective interest rate on this loan was 4.15% per annum. Related parties, including Mr. Jinliang Wang, the Company’s controlling shareholder, his wife Ms. Hongling Zhang, and an affiliated entity controlled by Mr. Jinliang Wang, Shandong Huchuan Smart Equipment Co., Ltd., jointly signed a guarantee agreement with Shandong Zhucheng Rural Commercial Bank to provide credit guarantee to safeguard this loan. In addition, Shandong Huchuan Smart Equipment Co., Ltd. pledged land use right of 33,333 square meters (equivalent to 358,663 square feet) valued at RMB 12.69 million (approximately $1.76 million) and Shangdong KBAT further pledged a few patents valued at RMB 68.0848 million (approximately $9.43 million) as collaterals to safeguard this loan.

On July 4, 2025, we issued an aggregate of 9,500,000 Ordinary Shares at par value $0.0001 per share, consisting of 2,731,250 Class A Ordinary Shares and 6,768,750 Class B Ordinary Shares, to the current shareholders of the Company, (the “Adjustment Issuance”) in proportion to their respective holding of the Ordinary Shares immediately prior to the Adjustment Issuance. The number of the Ordinary Shares issued under the Adjustment Issuance is determined to achieve the equivalent result that a forward split, being a share subdivision under Cayman laws, at a ratio of 2.1875-for-1 would effect on the issued and outstanding Ordinary Shares. As a result, immediately prior to the completion of this offering, we will have 17,500,000 Ordinary Shares issued and outstanding, consisting of 5,031,250 Class A Ordinary Shares and 12,468,750 Class B Ordinary Shares, and immediately after the closing of this offering, we will have 21,250,000 Ordinary Shares, consisting of 8,781,250 Class A Ordinary Shares and 12,468,750 Class B Ordinary Shares issued and outstanding, assuming the underwriters do not exercise the over-allotment option. (see Note 11).

The Company has performed an evaluation of subsequent events through July 11, 2025, which was the date of the consolidated financial statements were issued, and determined that no other events that would have required adjustment or disclosure in the consolidated financial statements.

NOTE 15 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiary exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Equity in earnings of subsidiaries” on the condensed statements of income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

As of March 31, 2025 and 2024, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

KBAT GROUP INC.

PARENT COMPANY BALANCE SHEETS

	March 31, 2025	March 31, 2024
ASSETS
Non-current assets
Investment in subsidiaries	$5,952,925	$3,997,388

Total assets	$5,952,925	$3,997,388

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 17,500,000 shares issued and outstanding, including:*
Class A Ordinary shares, $0.0001 par value, 470,000,000 shares authorized, 5,031,250 shares issued and outstanding	503	503
Class B Ordinary shares, $0.0001 par value, 30,000,000 shares authorized, 12,468,750 shares issued and outstanding	1,247	1,247
Additional paid-in capital	1,323,806	1,268,489
Retained earnings	4,757,795	2,826,579
Accumulated other comprehensive loss	(130,426)	(99,430)
Total shareholders’ equity	5,952,925	3,997,388

Total liabilities and shareholders’ equity	$5,952,925	$3,997,388

*	The share amounts are presented on a retrospective basis and reflected the forward split, being a share subdivision under Cayman laws, at a ratio of 2.1875-for-1 share took effective on July 4, 2025, see Note 11

KBAT GROUP INC.

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended March 31,
	2025	2024
EQUITY IN EARNINGS OF SUBSIDIARIES	$1,931,216	$1,258,795

NET INCOME	1,931,216	1,258,795
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(30,996)	(77,711)
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE COMPANY	$1,900,220	$1,181,084

KBAT GROUP INC.

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,931,216	$1,258,795
Adjustments to reconcile net cash flows from operating activities:
Equity in earnings of subsidiary	(1,931,216)	(1,258,795)
Net cash used in operating activities	-	-

CHANGES IN CASH	-	-

CASH, beginning of year	-	-

CASH, end of year	$-	$-

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

KBAT’s second amended and restated memorandum and articles of association, which became effective on October 23, 2024, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

KBAT has also entered into indemnification agreements with each of KBAT’s directors and executive officers in connection with this offering. Under these agreements, KBAT has agreed to indemnify KBAT’s directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of KBAT.

The underwriting agreement in connection with this offering also provides for indemnification of KBAT and KBAT’s officers, directors or persons controlling KBAT for certain liabilities.

KBAT intends to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of KBAT arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, we have issued the following securities that were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities. We have not received any substantial considerations from such issuances which were made in connection with our corporate restructuring process in preparation for our initial public offering.

Purchaser	Date of Issuance	Number of Ordinary Shares
Hongwei International Holdings Ltd.	October 15, 2024	5,700,000 Class B Ordinary Shares
	July 4, 2025	6,768,750 Class B Ordinary Shares
Zhonglian Manufacturing International Limited	October 15, 2024	400,000 Class A Ordinary Shares
	July 4, 2025	475,000 Class A Ordinary Shares
Yunlong Industry Ltd.	October 15, 2024	360,000 Class A Ordinary Shares
	July 4, 2025	427,500 Class A Ordinary Shares
Xianghe Technology Ltd.	October 15, 2024	360,000 Class A Ordinary Shares
	July 4, 2025	427,500 Class A Ordinary Shares
Qiushi International Holding Ltd.	October 15, 2024	300,000 Class A Ordinary Shares
	July 4, 2025	356,250 Class A Ordinary Shares
Flying Ground Ltd.	October 15, 2024	280,000 Class A Ordinary Shares
	July 4, 2025	332,500 Class A Ordinary Shares
Fudi Technology Ltd.	October 15, 2024	280,000 Class A Ordinary Shares
	July 4, 2025	332,500 Class A Ordinary Shares
Glad International Trade Ltd.	October 15, 2024	120,000 Class A Ordinary Shares
	July 4, 2025	142,500 Class A Ordinary Shares
Strong Food International Trade Ltd.	October 15, 2024	80,000 Class A Ordinary Shares
	July 4, 2025	95,000 Class A Ordinary Shares
Zhongxing Industry Ltd.	October 15, 2024	80,000 Class A Ordinary Shares
	July 4, 2025	95,000 Class A Ordinary Shares
Fuman Technology International Ltd.	October 15, 2024	40,000 Class A Ordinary Shares
	July 4, 2025	47,500 Class A Ordinary Shares

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

EXHIBIT INDEX

Exhibit No.	Description
1.1+	Underwriting Agreement
3.1	Current Amended and Restated Memorandum and Articles of Association
3.2	Form of Second Amended and Restated Memorandum and Articles of Association to be effective upon listing
4.1+	Specimen Certificate for Class A Ordinary Shares
4.2+	Form of Representative’s Warrant
5.1	Opinion of Ogier regarding the validity of the Class A Ordinary Shares being registered
8.1	Opinion of Ogier as to Cayman Islands tax matters (included in Exhibit 5.1)
10.1	Form of Employment Agreement with the Registrant’s executive officers
10.2	Form of Director Offer Letter
10.3	Form of Indemnification Agreement with the Registrant’s directors and officers
10.3+	Lease agreement between Shandong Kangbeite Food Packaging Machinery Co., Ltd and Shandong Huchuan Smart Equipment Co., Ltd
14.1+	Code of Business Conduct and Ethics of the Registrant
21.1	List of Subsidiaries
23.1	Consent of Golden Eagle CPAs LLC, Independent Registered Public Accounting Firm
23.2	Consent of Ogier (included in Exhibit 5.1)
23.3	Consent of Allbright Law Offices (included in Exhibit 99.4)
24.1	Power of Attorney (included on signature page)
99.1	Consent of Na Liu to be named as a director nominee
99.2	Consent of Xingmin Li to be named as a director nominee
99.3	Consent of Foon Chan to be named as a director nominee
99.4	Opinion of Allbright Law Offices regarding certain PRC Legal Matters
99.5	Consent of Frost & Sullivan
107	Filing Fee Table

+	To be filed by amendment

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in PRC, on July 11, 2025.

KBAT Group Inc. 康贝特集团

By:	/s/ Jinliang Wang
Jinliang Wang
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Jinliang Wang as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his name or her name, place and stead, in any and all capacities, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant, any and all amendments or supplements (including any and all prospectus supplements, stickers and post-effective amendments) to this registration statement with all exhibits thereto, and sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jinliang Wang	Chief Executive Officer and Chairman	July 11, 2025
Jinliang Wang	(Principal Executive Officer)

/s/ Maojuan Zhang	Chief Financial Officer,	July 11, 2025
Maojuan Zhang	(Principal Financial and Accounting Officer)

/s/ Jinxun Sui	Chief Operating Officer and Director	July 11, 2025
Jinxun Sui

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto on July 11, 2025.

U.S. Authorized Representative

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director Puglisi & Associates